Exhibit 2.3

EXECUTION VERSION

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among
BIOHAVEN THERAPEUTICS LTD.,

KNOPP BIOSCIENCES LLC,

CHANNEL BIOSCIENCES, LLC
and
BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.,
solely for the purpose of Section 9.14
Dated as of FEBRUARY 24, 2022

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [**], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE TYPE THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

i

Exhibit A	Form of Support Agreement
Exhibit B	Form of Contribution Agreement

Schedule 1.1	Key Employees
Schedule 1.1(a)	Registered Patents
Schedule 1.1(b)	Registered Trademarks
Schedule 1.1(c)	Registered Copyrights
Schedule 2.4	Development Plan
Schedule 4.12(a)	Development Efforts—Equipment
Schedule 4.12(b)	Development Efforts—Employees
Schedule 5.7	Debt Documents
Schedule 5.11(c)	Continuing Employee Benefit Plans

Company Disclosure Letter

MEMBERSHIP INTEREST PURCHASE AGREEMENT
This MEMBERSHIP INTEREST PURCHASE AGREEMENT (including the exhibits and schedules hereto, each as amended or restated from time to time, this “Agreement”), dated as of February 24, 2022 (the “Execution Date”), is made by and among Biohaven Therapeutics Ltd., a BVI business company formed under the laws of the territory of the British Virgin Islands and a wholly-owned subsidiary of Parent (“Buyer”), Knopp Biosciences LLC, a Delaware limited liability company (“Seller”), Channel Biosciences, LLC, a Delaware limited liability company and newly-formed, wholly-owned subsidiary of Seller (the “Company”), and, solely for the purposes of Section 9.14, Biohaven Pharmaceutical Holding Company Ltd., a BVI business company formed under the laws of the territory of the British Virgin Islands (“Parent”). All of the signatories to this Agreement are collectively referred to as the “Parties.”
RECITALS
WHEREAS, as of the Execution Date, Seller owns all of the Program Assets and all of the issued and outstanding membership interests of the Company (together with any Interests issued by the Company after the Execution Date and prior to the Closing, the “Interests”);
WHEREAS, prior to the Closing, Seller will complete a Pre-Closing Contribution pursuant to which all of the Program Assets are contributed to the Company;
WHEREAS, following the completion of the Pre-Closing Contribution, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the Interests, in each case upon the terms and subject to the conditions set forth in this Agreement;
WHEREAS, in connection with the execution of this Agreement, each of the Persons listed on Schedule 1.1 (each, a “Key Employee”) has agreed to execute and deliver an employment agreement with an Affiliate of Buyer prior to Closing on terms consistent with the terms presented by Buyer to each Key Employee as of the date hereof (the “Employment Agreements”); and
WHEREAS, Buyer, Seller and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.
NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the Parties, intending to be legally bound, agree as follows:
Article I

DEFINITIONS
1.1Defined Terms. Unless otherwise specified in this Agreement and subject to Section 1.2, the following terms have the meanings specified in this Section 1.1.
“Accounting Firm” has the meaning set forth in Section 2.4(k)(i).

“Acquisition Proposal” has the meaning set forth in Section 5.10
“Action” means any civil, criminal or administrative action, suit, demand, claim, complaint, litigation, investigation, review, audit, formal proceeding, arbitration, hearing or other similar dispute.
“Additional Third Party License” has the meaning set forth in Section 2.4(d)(i).
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. As used in this definition, the term “controls” (including the terms “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of voting securities, by contract or otherwise. For the avoidance of doubt, (i) prior to the Closing, the Company is an “Affiliate” of Seller and shall not be an “Affiliate” of Buyer and (ii) following the Closing, the Company shall be an “Affiliate” of Buyer and shall not be an “Affiliate” of Seller.
“Agreement” has the meaning set forth in the Preamble.
“Annual Report” means an annual report on Form 10-K filed by Parent with the U.S. Securities and Exchange Commission.
“Arbitration Fees” has the meaning set forth in Section 2.4(f)(ii).
“Arbitration Rules” has the meaning set forth in Section 2.4(f)(ii).
“Bankruptcy and Equity Exception” has the meaning set forth in Section 3.3(a).
“Benefit Plan” means any benefit or compensation plan, program, policy, practice, agreement, contract, arrangement or other obligation, whether or not in writing and whether or not funded, in each case, that is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by the Seller and its Subsidiaries. Benefit Plans include, but are not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA (“ERISA Plans”), employment, non-compete and/or non-solicit, consulting, retirement, severance, termination or change in control agreements, deferred compensation, equity-based, incentive, bonus, supplemental retirement, profit sharing, insurance, medical, welfare, fringe or other benefits or remuneration of any kind.
“Business” means the operation, research and development of the Program Assets.
“Business Claims” has the meaning set forth in Section 5.19(a).
“Business Day” means any day other than (a) a Saturday or a Sunday or (b) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York City.

“Business Fundamental Representations” means the representations and warranties set forth in (A) Section 3.14(a), (b), (d), (f) and (g) (Development Matters) and (B) Section 3.21(c), (e), (f), (g) and (h) (Intellectual Property), in each case of the foregoing clauses (A) and (B) solely to the extent that such representations and warranties relate to [**].
“Business Insurance Policies” has the meaning set forth in Section 5.19(a).
“Buyer” has the meaning set forth in the Preamble.
“Buyer Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization, Good Standing and Qualification), Section 4.2 (Authority; Approval), Section 4.3 (Valid Issuance of Parent Shares) and Section 4.7 (Brokers and Finders).
“Buyer Indemnified Parties” has the meaning set forth in Section 8.2(a).
“Buyer Obligations” has the meaning set forth in Section 9.14(b).
“Cap Amount” has the meaning set forth in Section 8.2(b).
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act.
“Change” means any change, occurrence, development, circumstance, fact or effect.
“Chosen Courts” has the meaning set forth in Section 9.4(b).
“Claim Notice” has the meaning set forth in Section 8.4(a).
“Class C Preferred Units” has the meaning given to such term in the Seller Operating Agreement.
“Closing” has the meaning set forth in Section 2.2.
“Closing Cash Consideration” means an amount in cash equal to $35,000,000 minus any Seller Transaction Expenses set forth in the Funds Flow Memorandum minus any Discharged Indebtedness.
“Closing Consideration Shares” means the Parent Shares constituting the Closing Equity Consideration.
“Closing Date” has the meaning set forth in Section 2.2.
“Closing Equity Consideration” means 493,254 Parent Shares.
“Code” means the Internal Revenue Code of 1986.

“Combination Product” means a product that includes or incorporates any Kv7 Compound in combination with one or more Other Active Ingredients, where the Kv7 Compound and such Other Active Ingredients are either formulated or packaged together.
“Commercially Reasonable Efforts” means, with respect to the Kv7 Discovery Platform, the Kv7 Compounds and the Kv7 Products, such efforts and resources (including the manner and timing thereof) [**] for the research, development, regulatory approval and commercialization of similar products with similar market potential at similar development stages and product life, taking into account: (a) [**] (b) issues of safety and efficacy (including the occurrence or absence of significant adverse events, if applicable); (c) product profile (including the expected and actual labeling); (d) [**] (e) [**] (f) [**] (g) any guidance or developments from the FDA, EMA or other Governmental Entity affecting the data or other actions required in order to obtain or maintain regulatory approval from a Governmental Entity; (h) compliance with Healthcare Laws, including whether a product is to be subject to a recall or market withdrawal; (i) pending, actual or threatened Actions with third parties with respect to the product, including with respect to Intellectual Property Rights; (j) [**] (k) [**] (l) [**] (m) the continued availability of qualified employees engaged in such research, development, regulatory approval and commercialization activities; (n) [**] (o) pre-existing contractual and other legal obligations; and (p) all other relevant factors [**] in connection with such similar products. For purposes of determining whether Buyer is in compliance with its obligations under the preceding sentence of this definition, Buyer’s research and development, commercialization, marketing and sales efforts for the Kv7 Products shall be considered in the aggregate and shall be measured by the facts and circumstances in effect at the time such efforts are due. The obligation to use such efforts and resources, however, does not require that Buyer or its Affiliates act in a manner which would otherwise be contrary to prudent business judgment and, furthermore, the fact that the objective is not actually accomplished is not dispositive evidence that Buyer or any of its Affiliates did not in fact utilize its Commercially Reasonable Efforts in attempting to accomplish the objective. The Parties agree and acknowledge that business and marketing and return on investment considerations may change from time to time, which changes may be taken into account in the determination of Commercially Reasonable Efforts. The Parties acknowledge that Buyer does not always seek to market its own products in every country or seek to obtain regulatory approval in every country or for every potential indication.
“Company” has the meaning set forth in the Preamble.
“Company Approvals” has the meaning set forth in Section 3.4(a).
“Company Compounds” has the meaning set forth in Section 3.14(a).
“Company Disclosure Letter” has the meaning set forth in Article III.
“Company IP” means all Intellectual Property Rights included in the Program Assets that are owned by, purported to be owned by, exclusively licensed to or purported to be exclusively licensed to Seller or any of its Subsidiaries.
“Company Owned IP” means all Intellectual Property Rights included in the Program Assets that are owned or purported to be owned by Seller or any of its Subsidiaries.

[**]
“Confidential Information” means any information relating to the financial or other affairs of the Business; provided, however, that “Confidential Information” will not include any information that (i) is or becomes (other than as a result of disclosure by such Seller in violation of this Agreement) generally available to, or known by, the public or (ii) is received by Seller from a third party not known by Seller after reasonable inquiry to be bound by a duty of confidentiality to Buyer, the Company or any of their respective Affiliates with respect to such information.
“Confidentiality Agreement” means the Confidentiality Agreement, dated as of January 18, 2022, by and between Seller and Biohaven Pharmaceuticals, Inc.
“Contingent Payment” has the meaning set forth in Section 2.4(c).
“Continuing Employee” has the meaning set forth in Section 5.11(a).
“Contract” means any agreement, undertaking, lease, license, contract, note, mortgage, indenture, arrangement or other obligation, whether oral or written.
“Contribution Agreement” has the meaning set forth in Section 5.6.
“Copyrights” has the meaning set forth in the definition of “Intellectual Property Rights.”
“COVID-19” means COVID-19 or the SARS-CoV-2 virus (or any mutation or variation thereof).
“COVID-19 Relief Law” means any COVID-19 Tax Legislation or any other Law released, issued or promulgated by a Governmental Entity that grants to any Person the ability to borrow or otherwise secure financing (including any PPP Loans) or to obtain grants or other financial benefits, in each case as a result of, or in connection with, the effects of COVID-19, including the Families First Coronavirus Response Act and the Consolidated Appropriations Act, 2021.
“COVID-19 Tax Legislation” means (a) The Families First Coronavirus Response Act (Pub. L. 116-127), (b) the CARES Act, (c) The Paycheck Protection Program (PPP) Flexibility Act of 2020 (H.R. 7010) and (d) any other provision of Law in effect at the time of Closing which was enacted in connection with or in response to COVID-19 and provides for Tax relief or deferral, and includes any Treasury Regulations.
“Data / Market Exclusivity” means, with respect to any Kv7 Product that is commercialized in any country, the period of time granted by the applicable Laws, if any, in that country during which (a) the Buyer or any of its Affiliates or any licensees thereof has the exclusive legal right, pursuant to a grant by a Regulatory Authority, including orphan drug exclusivity, pediatric exclusivity or rights similar thereto in such country, or is otherwise entitled to the exclusive legal right by operation of applicable Law in such country, to market such Kv7 Product in such country, and such right precludes the Regulatory Approval of any third-party product that is deemed to be the same or similar drug, or (b) the data and information submitted by the Buyer or any of its Affiliates or any licensees thereof to the Regulatory Authority in such country for purposes of obtaining Regulatory Approval of such Kv7 Product may not be disclosed, referenced or relied upon in any way by any third party or such Regulatory Authority to support the Regulatory Approval or marketing of any third-party product.
“De Minimis Claim Threshold” has the meaning set forth in Section 8.2(b).
“Debt Pay-Off Letter” has the meaning set forth in Section 5.7.
“Deductible” has the meaning set forth in Section 8.2(b).
“Development Plan” means the development plan for the Program Assets set forth on Schedule 2.4.
“Discharged Indebtedness” means any Indebtedness that will be repaid at Closing from the portion of the Transaction Consideration payable at Closing, as set forth in the Funds Flow Memorandum.
“Earn-Out Arbitration” has the meaning set forth in Section 2.4(f)(i).
“Earn-Out Confidential Information” has the meaning set forth in Section 2.4(m).
“Earn-Out Dispute Notice” has the meaning set forth in Section 2.4(e)(i).
“Earn-Out Resolution Period” has the meaning set forth in Section 2.4(f)(i).
“Earn-Out Resolved Matters” has the meaning set forth in Section 2.4(f)(i).
“Earn-Out Review Period” has the meaning set forth in Section 2.4(e)(ii)(B).
“Earn-Out Shares” means the Parent Shares issued as payment for the Regulatory Milestone Payments and the Sales Milestone Payments.
“Effective Time” has the meaning set forth in Section 2.2.
“EMA” means the European Medicines Agency.
“Employee” means any current or former employee (whether full- or part-time), director, officer or independent contractor (who is a natural person) of Seller or any of its Subsidiaries.
“Employment Agreements” has the meaning set forth in the Recitals.
“Employment Offer Letters” has the meaning set forth in Section 5.11(a).
“Environmental Law” means any Law relating to: (a) the protection of the environment, health and safety as it relates to any Hazardous Substance or natural resources,

(b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (c) noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to Persons or property relating to any Hazardous Substance.
“Equity Interests” means, with respect to any Person, any partnership interest, membership interest, share of capital stock or other equity or ownership interest issued by such Person, and any warrant, option or other right to acquire any partnership interest, membership interest, share of capital stock or other equity or ownership interest of such Person, and any bond, note or other security exchangeable for or convertible into or exercisable for any partnership interest, membership interest, share of capital stock or other equity or ownership interest of such Person.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Subsidiaries as a “single employer” within the meaning of Section 414 of the Code.
“ERISA Plans” has the meaning set forth in the definition of “Benefit Plan.”
“Exchange Act” means the Securities Exchange Act of 1934.
“Excluded Assets” means all assets of Seller and its Subsidiaries other than the Program Assets and the Interests.
“Excluded Liabilities” means all Liabilities of Seller and its Subsidiaries, including all Liabilities of Seller and its Subsidiaries as of immediately prior to the Pre-Closing Contribution, whether or not related to the Program Assets.
“Excluded Payment” has the meaning set forth in Section 5.17.
“Execution Date” has the meaning set forth in the Preamble.
“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977.
“FDA” means the United States Food and Drug Administration.
“Final Award” has the meaning set forth in Section 2.4(f)(ii).
“Final Determination” means, with respect to a dispute, an occurrence where (a) the parties to the dispute have reached an agreement in writing, (b) a court of competent jurisdiction shall have entered a final and non-appealable Order or judgment with respect to a claim, or (c) an arbitration or like panel shall have rendered a final non-appealable determination with respect to disputes the parties have agreed to submit thereto.
“First Commercial Sale” means, with respect to any Kv7 Product in a country, the first sale for use or consumption by the general public of such Kv7 Product by or on behalf of Buyer or any of its Affiliates to a third party for an Indication in such country after Regulatory

Approval of such Kv7 Product has been granted, or such marketing and sale is otherwise permitted, by the appropriate Regulatory Authority for such Indication in such country.
“Fraud” means an act committed or statement made by or on behalf of a Party in connection with this Agreement that (i) involves a false representation of fact; (ii) is committed or made (A) with actual knowledge or belief that such representation is false or (B) recklessly without sufficient knowledge as to the truth of such representation; (iii) is committed or made with an intention to induce (or expectation that it will induce) the party to whom such representation is made to act or refrain from acting in reasonable or justified reliance upon it; and (iv) causes such other party, in reasonable reliance upon such false representation, to take or refrain from taking action.
“Fundamental Representations” means the Buyer Fundamental Representations and the Seller Fundamental Representations.
“Funds Flow Memorandum” means the funds flow memorandum delivered by Seller to Buyer at least four Business Days prior to the Closing Date setting forth any Seller Transaction Expenses and any Discharged Indebtedness to be paid by Buyer at the Closing and the wire instructions for all payments to be delivered pursuant to Section 2.3(b) and Section 2.4.
“GAAP” means United States generally accepted accounting principles, consistently applied in accordance with past practice.
“Generic Product” means, with respect to a particular Kv7 Product in a particular country, any product that (a) is sold by a third party that is not an Affiliate of Buyer, or a licensee, sublicensee or other authorized third party of Buyer to whom Buyer has granted Intellectual Property Rights in or to such Kv7 Product, in each case, under a marketing authorization granted by a Regulatory Authority to such third party, (b) contains the same Kv7 Compound as such Kv7 Product and (c) is approved in reliance on and without a right of reference to a prior Regulatory Approval of a Kv7 Product granted to Buyer or its Affiliate by the applicable Regulatory Authority.
“Good Laboratory Practices” means the FDA’s standards for conducting non-clinical laboratory studies, including those standards contained in 21 C.F.R. Part 58.
“Governmental Entity” means any domestic or non-U.S. legislative, administrative or regulatory authority, agency, commission, body, court or other governmental or quasi-governmental entity of competent jurisdiction, including any supranational body.
“Hazardous Substance” means (a) any substance that is listed, classified or regulated pursuant to any Environmental Law, (b) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, mold, radioactive material, PFAS compounds or radon and (c) any other substance that may be the subject of regulatory action by any Governmental Entity in connection with any Environmental Law.
“Healthcare Laws” means all healthcare-related Laws applicable to the Business or any Company Compound, including, as applicable: (a) the Federal Food, Drug and Cosmetic

Act and all related guidelines, including those requirements relating to the FDA’s current Good Laboratory Practices, investigational use, pre-market approval and applications to market new pharmaceutical or biological products; (b) the Clinical Laboratory Improvement Amendments of 1988; (c) the Health Insurance Portability and Accountability Act of 1996, the Health Information and Technology for Economic and Clinical Health Act, and the regulations promulgated pursuant thereto; (d) the U.S. Patient Protection and Affordable Care Act, (e) the Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h); (f) federal and state anti-kickback Laws (including the federal Anti-Kickback Statute (42 U.S.C. § 1320-7(b))); (g) federal and state referral Laws (including the Stark Law (42 U.S.C. § 1395nn)); (h) false claims Laws (including the Federal False Claims Act (31 U.S.C. §§ 3729, et seq.)); (i) Laws governing the development, conduct, monitoring, patient informed consent, auditing, analysis and reporting of clinical trials; (j) Laws governing data gathering activities relating to the detection, assessment, and understanding of adverse events (including pharmacovigilance and adverse event regulations and guidance of FDA and the International Council for Harmonisation of Technical Requirements for Pharmaceuticals for Human Use); (k) Laws governing government and private healthcare programs, including the federal Medicare and Medicaid statutes; (l) Laws, the violation of which is cause for exclusion from any federal health care program; and (m) all comparable state, federal or foreign Laws relating to any of the foregoing.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“ICC” has the meaning set forth in Section 2.4(f)(ii).
“Indebtedness” means borrowings and indebtedness (a) of the Company or (b) pursuant to which a Lien or other security interest encumbers the Program Assets.
“Indemnified Party” has the meaning set forth in Section 8.4(a).
“Indemnified Taxes” means, determined in the case of any Straddle Period in accordance with Section 5.14(f), any and all Taxes (a) imposed on or with respect to the Company, or any assets of the Company for which the Company may otherwise be liable, for any Pre-Closing Tax Period or as a result of the failure of any representation or warranty of the Company in Section 3.20 to be true and correct on the Execution Date and as of the Closing Date as if made on and as of the Closing Date (disregarding any disclosures made in the Company Disclosure Letter for this purpose), (b) that are Taxes of Seller or its Affiliates (other than the Company) for which the Company becomes liable, whether such Taxes arise in a Pre-Closing Tax Period or Post-Closing Tax Period, or (c) of any Person (other than the Company) for which the Company becomes liable (i) as a result of the Company being included in a consolidated, affiliated, combined, unitary or similar group with such Person for Tax purposes prior to the Closing, (ii) as transferee or successor to such Person under Law as a result of an event or a transaction occurring prior to the Closing or (iii) by Contract entered into prior to the Closing.
“Indemnifying Party” has the meaning set forth in Section 8.4(a).
“Indication” means an individual, separate and distinct disease or medical condition for which clinical results for such disease or condition and a new drug application, or supplement (or other addition) to an existing new drug application, would be required for Regulatory Approval in the United States. For the avoidance of doubt, the treatment of

(a) subtypes of the same disease or (b) a disease or disease subtype compared to prevention of the same disease or disease subtype shall not be considered different Indications.

“Insurance Policies” has the meaning set forth in Section 3.22.
“Intellectual Property Rights” means all rights anywhere in the world in or to: (a) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of the same (collectively, “Trademarks”); (b) patents, patent applications, registrations and invention disclosures, including divisionals, revisions, supplementary protection certificates, continuations, continuations-in-part, renewals, extensions, substitutes, re-issues and re-examinations (collectively, “Patents”); (c) tangible and intangible information, techniques, technology, inventions (whether patentable or not), methods, know-how, trade secrets, data and results (including all biological, chemical, pharmacological, toxicological, clinical, analytical and quality control data and methods, reference standards, and manufacturing assays) (collectively, “Know-How”); (d) published and unpublished works of authorship, whether copyrightable or not (including Software, website and mobile content, data, databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof (collectively, “Copyrights”); (e) Internet domain names, social media accounts and URLs; and (f) all other intellectual property, industrial or proprietary rights.
“Interests” has the meaning set forth in the Recitals.
“IRS” means the Internal Revenue Service.
“IT Assets” means technology devices, computers, Software, servers, networks, workstations, routers, hubs, circuits, switches, data communications lines, and all other information technology equipment, and all associated documentation.
“Key Employee” has the meaning set forth in the Recitals.
“Know-How” has the meaning set forth in the definition of “Intellectual Property Rights.”
“Knowledge” means (a) with respect to an individual, that the individual is actually aware of such fact or other matter, and (b) with respect to Seller or the Company, that any of Michael E. Bozik, Mark Kreston, Gregory T. Hebrank, Steven Dworetzky, Frank J. Lucchino, James Mather or Lynn Resnick is actually aware of such fact or other matter.
“Kv7 Commercialization” has the meaning set forth in Section 2.4(i)(iii).
“Kv7 Compound” means [**].
“Kv7 Discovery Platform” means the drug-discovery platform of Seller and its Subsidiaries targeting modulators of the Kv7 protein.

“Kv7 Discovery Platform Patent” means any Patent filed by or on behalf of Buyer or any of its Affiliates that covers any compound that modulates the Kv7 drug target that is identified or synthesized by (or on behalf of) Buyer or any of its Affiliates using Transferred Know-How (where such Transferred Know-How is documented as of the Closing Date and owned or licensed by Buyer or any of its Affiliates as of the Closing) or the Kv7 Discovery Platform (whether as part of Buyer or any of its Affiliates or any successor of Buyer or any of its Affiliates), in each case, pursuant to the Development Plan within seven years after the Closing Date.
“Kv7 Product” means any product, whether alone or together with other active ingredients, in any dosage strength, form or formulation and for any mode of administration that contains a Kv7 Compound, including an Other Kv7 Product.
“Law” means any law, statute, ordinance, common law, rule, regulation, Order or other legal requirement enacted, issued, promulgated, enforced or entered by a Governmental Entity of competent jurisdiction.
“Lease” has the meaning set forth in Section 3.18(b).
“Leased Real Property” has the meaning set forth in Section 3.18(b).
“Liability” means any liability, obligations or commitment of any kind, whether accrued, absolute, fixed or contingent, matured or unmatured, known or unknown, determined or determinable or otherwise and whether or not required to be recorded or reflected on a balance sheet prepared in accordance with GAAP.
“Licenses” means all licenses, permits, certifications, approvals, clearances, registrations, consents, accreditations, authorizations, franchises, variances and exemptions required, issued or granted by a Governmental Entity.
“Lien” means any lien, charge, pledge, mortgage, easement, hypothecation, usufruct, deed of trust, security interest, claim or other encumbrance, other than, in each case, restrictions on transfer arising solely under applicable federal and state securities Laws.
“Losses” means any damages, losses, payments, Liabilities, Taxes, deficiencies, assessments, interest, penalties, fees, costs (including costs of investigation, defense and enforcement of this Agreement), amounts paid in settlement (including royalties paid or payable to third parties in connection with any settlement or other resolution of any claim) and expenses (including reasonable attorneys’ and experts’ fees and expenses, whether or not involving a Third-Party Claim).
“Market Price” means, as of any date, the volume-weighted average sales price per Parent Share taken to four decimal places on the NYSE over the 20-consecutive-trading-day period preceding such date, as calculated by Bloomberg Financial LP under the function “VWAP” (or, if not available, in another authoritative source reasonably selected by Buyer).
“Material Adverse Effect” means any Change that, individually or taken together with any other Changes is, or would reasonably be expected to be, materially adverse to the condition (financial or otherwise), assets, Liabilities (contingent or otherwise), business operations or results of operations of the Company or the Business and in each case, whether known or unknown and whether on a short- or long-term basis; provided, however, that none of the following, either alone or in combination, shall be deemed to constitute or be taken into account in determining whether a Material Adverse Effect is occurring, has occurred or would reasonably be expected to occur:
(a)Changes in or with respect to the economy, credit, capital, securities or financial markets or political, regulatory or business conditions in the United States;
(b)Changes that are the result of factors generally affecting the biopharmaceutical industry;
(c)changes in applicable accounting standards, including GAAP, or in any Law of general applicability, in each case, after the Execution Date;
(d)any Change resulting from acts of war (whether or not declared), sabotage, terrorism, military actions or the escalation of any of the foregoing, whether perpetrated or encouraged by a state or non-state actor or actors (other than cyberattacks), any weather or natural disaster, whether or not caused by any Person (other than the Company, its Subsidiaries or any of their respective Affiliates or Representatives); or
(e)any actions taken or not taken by Seller or any of its Subsidiaries at Buyer’s written request after the Execution Date;
provided, further, that, with respect to clauses (a), (b), (c) and (d) of this definition, such Changes shall be taken into account in determining whether a “Material Adverse Effect” is occurring, has occurred or would reasonably be expected to occur to the extent it disproportionately and adversely affects the Company or the Business relative to other companies of similar size operating in the geographic markets or industries in which the Business operates.
“Material Contract” has the meaning set forth in Section 3.15(a).
“Member Consent” means the execution and delivery of Support Agreements approving this Agreement and the Transactions by members of Seller holding both (a) more than 50% of all of the issued and outstanding Units and (b) a majority of the Class C Preferred Units.
“Member Consent Delivery Period” has the meaning set forth in Section 5.2.
“Milestone Dispute” has the meaning set forth in Section 2.4(e)(i).
“Net Sales” means, with respect to any Kv7 Product, the gross amount billed by Buyer and its Affiliates and its and their respective licensees (each of the foregoing Persons, a “Selling Party”) from the sale of such Kv7 Products to a third party anywhere in the world, less the sum of the following items (to the extent not reimbursed by any third party and to the extent actually incurred, allowed, accrued, paid or taken with respect to such sale):

(i)    sales returns, credits or allowances actually paid, granted or accrued, including trade, quantity and cash discounts, other adjustments, including those granted on account of price adjustments, returns, rebates, chargebacks (including for spoiled, damaged, outdated, rejected or returned Kv7 Product) or similar payments granted or given to wholesalers, purchasers (direct or indirect) or payors;
(ii)    adjustments arising from consumer discount programs or other similar programs;
(iii)    customs or excise duties, value-added Taxes, sales Taxes, consumption Taxes, or other Taxes (except Taxes on net income) or duties relating to sales, or any payment in respect of sales provided such duties or Taxes are recorded in gross sales;
(iv)    any actual bad debt expense recorded in accordance with GAAP from customers related to sales of such Kv7 Product; provided, that if such bad debt expense recorded shall thereafter be paid or otherwise satisfied, the amount thereof shall be added to Net Sales for the calendar quarter in which so paid or satisfied. Net Sales shall be determined from each Selling Party’s books and records maintained in accordance with GAAP consistently applied;
(v)    inventory management fees paid to distributors and allocated to such Kv7 Product;
(vi)    actual freight, shipping, handling and insurance costs which deduction under this subclause (vi) will in no event exceed one percent of the amount arrived at after the application of items (i) – (v) above and (vii) below; and
(vii)    discounts (including cash discounts and quantity discounts), cash and non-cash coupons, retroactive price reductions, charge-back payments and rebates granted to managed care organizations or to federal, state and local governments, their agencies, and purchasers and reimbursors or to customers, or in connection with patient assistance programs, named patient programs, or other compassionate use or charitable purposes; the portion of administrative fees paid during the relevant time period to group purchasing organizations or pharmaceutical benefit and patient assistance program managers relating to such Kv7 Product.
Such amounts shall be determined consistent with each Selling Party’s customary practices and in accordance with GAAP.
It is understood that any accruals for individual items reflected in Net Sales are periodically (at least quarterly) trued up and adjusted by each Selling Party consistent with its customary practices and in accordance with GAAP. [**].
“Net Sales Payment” has the meaning set forth in Section 2.4(c).
“Net Sales Purchaser” has the meaning set forth in Section 2.4(g)(ii).
“Net Sales Statement” has the meaning set forth in Section 2.4(e)(ii)(A).
“Net Sales Term” has the meaning set forth in Section 2.4(c).

“No-Hedging Condition” has the meaning set forth in Section 2.5(a).
“Non-Fundamental Buyer Representations” means any representation made by Buyer in Article IV that is not a Buyer Fundamental Representation.
“Non-Fundamental Seller Representations” means any representation made by such Seller or the Company in Article III that is not a Seller Fundamental Representation.
“Nonparty” has the meaning set forth in Section 8.14(b).
“NYSE” means the New York Stock Exchange, Inc.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Offer Notice” has the meaning set forth in Section 2.4(g)(iii).
“Open Claim Amount” means the amount that would be necessary in Buyer’s reasonable good-faith judgment to satisfy any Pending Claim if such Pending Claim were resolved in full favor of the Buyer Indemnified Party.
“Open Source License” has the meaning set forth in Section 3.21(l).
“Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling or writ, whether temporary, preliminary or permanent, of any arbitrator, mediator or Governmental Entity.
“Organizational Documents” has the meaning set forth in Section 3.1.
[**]
“Other Anti-Bribery Laws” means, other than the FCPA, all applicable antibribery, anti-corruption, anti-money-laundering and similar Laws in jurisdictions in which the Company or any of its Subsidiaries do business, have done business, in which any Person associated with or acting on behalf of Seller or any of its Subsidiaries is conducting or has conducted business involving Seller or any of its Subsidiaries or Seller or any of its Subsidiaries are otherwise subject.
“Other Kv7 Product” means any Kv7 Product other than a product containing [**].
“Outside Date” means April 6, 2022.
“Parent” has the meaning set forth in the Preamble.
“Parent Shares” means the common shares, no par value per share, of Parent.
“Parent Successor Entity” has the meaning set forth in Section 9.14(d).

“Parties” has the meaning set forth in the Preamble.
“Patents” has the meaning set forth in the definition of “Intellectual Property Rights”.
“Pay-Off Debt” has the meaning set forth in Section 5.7.
“Pending Claim” means any claim for indemnification under Section 8.2 that has been made by any Buyer Indemnified Party in accordance with Article VIII and remains pending but unresolved at the time of determination.
“Permitted Liens” means the following Liens: (a) the non-terminable rights granted to the federal government of the United States in connection with the federal funding of the Program Assets through those certain grants as set forth in Section 1.1 of the Company Disclosure Letter; (b) with respect to leasehold interests, mortgages and other Liens incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the Leased Real Property; (c) zoning, building, subdivision or other similar requirements or restrictions, none of which interfere with the present use of the property, (d) any Liens that will be terminated at or prior to the Closing in accordance with this Agreement; and (e) unpaid taxes not yet due.
“Person” means any natural person and any corporation, company, partnership (general or limited), unincorporated association (whether or not having separate legal personality), trust or other entity.
“Personal Information” means any information that (a) alone or in combination with other information held by Seller or any of its Subsidiaries, identifies or could reasonably be used to identify an individual person, an individual’s health information or a household, browser or device, or (b) is otherwise protected under applicable Laws relating to privacy, data security or personal information or subject to the Seller’s or any of its Subsidiaries’ privacy policies.
“Post-Closing Tax Period” means any Tax period that is not a Pre-Closing Tax Period.
“PPP Loan” means (a) any covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act, or (b) any loan that is an extension or expansion of, or is similar to, any covered loan described in the foregoing clause (a) pursuant to any COVID-19 Relief Law.
“Pre-Closing Contribution” has the meaning set forth in Section 5.6.
“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date, and, in the case of a Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.
“Privacy and Security Policies” has the meaning set forth in Section 3.21(o).

“Program Assets” means all assets of Seller and its Affiliates required for, related to, or used or useful in connection with the Kv7 Discovery Platform, including (a) all of Seller’s lab facilities in Pittsburgh, Pennsylvania, and all laboratory equipment and supplies, Kv7 Compounds in inventory, raw materials and reagents that are used or useful in connection with the Kv7 Discovery Platform; (b) the Registered Patents set forth on Schedule 1.1(a); (c) the Registered Trademarks set forth on Schedule 1.1(b), (d) the Registered Copyrights set forth on Schedule 1.1(c); and (e) all other Intellectual Property Rights owned by or licensed to Seller and its Affiliates that are used in connection with the Kv7 Discovery Platform, but excluding, for the avoidance of doubt, any rights or assets exclusively relating to dexpramipexole or pramipexole or any cash, cash equivalents or accounts receivable.
“Program IT Assets” has the meaning set forth in Section 3.21(m).
“Public Financial Statements” means the Form 10-K and the Form 10-Qs filed by Parent with the U.S. Securities and Exchange Commission.
“Qualified Purchaser” means, with respect to a transaction, any Person that is engaged in the pharmaceutical or biotechnology business which Person, together with its Affiliates, has any of (a) aggregate annual revenue for the fiscal year immediately preceding the effective date of such transaction which is not less than [**] or (b) total assets as of the end of the fiscal year immediately preceding the effective date of such transaction of not less than [**], in each case, on a pro forma basis after giving effect to such Sale Transaction.
“Qualified Transaction” has the meaning set forth in Section 2.4(l).
“Records” has the meaning set forth in Section 5.8(b).
“Reference Price” means the Market Price of the Parent Shares as of the date hereof.
“Registered Intellectual Property” means any Intellectual Property Rights that are issued by, registered with, renewed by or the subject of a pending application before any Governmental Entity or Internet domain name registrar.
“Registrable Shares” means the Closing Consideration Shares and the Earn-Out Shares held by Seller that have been held for at least 60 days following the date of issuance, including, without limitation, any Parent Shares paid, issued or distributed in respect of any such Parent Shares by way of stock dividend, stock split or distribution, or in connection with a combination of recapitalization, reorganization, merger or consolidation, or otherwise, but excluding Parent Shares acquired before or after the Closing Date other than Earn-Out Shares; provided, however, that such Parent Shares will not be “Registrable Shares” (a) after such Parent Shares have been sold pursuant to an effective registration statement or in compliance with Rule 144 or other exemptions from registration or (b) when the remainder of such Parent Shares held by Seller could, in the opinion of counsel satisfactory to Buyer, be sold by Seller in a single transaction without the volume and manner of sale limitations under Rule 144 unless Seller has taken action, without the consent or agreement of Buyer, subsequent to the date hereof to cause such Parent Shares not to be eligible for such sale under Rule 144.

“Registration Statement” has the meaning set forth in Section 5.23.
“Regulatory Approval” means any and all licenses, registrations, authorizations and approvals (including approvals of a new drug application in the United States and including pricing and third party reimbursement approvals in the European Union, but only to the extent such pricing and third party reimbursement approvals are required to market or sell or obtain reimbursement for a Kv7 Product) of any Governmental Entity, sufficient to allow the commercialization of a pharmaceutical or medicinal product in a regulatory jurisdiction.
“Regulatory Authority” means the FDA, the EMA, or any other national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other Governmental Entity involved in the granting of any approval required by applicable Laws to promote, market and sell pharmaceutical products.
“Regulatory Milestone” has the meaning set forth in Section 2.4(a).
“Regulatory Milestone Payment” has the meaning set forth in Section 2.4(a).
“Related Party” means Buyer’s Affiliates and third parties to which it grants any right, assignment or license to commercialize, develop or manufacture Kv7 Products.
“Related Patents” means, with respect to a specified Patent, all Patents in any country of the world claiming priority to, sharing priority with, or from which priority is claimed by, such specified Patent, together with any and all foreign counterparts thereof.
“Releasee” has the meaning set forth in Section 5.12.
“Representative” of a Person means any Affiliate, officer, director, employee, stockholder, member or equityholder of such Person or any investment banker, attorney, accountant or other advisor, agent or representative of such Person.
“Requesting Party” has the meaning set forth in Section 5.22.
“Responding Party” has the meaning set forth in Section 5.22.
“ROFR Election Period” has the meaning set forth in Section 2.4(g)(iii).
“Rule 144” means Rule 144 of the Securities Act, as presently in effect.
“Sale Transaction” means a sale or transfer, exclusive license or other transaction, or series of transactions, resulting in any Person or Persons (other than Buyer and its Affiliates) owning or controlling the right to manufacture, market and sell any Kv7 Products; provided, that neither (i) any sale, merger or change-of-control of Parent or Buyer nor (ii) any transaction solely among Buyer and its Affiliates shall constitute a Sale Transaction (for the avoidance of doubt, including a spin-off).
“Sales Milestone” has the meaning set forth in Section 2.4(b).

“Sales Milestone Payment” has the meaning set forth in Section 2.4(b).
“Securities Act” means the Securities Act of 1933.
“Seller” has the meaning set forth in the Preamble.
“Seller Financial Statements” has the meaning set forth in Section 3.5(a).
“Seller Fundamental Representations” means (A) the representations and warranties set forth in Section 3.1 (Organization, Good Standing and Qualification); Section 3.2 (Capital Structure); Section 3.3 (Authority; Approval); Section 3.16(a) (Assets); Section 3.17 (Affiliate Arrangements); Section 3.20(b) (Disregarded Entity); Section 3.21(a) and (b) (Intellectual Property); Section 3.25 (Solvency); and Section 3.32 (Brokers and Finders) and (B) the Business Fundamental Representations.
“Seller Indemnified Parties” has the meaning set forth in Section 8.3(a).
“Seller Interim Financial Statements” has the meaning set forth in Section 3.5(a).
“Seller Operating Agreement” means the Third Amended and Restated Operating Agreement of Seller, as amended prior to the date hereof.
“Seller Releasing Party” has the meaning set forth in Section 5.12.
“Seller Representations” means the Seller Fundamental Representations and the Non-Fundamental Seller Representations.
“Seller Transaction Expenses” means (a) all unpaid fees and expenses incurred by or charged to or payable by Seller or any of its Affiliates for services provided through the Closing in connection with this Agreement and the Transactions and any alternative transaction, including legal fees and related expenses, investment banking fees and related expenses, if any, and accounting fees and related expenses, (b) all Taxes, fees and expenses arising from or incurred in connection with the Pre-Closing Contribution; (c) all bonuses, change-of-control, success, retention or similar payments which vest or become payable (in each case, pursuant to any agreement entered into prior to the Closing) to any current or former employees, directors, officers or other service providers of Seller or its Affiliates as a result of or in connection with the Transactions and the employer share of any payroll or other Taxes with respect thereto and (d) the employer share of any payroll or other Taxes due in respect of any Seller equity compensation awards. For the avoidance of doubt, Buyer shall be solely responsible for the following fees, costs, charges, expenses and obligations, none of which will be deemed to be Seller Transaction Expenses hereunder:  (i) all payments, costs and expenses incurred by Buyer or its Affiliates related to the hiring by Buyer or its Affiliates of each of the Key Employees and Continuing Employees; and (ii) any fees of any broker, finder, or agent engaged by Buyer or any of its Affiliates for services provided in connection with this Agreement and the Transactions.
“Selling Party” has the meaning set forth in the definition of “Net Sales.”
“Set-Off Amount Escrow Agent” has the meaning set forth in Section 2.4(h)(ii).

“Shared Contract” means any Contract, contract right, bid, tender, purchase order or other agreement, whether written or oral, relating to (a) the Business and (b) one or more other businesses of Seller or one or more of its Affiliates.
“Significant Supplier” has the meaning set forth in Section 3.24(a).
“Software” means any computer program, application, middleware, firmware, microcode and other software, including operating systems, software implementations of algorithms, models and methodologies, in each case, whether in source code, object code or other form or format, including libraries, subroutines and other components thereof, and all documentation relating thereto.
“Straddle Period” means a Tax period beginning on or before the Closing Date and ending after the Closing Date.
“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.
“Superior Proposal” means an unsolicited, bona fide written Acquisition Proposal, which Acquisition Proposal was first made on or after the date of this Agreement (and has not been withdrawn) and did not arise from or in connection with any breach of Section 5.10(a), that would result in a Person or group becoming the beneficial owner of, directly or indirectly, more than 50% of the Program Assets (whether by purchase of equity (including the equity of Seller or the Interests), purchase of assets, merger, or otherwise) that the Board of Managers of Seller has determined in good faith, after consultation with outside legal counsel, taking into account all legal, financial, financing and regulatory aspects of the proposal, the identity of the Person(s) making the proposal, the likelihood of the proposal being consummated in accordance with its terms and any revisions to the terms of the Transactions proposed by Buyer after notification of such Acquisition Proposal, that, if consummated, would result in a transaction (A) more favorable to the equityholders of Seller from a financial point of view than the transactions contemplated by this Agreement, (B) that is reasonably likely to be completed, taking into account any regulatory, financing or approval requirements and (C) for which financing, if a cash transaction (in whole or in part), is, or in the good faith determination of the Board of Managers of Seller is reasonably capable of being, fully committed.
“Support Agreement” means the Written Consent and Support Agreement in the form attached hereto as Exhibit A.
“Tax” means taxes including all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value-added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

“Tax Claim” has the meaning set forth in Section 5.14(e).
“Tax Return” means any returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Taxing Authority relating to Taxes.
“Taxing Authority” means any Governmental Entity having or purporting to exercise jurisdiction with respect to any Tax.
“Third-Party Claim” has the meaning set forth in Section 8.4(b).
“Trade Control and Sanctions Regulations” means all applicable sanctions, export control, anti-boycott, customs and similar Laws in the United States and other jurisdictions (to the extent consistent with U.S. Law) in which Seller or any of its Subsidiaries do business, have done business or are otherwise subject to, including without limitation the U.S. International Traffic in Arms Regulations, the Export Administration Regulations, U.S. sanctions Laws administered by OFAC, Section 999 of the Code, U.S. customs regulations and the Foreign Trade Regulations.
“Transaction Consideration” means the Closing Cash Consideration plus the Closing Equity Consideration plus the Contingent Payments.
“Transaction Consideration Allocation” has the meaning set forth in Section 5.14(d).
“Transaction Documents” means this Agreement, the Support Agreements and all other agreements, certificates or other instruments or documents delivered or given pursuant to this Agreement.
“Transactions” means transactions contemplated hereby or by the Transaction Documents.
“Transfer” means to, directly or indirectly, sell, transfer, distribute, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any Equity Interests owned by a Person or any interest (including a beneficial interest) in, or the ownership, control or possession of, any Equity Interest owned by a Person.
“Transfer Taxes” has the meaning set forth in Section 5.14(a).
“Transferred Know-How” means all Know-How owned by the Company as of the Closing.
“Transferred Patent” means all Patents that are owned by the Company as of the Closing.
“True-Up Payment” has the meaning set forth in Section 2.5(a).

“True-Up Request Period” has the meaning set forth in Section 2.5(a).
“Units” has the meaning given to such term in the Seller Operating Agreement.
“Valid Claim” means, with respect to a particular country, a claim of (i) a Patent that is issued and unexpired and has not been (a) held permanently revoked, unenforceable or invalid by a decision of a court or other Governmental Entity of competent jurisdiction, from which decision is unappealable or unappealed within the time allowed for appeal, or (b) cancelled, withdrawn, abandoned, disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise or (ii) a Patent that is a pending patent application that has not been pending for more than seven (7) years from the earliest priority date, unless and until such claim is granted, at which time such claim will then fall within foregoing clause (i), if and for so long as it otherwise meets the requirements of foregoing clause (i).
“Written Consent” has the meaning set forth in the definition of Member Consent.
1.2Interpretation; Construction.
(a)The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to an Annex, Exhibit, Section or Schedule, such reference shall be to an Annex, Exhibit, Section or Schedule to this Agreement unless otherwise indicated.
(b)If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). The terms defined in the singular have a comparable meaning when used in the plural and vice versa. The rule known as the ejusdem generis rule shall not apply, and accordingly, general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. Currency amounts referenced herein are in U.S. Dollars. Any capitalized term used in any Schedule or Exhibit but not otherwise defined therein shall have the meaning given to them as set forth in this Agreement. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. References to “written” or “in writing” include documents in electronic form or transmission by email. A reference to any Person includes such Person’s successors and permitted assigns.
(c)Except as otherwise specifically provided herein, all references in this Agreement to any Law include the rules and regulations promulgated thereunder, in each case as amended, re-enacted, consolidated or replaced from time to time and in the case of any such amendment, re-enactment, consolidation or replacement, reference herein to a particular provision shall be read as referring to such amended, re-enacted, consolidated or replaced provision and shall also include, unless the context otherwise requires, all applicable guidance and policies made in connection therewith; provided, that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date, references to any Law shall be deemed to refer to such Law as amended as of such date. Any agreement or instrument referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent and all attachments thereto and instruments incorporated therein.
(d)Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.
(e)Each representation, warranty, covenant and condition herein shall be given full, separate and independent effect. The provisions hereof are cumulative. A more specific provision shall limit the applicability of any other, more general, provision.
(f)The Parties drafted this Agreement jointly through the exchange of drafts hereof, so no presumption or burden of proof favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
Article II

PURCHASE AND SALE; CLOSING; CLOSING DELIVERIES
2.1Purchase and Sale of Interests. Upon the terms and subject to the conditions set forth in this Agreement and the Transaction Documents, and in reliance on the representations, warranties and covenants contained herein, at the Closing, Seller agrees to sell, assign, convey, transfer and deliver to Buyer, and Buyer agrees to purchase and accept from Seller, all of the Interests, free and clear of any Liens, in exchange for the Transaction Consideration.
2.2Time and Place of Closing. The closing of the purchase and sale of Interests provided for in this Agreement (the “Closing”) will take place by remote communications and by the exchange of signatures by electronic transmission on the fifth Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the last condition in Article VI to be satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or, to the extent permitted by applicable Law, waiver of those conditions) or at such other time and place as Buyer and Seller mutually agree (the “Closing Date”). The Closing will be effective as of 12:01 a.m., New York City time, on the Closing Date (the “Effective Time”).
2.3Deliveries at Closing.
(a)By Seller and the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller and the Company shall deliver or cause to be delivered to Buyer:

(i)Seller’s Interests, in book-entry form, accompanied with an appropriate instrument of transfer;
(ii)counterparts to the Employment Agreements duly executed by the Key Employees and counterparts of each of the Transaction Documents to which Seller, the Company or any of their respective Affiliates or equityholders is a party, duly executed by Seller, the Company or its applicable Affiliates or equityholders party thereto, as applicable;
(iii)a properly completed and executed IRS Form W-9;
(iv)the certificate contemplated by Section 6.2(c);
(v)(A) executed versions of each Debt Pay-Off Letter required pursuant to Section 5.7, which shall indicate that, at or prior to the Closing, the applicable creditor shall release its Liens and other security interests in, and agree to execute Uniform Commercial Code termination statements and such other documents or endorsements necessary to release its Liens and other security interests in, the Interests and the assets and properties of the Company and (B) evidence of releases of Liens and other security interests encumbering the Interests or any assets or properties of the Company (or the authorization of Buyer by the holders of such Liens and other security interests to file UCC financing statement terminations) and termination of all guaranties granted in respect of any Pay-Off Debt; and
(vi)the written resignations of each of the directors and officers of the Company as Buyer may request.
(b)By Buyer. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall deliver or cause to be delivered the items set forth in clauses (i), (ii), (iii), and (v) below and Parent shall deliver or cause to be delivered the item set forth in clause (iv) below:
(i)pursuant to instructions set forth in the Funds Flow Memorandum, to Seller, the Closing Cash Consideration;
(ii)to the Persons and in the amounts set forth in the Funds Flow Memorandum, the Discharged Indebtedness;
(iii)to the Persons and in the amounts set forth in the Funds Flow Memorandum, the Seller Transaction Expenses;
(iv)to Seller, the Closing Equity Consideration in book-entry form; and
(v)the certificate contemplated by Section 6.3(c).
2.4Contingent Consideration.

(a)Regulatory Milestone Payments. As additional consideration for the Transactions, upon the satisfaction of the criteria described in each subsection of this Section 2.4(a) (each, a “Regulatory Milestone”), Buyer shall, subject to the terms of this Section 2.4, pay or cause to be paid to Seller in cash the amount specified in such subsection (each such payment, a “Regulatory Milestone Payment”). Except as expressly specified below, each Regulatory Milestone Payment shall be payable only once [**]:
(i)[**];
(ii)[**];
(iii)[**];
(iv)[**];
(v)[**];
(vi)[**];
(vii)[**];
(viii)[**];
(ix)[**]; and
(x)[**].
(b)Sales Milestones. As additional consideration for the Transactions, upon the satisfaction of the criteria described in each subsection of this Section 2.4(b) (each, a “Sales Milestone”), Buyer shall, subject to the terms of this Section 2.4, pay or cause to be paid to Seller in cash the amount specified in such subsection (each such payment, a “Sales Milestone Payment”). For the avoidance of doubt, each Sales Milestone Payment shall be payable only once, provided that multiple Sales Milestone Payments may be payable for the same calendar year, if multiple Sales Milestones are first achieved in such calendar year:
(i)[**];
(ii)[**];
(iii)[**]; and
(iv)[**].
(c)Net Sales Payments. As additional consideration for the Transactions, on a Kv7 Product-by-Kv7 Product and country-by-country basis, with respect to the Net Sales of a particular Kv7 Product in a country until the latest of: (a) [**] after the First Commercial Sale of such Kv7 Product in such country, (b) the expiration of the last to expire of a Valid Claim of a Transferred Patent (or any Related Patent thereof) or a Kv7 Discovery Platform Patent (or any

Related Patent thereof), in each case, that would be infringed by the manufacture, use, sale, importation or offer for sale in such country of such Kv7 Product and (c) [**] (the “Net Sales Term”), Buyer shall, subject to the terms of this Section 2.4, pay or cause to be paid to Seller in cash the amount based on the Net Sales of each Kv7 Product in such calendar quarter as follows (each such payment, a “Net Sales Payment” and together with the Regulatory Milestone Payments and the Sales Milestone Payments, the “Contingent Payments”):
(i)with respect to [**], on a Kv7 Product-by-Kv7 Product basis, the sum of:
(A)[**] of Net Sales of such Kv7 Product containing [**]; plus
(B)[**] of Net Sales of such Kv7 Product containing [**] in excess of [**]; plus
(C)[**] of Net Sales of such Kv7 Product containing [**] in excess of [**]; plus
(D)[**] of Net Sales of such Kv7 Product containing [**] in excess of [**]; plus
(E)[**] of Net Sales of such Kv7 Product containing [**] in excess of [**]; and
(ii)with respect to each Other Kv7 Product, on an Other Kv7 Product-by-Other Kv7 Product basis, the sum of:
(A)[**] of Net Sales of such Other Kv7 Product; plus
(B)[**] of Net Sales of such Other Kv7 Product in excess of [**]; plus
(C)[**] of Net Sales of such Other Kv7 Product in excess of [**]; plus
(D)[**] of Net Sales of such Other Kv7 Product in excess of [**].
(d)Net Sales Payment Adjustments. The following adjustments will be made, on a Kv7 Product-by-Kv7 Product and country-by-country basis, to the Net Sales Payments:
(i)Third Party Rights. If it is necessary or reasonably useful for Buyer to license one or more Patents or any Know-How from one or more third parties (other than a Patent or Know-How to which Buyer is already granted a license or sublicense as of the Execution Date) in order to use, develop, commercialize, market, sell, or otherwise exploit the Kv7 Compound or the Kv7 Products, whether directly or through any Affiliate of Buyer, then Buyer may, in its sole discretion, negotiate and obtain a license under such Patent(s) or Know-How (each such third party license referred to herein as an “Additional Third Party License”). The Net Sales Payments otherwise payable to Seller under this Agreement with respect to Net Sales of a given Kv7 Product in a given country will be reduced by [**] of the amounts payable to third parties pursuant to any Additional Third Party License, such reduction to continue until all such amounts have been expended, provided, that in no event (without prejudice to the remedies and limitations contained in Article VIII) will the total amount payable to Seller as a Net Sales Payment for any Kv7 Product be less than [**] of the amount otherwise payable for such Kv7 Product as a result of such reduction for amounts payable pursuant to any Additional Third Party Licenses.
(ii)Generic Entry. For any Net Sales Payments otherwise payable to Seller under this Agreement with respect to Net Sales based on sales of a Kv7 Product in a given country, the Net Sales Payments owed with respect to such Kv7 Product in such country will be reduced by [**] for the remainder of the applicable Net Sales Term, but only for so long as a Generic Product is being sold in that country.
(iii)Valid Claim Stepdown. With respect to each Kv7 Product in any particular country, if at any time such Kv7 Product is not covered by a Valid Claim of a Transferred Patent (or any Related Patent thereof) or a Kv7 Discovery Platform Patent (or any Related Patent thereof) in such country, any Net Sales Payments owed with respect to such Kv7 Product in such country shall be reduced by [**] for the remainder of the applicable Net Sales Term upon the expiration of the last applicable Valid Claim of a Transferred Patent (or any Related Patent thereof) or Kv7 Discovery Platform Patent (or any Related Patent thereof) in such a country.
(iv)Cumulative Reduction Floor. In no event (without prejudice to the remedies and limitations contained in Article VIII) will the aggregate Net Sales Payments due to Seller with respect to any calendar quarter during the Net Sales Term for a given Kv7 Product in a given country be reduced under this Section 2.4(d) by more than [**] of the amount that otherwise would have been due and payable to Seller with respect to such calendar quarter for such Kv7 Product under Section 2.4(c). Notwithstanding the foregoing, any excess amounts that would have otherwise been deducted from the Net Sales Payments with respect to such calendar quarter with respect to a given Kv7 Product in a given country but for this Section 2.4(d)(iv) shall be deducted from the Net Sales Payment payable to Seller with respect to successive calendar quarters with respect to such Kv7 Product in such country until the earlier of (A) such excess amounts having been deducted in full or (B) the end of the applicable Net Sales Term.
(e)Payment of Contingent Consideration.
(i)Payment of Regulatory Milestone Payments. Buyer shall deliver, or cause to be delivered, written notice to Seller of the achievement of any Regulatory Milestone no later than [**] after the occurrence thereof, and, subject to Section 2.4(h), within 30 days of the delivery of such notice, Buyer shall deliver, or cause to be delivered, the applicable Regulatory Milestone Payment to Seller. In no event shall any Regulatory Milestone Payment be paid more than once [**]. If at any time Seller believes that any Regulatory Milestone has been achieved and the applicable Regulatory Milestone Payment has not been delivered (a “Milestone Dispute”) pursuant to the terms of this Section 2.4(e) it shall deliver to Buyer a written statement (an “Earn-Out Dispute Notice”) setting forth with reasonable supporting detail the basis for such belief. In the case of any Milestone Dispute which is reasonably identifiable by Seller based solely on the facts contained in an annual progress report which has been delivered by Buyer pursuant to Section 2.4(j) or in an Annual Report, such Earn-Out Dispute Notice shall be provided within [**] following the date on which Seller receives such annual progress report or the filing of such Annual Report; provided that Seller may assert any other Milestone Dispute (which was not reasonably identifiable by Seller based on the facts contained in an annual progress report delivered by Buyer pursuant to Section 2.4(j) or in an Annual Report) at any time. Any dispute in connection with such Earn-Out Dispute Notice shall be resolved in accordance with Section 2.4(f). No Regulatory Milestone Payment that is the subject of an Earn-Out Dispute Notice shall be payable until the resolution of such Earn-Out Dispute Notice.
(ii)Payment of Sales Milestone Payments and Net Sales Payments.
(A)Within 60 days following the date on which Parent files the Public Financial Statements with respect to each calendar quarter, Buyer shall prepare and deliver to Seller a good-faith calculation of the amount of the Net Sales (whether such amount is positive or zero) attributable to each Kv7 Product and any applicable Sales Milestone Payments (if the quarterly statement is for year end) and Net Sales Payments (a “Net Sales Statement”). The Parties acknowledge and agree that each Net Sales Statement, and the component items and calculations therein, shall be prepared in a manner consistent with the terms of this Agreement.
(B)If Seller has any objection to any Net Sales Statement or the calculations of the Sales Milestone Payments or Net Sales Payments set forth therein, it shall deliver to Buyer an Earn-Out Dispute Notice setting forth with reasonable supporting detail the basis for such objection within 20 Business Days following receipt of such Net Sales Statement (such period, the “Earn-Out Review Period”). During the Earn-Out Review Period, at Seller’s request, in order to allow Seller to verify the calculations set forth in the Net Sales Statement, Buyer shall provide copies of any records or other documentation reasonably requested by Seller that were used by Buyer in making such calculations. Subject to Section 2.4(h), if Seller fails to deliver to Buyer an Earn-Out Dispute Notice prior to the expiration of the Earn-Out Review Period or otherwise earlier notifies Buyer in writing that Seller has no disputes or objections to the Net Sales Statement, the calculations set forth therein, including any Sales Milestone Payments or Net Sales Payments, shall be deemed final, and, within 30 days of the expiration of the Earn-Out Review Period or such earlier written notice that Seller has no disputes or objections, Buyer shall deliver, or cause to be delivered, to Seller in accordance with the instructions set forth in the Funds Flow Memorandum (as may be updated by Seller in a written notice followed by oral confirmation) any Sales Milestone Payment and Net Sales Payment as calculated in the Net Sales Statement. No Sales Milestone Payment or Net Sales Payment that is the subject of an Earn-Out Dispute Notice shall be payable until the resolution of such Earn-Out Dispute Notice.
(C)Each Sales Milestone Payment is payable only once, regardless of the number of times the Kv7 Products achieve the corresponding Sales Milestone. If more than one Sales Milestone is first achieved with respect to the same calendar year, Buyer shall pay each corresponding Sales Milestone Payment for such year.
(iii)Method of Payment.
(A)At the election of Buyer (subject solely to the consent of Parent), subject to clause (C) below, Buyer may choose to pay, or cause to be paid, any Regulatory Milestone Payments and Sales Milestone Payments in cash, Parent Shares or a combination of both, so long as the aggregate Market Price of the Parent Shares as of the date of issuance thereof is equal to the applicable Regulatory Milestone Payment or Sales Milestone Payment; provided, that the amount owed by Buyer in respect of a Regulatory Milestone Payment or a Sales Milestone Payment shall be increased by [**] to the extent that Buyer pays such Regulatory Milestone Payment or Sales Milestone Payment with Parent Shares.
(B)Buyer shall pay, or cause to be paid, all Net Sales Payments in cash in immediately available funds in accordance with the instructions set forth in the Funds Flow Memorandum (as may be updated by Seller in a written notice followed by oral confirmation).
(C)The Parties acknowledge and agree that Parent shall not issue Parent Shares in an amount that would require the shareholder approval of such issuance pursuant to Rule 312.03 of the NYSE Listed Company Manual unless Parent has first obtained such required shareholder approval. Regulatory Milestone Payments and Sales Milestone Payments may be made in Parent Shares only if both of the following conditions are satisfied:
(AA) Parent Shares are listed on the NYSE on the date of issuance; and
(BB) Parent has an effective Form S-3 Registration Statement filed with the SEC on the date of issuance.
Seller hereby agrees to deliver a representation letter affirming the representations and warranties set forth in Sections 3.26 through 3.31 in connection with the issuance of any Earn-Out Shares; provided that the representations and warranties contained in Section 3.28 shall not be affirmed by Seller with respect to any Parent Shares previously acquired by Seller pursuant to the provisions of this Agreement.

(D)Parent hereby agrees to issue any Parent Shares hereunder as elected and consented to in accordance with clause (A) above and required in connection with the Regulatory Milestone Payments and Sales Milestone Payments.
(f)Earn-Out Disputes.
(i)If Seller delivers an Earn-Out Dispute Notice pursuant to Section 2.4(e)(i) or Section 2.4(e)(ii)(B), Buyer and Seller shall, for a period of 10 Business Days (or such longer period as Buyer and Seller may agree in writing) following delivery of such Earn-Out Dispute Notice (the “Earn-Out Resolution Period”), attempt in good faith to resolve their differences, and any such resolution shall be conclusive, final and binding on all Parties absent manifest error. Any disputed items agreed to by Buyer and Seller in writing, together with, in the case of an Earn-Out Dispute Notice delivered pursuant to Section 2.4(e)(ii)(B), any items or calculations set forth in the Net Sales Statement not disputed or objected to Seller in such Earn-Out Dispute Notice, are collectively referred to herein as the “Earn-Out Resolved Matters.” Any Earn-Out Resolved Matters shall be conclusive, final and binding on all Parties absent manifest error, except, in the case of an Earn-Out Dispute Notice delivered pursuant to Section 2.4(e)(ii)(B), to the extent such component could be affected by other components of the calculations set forth in the Net Sales Statement that are the subject of such Earn-Out Dispute Notice. If at the end of the Earn-Out Resolution Period, Buyer and Seller have been unable to resolve any differences that they may have with respect to the matters specified in the Earn-Out Dispute Notice, either of Buyer or Seller may, upon written notice to the other, refer all matters that remain in dispute with respect to the Earn-Out Dispute Notice to be exclusively and definitively resolved, without any recourse to appeal, by final and binding arbitration (the “Earn-Out Arbitration”) pursuant to Section 2.4(f)(ii).
(ii)Any Earn-Out Arbitration shall be seated in the County of New York, New York, where the arbitration award shall be rendered. The arbitration shall be administered by the International Court of Arbitration of the International Chamber of Commerce (“ICC”) in accordance with the Rules of Arbitration of the ICC (“Arbitration Rules”), as in effect as of the date of commencement of the arbitration, as modified by this Agreement or mutual agreement of the Parties. The law of this arbitration clause shall be the Law of the State of Delaware. The arbitration shall be conducted in the English language, though documents or testimony may be submitted in other languages if a translation to English is provided. The arbitration panel shall be composed of three arbitrators. The first arbitrator shall be appointed by the claimant. The second arbitrator shall be appointed by the respondent. The third arbitrator (who shall act as chairman) shall be appointed by the two party-appointed arbitrators, within 15 calendar days from the date of confirmation of the second party-appointed arbitrator. If any party fails to appoint an arbitrator within the required period, or if the two arbitrators cannot reach an agreement with respect to the third arbitrator within the applicable periods, the appointment shall be made by the ICC pursuant to the Arbitration Rules. To the extent that an Earn-Out Arbitration involves more than one party as claimant, such claimants shall jointly appoint the first arbitrator. To the extent that any dispute involves more than one respondent, such respondents shall jointly appoint the second arbitrator. The Parties consent to the consolidation of arbitrations commenced hereunder or under any of the other Transaction Documents pursuant to the Arbitration Rules. Any award of the arbitration panel must be in writing and state the grounds upon which it is based (in each case, a “Final Award”). In no event shall any Final Award exceed the amount in dispute with respect to the applicable Contingent Payment together with any Arbitration Fees (defined below). The Final Award shall be final and binding on the Parties and their successors, and a judgment upon the Final Award may be recognized and enforced in any court of competent jurisdiction. The fees and expenses of the arbitration and other reasonable and documented costs of the party which has prevailed in such arbitration (the “Arbitration Fees”), including reasonable attorney’s fees, shall be borne as established by the arbitration panel.
(iii)Subject to Section 2.4(h), within five Business Days of the resolution or final determination of all matters set forth in an Earn-Out Dispute Notice, Buyer shall pay, or cause to be paid, to Seller in immediately available funds, any amounts payable to Seller as set forth in the Final Award.
(g)Transferability.
(i)The right of Seller to receive the Contingent Payments (i) is solely a contractual right and will not be evidenced by a certificate or other instrument, (ii) does not represent any equity or ownership interest in Parent, Buyer, the Company or any of their respective Affiliates and (iii) may not be sold, assigned, transferred, distributed, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, except as expressly set forth in Section 2.4(g)(ii) and Section 2.4(g)(iii).
(ii)Seller shall have the right to transfer all (but not less than all) of its right to receive Net Sales Payments hereunder (A) to a single Affiliate of Seller or (B) subject to Section 2.4(g)(iii), for cash to a single third party (a “Net Sales Purchaser”) that (I) does not operate in the biopharmaceutical industry, (II) has not filed a Schedule 13D with respect to Parent or any of its Affiliates, (III) has not publicly disclosed a short position in Parent Shares during the prior three years, (IV) has not run (or publicly announced an intention to run) a proxy contest, an unsolicited tender offer or consent solicitation with respect to any company in the prior three years and (V) has not conducted a “short attack campaign” or “short selling campaign” with respect to any company in the prior three years. For the avoidance of doubt, no transfer pursuant to this Section 2.4(g)(ii) shall impact or reduce Buyer’s rights to offset or reduce any Net Sales Payments pursuant to Section 2.4(h).
(iii)At least 25 Business Days prior to transferring Seller’s rights to receive Net Sales Payments to any Net Sales Purchaser, Seller shall give written notice (an “Offer Notice”) to Buyer. The Offer Notice shall disclose in reasonable detail the cash purchase price being paid by such Net Sales Purchaser, the other terms and conditions of the transfer and the identity, background and ownership of the proposed Net Sales Purchaser, and the Offer Notice shall constitute a binding offer to sell Seller’s rights to receive Net Sales Payments to Buyer on the terms and conditions provided in this Section 2.4(g)(iii). Buyer may elect to purchase (directly or through a designee) Seller’s rights to receive Net Sales Payments for the cash purchase price set forth in the Offer

Notice by giving written notice of such election to Seller within 20 Business Days after the Offer Notice has been given to Buyer (the “ROFR Election Period”). If Buyer has not elected during the ROFR Election Period to purchase Seller’s rights to receive Net Sales Payments, Seller may transfer its rights to receive Net Sales Payments to the Net Sales Purchaser specified in the Offer Notice at a price and on terms no more favorable to the Net Sales Purchaser than specified in the Offer Notice during the 90-day period immediately following the ROFR Election Period. If Seller does not transfer its rights to receive Net Sales Payments within such 90-day period, such rights shall again be subject to the provisions of this Section 2.4(g)(iii) with respect to any subsequent transfer. If Buyer has elected during the ROFR Election Period to purchase Seller’s rights to receive Net Sales Payments, the transfer of such rights shall be consummated as soon as practicable after the delivery of the election notice to Seller and in no event later than the date proposed by the Net Sales Purchaser.
(h)Offset and Reduction of Contingent Payments.
(i)Notwithstanding Section 2.4(e) and Section 2.4(f)(iii), if at any time any Contingent Payment is payable pursuant to this Section 2.4 and any Buyer Indemnified Party has not yet received payment of any amount payable in respect of any claim pursuant to Section 8.2(a) as to which a Final Determination has been effected, subject to compliance with Section 8.2, Buyer may offset any such amount from such Contingent Payment and reduce the Contingent Payment accordingly.
(ii)Notwithstanding Section 2.4(e) and Section 2.4(f)(iii), if at the time any Contingent Payment is payable pursuant to this Section 2.4, any Pending Claim remains outstanding and there has been effected no Final Determination thereof, Buyer may, at its sole discretion, offset and reduce such Contingent Payment by the sum of all Open Claim Amounts and place such amount into an escrow account to secure its right of offset with an escrow agent (the “Set-Off Amount Escrow Agent”) which is mutually acceptable to Buyer and Seller (and with Buyer and Seller agreeing to enter into an escrow agreement governing such funds with customary terms that are mutually acceptable to Buyer and Seller) until such Pending Claims shall have been resolved or satisfied. Promptly following the Final Determination or satisfaction of any such Pending Claim, Buyer and Seller shall issue a joint instruction letter signed by Buyer and Seller to the Set-Off Amount Escrow Agent instructing the Set-Off Amount Escrow Agent to release such funds in accordance with such resolution.
(i)Commercially Reasonable Efforts; Buyer Obligations.
(i)Following the Effective Time, Buyer shall, and shall cause its Affiliates to, use Commercially Reasonable Efforts [**]. Notwithstanding the foregoing, the obligation of Buyer to use Commercially Reasonable Efforts shall not be deemed a guarantee that any Contingent Payments will be earned.
(ii)After the Closing, but subject to and without limiting the express obligations of Buyer under Section 2.4(i)(i), Buyer shall be entitled to conduct the Business in a manner that is in the best interests of it and its stockholders and shall have full control and sole discretion over all matters relating to the Kv7 Products, the operation of the Business and the use of Program Assets. Without limiting any express obligation of Buyer pursuant to Section 2.4(i)(i) after the Closing, Buyer is under no obligation to operate the Business to maximize the Contingent Payments. The Parties further acknowledge and agree that, despite the use by Buyer of its Commercially Reasonable Efforts in accordance with Section 2.4(i)(i), there is no assurance that any Contingent Payments will be realized by Seller and that neither Buyer nor any Affiliate or Representative thereof has promised or projected any specific amount. None of Buyer, its Affiliates or any of their respective Representatives owes any fiduciary duty to the Seller with respect to the Contingent Payments. Further, the Parties acknowledge that Buyer’s sole obligations with respect to any potential Contingent Payments are expressly set forth in this Section 2.4, and Buyer hereby disclaims (and Seller hereby waives and acknowledges and agrees to such disclaimer) any obligation to take any other action, or fail to take action, with respect to the Business, the Kv7 Products or the Program Assets or any other implied covenants or obligations with respect to such Contingent Payments. Seller agrees and acknowledges that, subject to Sections 2.4(i)(iii) and 2.4(i)(i), Buyer and its Affiliates may currently or in the future research, develop or commercialize products that are competitive with Kv7 Products and that nothing in this Agreement shall restrict Buyer and its Affiliates from researching, developing, acquiring or commercializing any such products that may be competitive with any Kv7 Products or from making any decisions with respect to such products that may adversely affect the value of the Contingent Payments.
(iii)Notwithstanding the foregoing, Buyer agrees that, for the period commencing on the Closing Date and expiring [**], Buyer shall not, and shall cause its Subsidiaries not to, and, so long as Buyer is an Affiliate of Parent, Parent shall not, and shall cause its Subsidiaries not to, [**].
(iv)[**].
(v)Any disputes arising under this Section 2.4(i) shall be resolved pursuant to Section 2.4(f)(ii).
(j)Progress Reports.
(i)     Following the Closing and until [**], Buyer shall provide Seller, within [**] following the end of each calendar year, with an annual written report of the efforts of Buyer and its Affiliates to achieve the Regulatory Milestones and their progress with respect thereto, as well as any progress toward achievement of goals or objectives in the Development Plan, which report shall generally describe the status of the development of each Kv7 Product. For the avoidance of doubt, such annual written report shall in all cases include a description of all material pre-clinical and clinical activities during the applicable calendar year, including descriptions and summaries of [**].
(k)Audit Rights.
(i)Buyer shall, and shall cause its Affiliates to, for a period of three years following the end of the calendar year to which they relate, keep true and accurate books of accounts, work papers, and other records containing information sufficient to review and calculate the Sales Milestone Payments, Net Sales Payments, Net Sales of the Kv7 Products, and all components of each Net Sales Statement (including the applicable calculation on a product-by-product and country-by-country basis). During the Earn-Out Review Period with respect to a calendar quarter and for a period of one year thereafter, Seller may engage a nationally recognized independent accounting firm chosen by Seller and reasonably acceptable to Buyer (the “Accounting Firm”) to audit the Company’s books and records with respect to such calendar quarter solely for the purpose of validating the accuracy of any Net Sales Statements.
(ii)Following Seller’s request of an audit pursuant to this Section 2.4(k) and subject to the execution and delivery by the Accounting Firm of a customary confidentiality agreement reasonably acceptable to Buyer, Buyer shall afford the Accounting Firm reasonable access to and an opportunity to examine such books and records of the Company as may be reasonably requested by the Accounting Firm, during regular business hours, in a manner designed to avoid disruption to the business of Buyer, the Company and their respective Affiliates for the sole purpose of validating the accuracy of any Net Sales Statement.
(iii)Each of Seller and the Buyer will be entitled to receive (substantially simultaneously) a full written report of the Accounting Firm with respect to its findings directly from the Accounting Firm, the contents of which shall be limited to such information as is reasonably necessary to inform the parties of any actual or potential discrepancies in calculating the Sales Milestone Payments and Net Sales Payments set forth in the Net Sales Statement and the amounts payable with respect to such calendar quarter pursuant to this Agreement. The contents of such report shall be subject to Section 2.4(m).
(iv)Seller shall bear the full cost of such audit, unless such audit discloses that either (A) a Sales Milestone was achieved but not reported by Buyer or (B) the amount of the Net Sales Payment set forth in the Net Sales Statement was less than [**] of the Net Sales Payment payable for such calendar quarter pursuant to this Agreement, in which case Buyer shall bear the reasonable cost of the Accounting Firm for such audit.
(v)Seller’s exercise of its audit rights under this Section 2.4(k) may not be conducted more than once for the same calendar quarter.
(vi)Any dispute between Seller and Buyer regarding the findings of an audit under this Section 2.4(k) shall be resolved in accordance with Section 2.4(f).
(l)Sale Transaction. If Buyer or any of its Affiliates enters into or consummates a Sale Transaction to a Qualified Purchaser, where such Qualified Purchaser irrevocably and unconditionally assumes and succeeds to, in a writing for the benefit Seller, all of the obligations of Buyer arising after such Sale Transaction under this Section 2.4 with respect to any Kv7 Products sold, transferred or licensed to such Qualified Purchaser pursuant to such Sale Transaction (any such transaction, a “Qualified Transaction”), then neither Buyer nor any of its Affiliates shall have any obligation for any periods following the date of consummation of such transaction with respect to such Kv7 Products pursuant to this Section 2.4. For the avoidance of doubt, nothing herein shall prevent Buyer or any of its Affiliates from entering into or consummating a Sale Transaction with a counterparty other than a Qualified Purchaser, after the consummation of which Buyer shall have no obligations under this Section 2.4, provided, that, unless the Sale Transaction is to a Related Party and the sales recognized by such Related Party are included in the definition of “Net Sales,” the consummation of such Sale Transaction shall be deemed to be a determination by Buyer to cease the development, marketing and sale of the applicable Kv7 Products for the purposes of determining compliance by Buyer with Section 2.4(i)(i).
(m)Confidentiality. From and after the Closing, Seller shall (and shall cause Representatives to) keep confidential all information provided to each such Person pursuant to this Section 2.4 (“Earn-Out Confidential Information”) and shall not disclose to any other Person, or use, any such information, directly or indirectly, except to the extent (i) such information was available, or has become available, to the public generally or was or is generally known in the industry, in each case other than by acts or omissions of Seller, any of their Affiliates, or any of such Person’s Representatives, (ii) such information is obtained by Seller or its Representatives from a third party who is not under an obligation of confidentiality to Buyer or its Affiliates with respect to such information, (iii) necessary to enforce Seller’s rights hereunder, including in connection with any Earn-Out Arbitration, (v) such information is independently developed by Seller or its Representatives without use of or reference to the Earn-Out Confidential Information, or (vi) required by Law or legal process, or pursuant to any subpoena or Order to be disclosed; provided, that, prior to making any such disclosure in the case of the foregoing clause (vi) Seller, to the extent legally permissible, shall, and shall cause its Affiliates and Representatives to, provide reasonable advance notice to Buyer and reasonable assistance to Buyer (at Buyer’s sole cost and expense, and without any obligation on the part of Seller to undertake litigation) in attempting to obtain a protective order or other appropriate remedy concerning such disclosure. In the event that such a protective order or other remedy is not obtained, Seller will, and will cause its Affiliates and Representatives to, as applicable, (A) furnish only such information that, on the advice of its legal counsel, is required by such Law, legal process, subpoena or Order to be disclosed and (B) use its commercially reasonable efforts (at the expense of Buyer) to obtain assurance that confidential treatment will be accorded to such information. Notwithstanding the foregoing, Seller may disclose Earn-Out Confidential Information to any assignee or transferee or potential assignee or transferee solely in connection with the sale or potential sale of Seller’s right to receive Net Sales Payments pursuant to Section 2.4(g)(ii), provided that such assignee or transferee or potential assignee or transferee (1) does not have an economic interest in any competing product and (2) agrees to obligations of confidentiality with respect to such Earn-Out Confidential Information enforceable by Buyer that are at least as stringent as those contained in this Section 2.4(m).
2.5True-Up Payment.
(a)If Seller continues to own any Closing Consideration Shares on December 1, 2022, it may deliver written notice to Buyer on December 1, 2022 or within five Business Days thereafter (the “True-Up Request Period”) requesting a one-time payment from Buyer (the “True-Up Payment”) in an amount equal to (i) the number of Closing Consideration Shares held by Seller at the end of the day on December 1, 2022, multiplied by (ii)(A) the Reference Price, minus (B) the sum of (I) the Market Price of the Parent Shares as of December

1, 2022, plus (II) the aggregate amount of cash dividends declared in respect of each Parent Share with a record date between the Closing Date and December 1, 2022; provided, that notwithstanding the foregoing, the True-Up Payment amount shall be reduced by the product of (X) the amount (if any) by which the volume-weighted average sales price of all Closing Consideration Shares sold prior to December 1, 2022 exceeded the Reference Price, multiplied by (Y) the number of Closing Consideration Shares sold on or prior to December 1, 2022. If such notice is received during the True-Up Request Period, Buyer shall promptly, and in any event within ten Business Days, pay, or cause to be paid, the True-Up Payment to Seller in cash in accordance with the instructions set forth in the Funds Flow Memorandum (as may be updated by Seller in a written notice followed by oral confirmation); provided, that the True-Up Payment shall only be available to Seller if at no time between the date hereof and the payment of the True-Up Payment has Seller or any of its Subsidiaries maintained any short position in the Parent Shares or entered into any other derivative or other agreement, arrangement or understanding that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of Parent Shares (the “No-Hedging Condition”). The True-Up Payment, if any, shall be treated as adjustments to the consideration paid pursuant to the Transactions for Tax purposes.
(b)The Notice delivered by Seller in clause (a) shall provide a reasonably detailed reporting of, and support for, all sales of Closing Consideration Shares prior to December 1, 2022, including the price of such sales, and a certification of any executive officer of Seller that the No-Hedging Condition has not been violated. Seller acknowledges and agrees that it shall not be entitled to receive the True-Up Payment if the condition in the proviso in the foregoing sentence is violated.
(c)In the event that Parent changes the number of Parent Shares or securities convertible or exchangeable into or exercisable for Parent Shares issued and outstanding prior to December 1, 2022 as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer or other similar transaction, the True-Up Payment shall be equitably adjusted.
2.6Withholding. Notwithstanding any other provision of this Agreement, Buyer and any of its Affiliates shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under any provision of U.S. federal, state, local or non-U.S. Tax Law. Before making any such deduction or withholding, Buyer shall provide recipients reasonable advance written notice of the intention to make such deduction or withholding and shall cooperate with recipients using commercially reasonable efforts to establish an exemption from or reductions of such withholdings. To the extent any such amounts are so deducted or withheld and timely paid to the proper Governmental Entity in accordance with applicable Law, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

Article III

REPRESENTATIONS AND WARRANTIES OF SELLER
Except as set forth in the corresponding sections or subsections of the confidential disclosure letter delivered to Buyer by Seller and the Company prior to the Execution Date (the “Company Disclosure Letter”), Seller and the Company hereby represent and warrant to Buyer as of the Execution Date and as of the Closing (or in the case of representations and warranties that speak of a specified date, as of such specified date) as follows:
3.1Organization, Good Standing and Qualification. Each of Seller and the Company (a) is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, (b) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (c) is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except in the case of clauses (b) and (c) where the failure to be so qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to be material to the Company or the Business or prevent, materially delay or materially impair the consummation of the Transactions. Seller has made available to Buyer complete and correct copies of its and the Company’s certificates of formation and operating agreement or comparable governing documents, each as amended to the Execution Date (“Organizational Documents”), and each as so delivered is in full force and effect. The Company was formed solely for the purpose of completing the Transactions, has not conducted any business prior to the Execution Date and has no assets or Liabilities of any nature other than those incident to its formation and pursuant to this Agreement and the Transactions.
3.2Capital Structure. All of the outstanding Interests have been duly authorized and are validly issued, fully paid and nonassessable. Seller is the sole record and beneficial owner of all such issued and outstanding Interests as of the Execution Date and will be the sole record and beneficial owners of all of the Interests of the Company as of the Closing Date. Seller has good and valid title to all such Interests, free and clear of all Liens (other than any transfer restrictions imposed by federal and state securities laws), and upon delivery by Seller of such Interests at the Closing, good and valid title to such Interests will pass to Buyer. The Company has no Interests reserved for issuance, and the Company does not have any outstanding Equity Interests, bonds, debentures, notes or other obligations other than the Interests. There are no preemptive or other outstanding rights, options, warrants, agreements, arrangements or commitments of any character under which Seller is or may become obligated to sell, or giving any Person a right to acquire, or in any way dispose of, any of the Interests or any securities or obligations exercisable or exchangeable for, or convertible into, the Interests, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Except for this Agreement and the Company’s Organizational Documents, Seller is not a party to any Contracts with respect to the voting, purchase, dividend rights, disposition or transfer of the Interests. The Company does not have and has not at any time since its inception had any Subsidiaries or held any Equity Interests of any Person.
3.3Authority; Approval.

(a)Each of Seller and the Company has all requisite corporate or similar power and authority and has taken all corporate or similar action necessary in order to execute, deliver and perform its obligations under this Agreement and each of the Transaction Documents to which it is a party. This Agreement has been, and each of the Transaction Documents to which it is a party will be at Closing, duly executed and delivered by Seller and the Company and, when executed and delivered by Buyer and the other parties hereto and thereto, will constitute a valid and binding agreement of Seller and the Company enforceable against Seller and the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, preferential transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) (the “Bankruptcy and Equity Exception”).
(b)The board of managers of Seller has unanimously approved this Agreement. Except for the Member Consent, no other company or equity holder proceedings are necessary to authorize this Agreement or to consummate the Transactions.
3.4Governmental Filings; No Violations.
(a)Other than the filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods or authorizations which may be required (i) under the HSR Act, the Exchange Act and the Securities Act or state securities, takeover and “blue sky” Laws or (ii) to be made with the NYSE (collectively, the “Company Approvals”), no expirations of waiting periods under applicable Laws are required and no notices, reports or other filings are required to be made by Seller or the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Seller or the Company from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement and the Transaction Documents by Seller or the Company or the consummation of the Transactions, or in connection with the continuing operation of the Business following the Execution Date, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to be material to the Company or the Business.
(b)The execution, delivery and performance of this Agreement and the Transaction Documents by Seller and the Company do not, and the consummation of the Transactions will not, conflict with, or result in any breach or violation of or default (with or without notice, lapse of time, or both) under, or give rise to any right of termination, loss of rights, adverse modification of provisions, cancellation or acceleration of any obligation under, or result in the creation of a Lien on any of the assets of Seller, the Company or any of their Affiliates under any provision of (i) the Organizational Documents of Seller, the Company or any of their Affiliates, (ii) any Contract binding upon Seller, the Company or any of their Affiliates or (iii) assuming (solely with respect to performance of this Agreement and the Transaction Documents and consummation of the Transactions) receipt of the Company Approvals, any Laws to which Seller, the Company or any of their Affiliates is subject, except, in the case of clauses (ii) and (iii) above, for any breach, violation, default, termination, loss, adverse modification, cancellation, acceleration or creation that would not, individually or in the aggregate, reasonably be expected to be material to the Company or the Business. Section 3.4(b) of the Company Disclosure Letter sets forth a correct and complete list of Contracts pursuant to which consents or waivers are or may be required prior to consummation of the Transactions (whether or not subject to the exception set forth with respect to clauses (ii) and (iii) above).
3.5Financial Statements.
(a)Set forth in the Company Disclosure Letter are correct and complete copies of (i) the audited consolidated balance sheets of Seller and its Subsidiaries as of December 31, 2020 and December 31, 2019, and the related audited consolidated statements of operations and comprehensive loss, consolidated statements of members’ equity (deficit) and consolidated statements of cash flows for the 12-month periods then ended (collectively, the “Seller Financial Statements”); and (ii) the unaudited balance sheet of the Seller as of December 31, 2021 and the related statements of operations and comprehensive loss, consolidated statements of members’ equity (deficit) and consolidated statements of cash flow (collectively referred to as the “Seller Interim Financial Statements”).
(b) The Seller Financial Statements and Seller Interim Financial Statements (including the related notes and schedules thereto) fairly present the consolidated financial position of Seller and its consolidated Subsidiaries as of the date or period set forth therein and the consolidated balance sheets, consolidated statements of operations and comprehensive loss, consolidated statements of members’ equity (deficit) and consolidated statements of cash flows included in the Seller Financial Statements and Seller Interim Financial Statements (including any related notes and schedules thereto) fairly present the financial condition, results of operations, changes in members’ equity and cash flows of Seller and its consolidated Subsidiaries for the periods set forth therein, in each case in accordance with GAAP, consistently applied during the periods involved, except as may be noted therein, and subject, in the case of the Seller Interim Financial Statements, to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material and the absence of disclosures normally made in notes to the Seller Financial Statements.
(c)Seller maintains a system of internal accounting controls sufficient to provide reasonable assurances that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP.
(d)Seller has disclosed, based on its most recent evaluation of its internal accounting controls prior to the Execution Date, to Seller’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal controls that would be reasonably expected to adversely affect Seller’s ability to record, process, summarize and report financial information for inclusion in the applicable combined financial statements and (ii) any fraud, whether or not material, that involves any current or former employees who have (or had) a significant role in Seller’s internal controls over financial reporting. Since December 31, 2018, to the Knowledge of Seller, no material complaints from any source regarding accounting, internal accounting controls or auditing matters have been received by Seller. Seller has made available to Buyer a summary of all material complaints or concerns relating to other matters made since December 31, 2018.
3.6Absence of Certain Changes. From December 31, 2021 through the Execution Date, (a) Seller and its Subsidiaries have conducted the Business in the ordinary course, consistent with past practices, (b) there has not been any change, occurrence or development in the financial condition, properties, assets, Liabilities, business or results of operations or any other change, occurrence or development which has had, or would, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect and (c) there has not been any action taken by Seller or any of its Subsidiaries that, if taken during the period from the Execution Date through the Closing Date without Buyer’s consent, would constitute a breach of Section 5.1(b).
3.7No Undisclosed Liabilities.
(a)Seller does not have any Liabilities related to the Business other than Liabilities that (i) have been adequately reserved against or reflected in the Seller Financial Statements, (ii) were incurred since December 31, 2021 in the ordinary course of business consistent with past practice, (iii) have been incurred pursuant to this Agreement or in connection with the Transactions, or (iv) would not, individually or in the aggregate, reasonably be expected to be material to the Company or the Business.
(b)The Company does not have any Liabilities other than Liabilities arising under this Agreement.
3.8Litigation.
(a)There are no Actions pending or, to the Knowledge of Seller, threatened against Seller, the Company or any of their Subsidiaries (nor has any Governmental Entity indicated to Seller or any of its Affiliates an intention to initiate an Action) that (i) would, individually or the in the aggregate, reasonably be expected to be material to the Company or the Business or (ii) would reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions. To the Knowledge of Seller, no event has occurred or circumstances exist that would reasonably be expected to give rise to, or serve as a basis for, any such Action.
(b)Neither Seller nor any of its Subsidiaries is a party to or subject to the provisions of any Order that (i) restricts the manner in which Seller and its Subsidiaries conduct their businesses in any material respect, (ii) has been, or would, individually or in the aggregate, reasonably be expected to be, material to the Company or the Business or (iii) would reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions. To the Knowledge of Seller, no event has occurred or circumstances exist that would reasonably be expected to give rise to, or serve as a basis for, any such Order.
3.9Employee Benefits.
(a)Section 3.9(a) of the Company Disclosure Letter sets forth a correct and complete list of each Benefit Plan and separately identifies each Benefit Plan that provides retiree or post-employment medical, disability, life insurance or other welfare benefits to any Person. Such Benefit Plans are the only Benefit Plans that cover employees of the Business. Except as set forth in Section 3.9(a) of the Company Disclosure Letter as a “Company Benefit Plan,” none of the Benefit Plans is sponsored or maintained by, or required to be contributed to by the Company.

(b)With respect to each Benefit Plan set forth in Section 3.9(a) of the Company Disclosure Letter, each such Benefit Plan has been operated and administered in all material respects in accordance with the terms of such Benefit Plan and applicable Laws and applicable administrative or governmental rules and regulations, including ERISA and the Code, except to the extent any noncompliance could not reasonably be expected to result in any material Liability to the Company or the Buyer.
(c)There are no pending or, to the Knowledge of the Seller, claims (other than routine claims for benefits) or proceedings threatened by a Governmental Entity by, on behalf of or against any Benefit Plan or any trust related thereto that could reasonably be expected to result in any Liability to the Buyer.
(d)Each ERISA Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be qualified under Section 401(a) of the Code and, to the Knowledge of Seller, nothing has occurred that would adversely affect the qualification or tax exemption of any such Benefit Plan. With respect to any ERISA Plan, the Company has not engaged in a transaction in connection with which the Company reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or Section 502(i) of ERISA or a tax imposed pursuant to Section 4975 or Section 4976 of the Code.
(e)Neither the Company nor any ERISA Affiliate has contributed (or had any obligation of any sort) in the last six years to a plan that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA.
(f)Neither the Seller nor any ERISA Affiliate has maintained, established, participated in or contributed to, or is or has been obligated to contribute to, or has otherwise incurred any obligation or liability (including any contingent liability) under, any multiemployer plan (as defined in Section 3(37) of ERISA) in the last six years.
(g)No Benefit Plan is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).
(h)Except as required by applicable Law, no Benefit Plan provides retiree or post-employment medical, disability, life insurance or other welfare benefits to any Person, and the Company does not have any obligation to provide such benefits. To the extent that the Company sponsors such plans, the Company has reserved the right to amend, terminate or modify at any time each Benefit Plan that provides retiree or post-employment disability, life insurance or other welfare benefits to any Person.
(i)Each Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) is in documentary compliance with, and has been operated and administered in all respects in compliance with, Section 409A of the Code and the guidance issued by the IRS provided thereunder.
(j)Neither the execution and delivery of this Agreement nor the consummation of the Transactions could, either alone or in combination with another event, (i) entitle any Employee to severance pay or any material increase in severance pay, (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any such Employee, (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund any material benefits under any Benefit Plan, (iv) otherwise give rise to any material liability under any Company Benefit Plan or (v) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Company Benefit Plan on or following the Closing.
(k)Neither the execution and delivery of this Agreement nor the consummation of the Transactions could, either alone or in combination with another event, result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.
(l)The Company does not have any obligation to provide, and no Benefit Plan or other agreement provides any individual with the right to, a gross up, indemnification, reimbursement or other payment for any excise or additional taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under Section 280G of the Code.
(m)No Benefit Plan is maintained outside the jurisdiction of the United States or covers any Employees who reside or work outside of the United States.
3.10Labor Matters.
(a)Neither Seller nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or other agreement with a labor union or like organization, and to the Knowledge of Seller, there are no activities or proceedings by any individual or group of individuals, including representatives of any labor organizations or labor unions, to organize any employees of Seller or any of its Subsidiaries.
(b)During the prior five years, there has not been any strike, lockout, slowdown, work stoppage, unfair labor practice or other labor dispute, or arbitration or grievance pending or, to the Knowledge of Seller, threatened. To the Knowledge of Seller, each of Seller and its Subsidiaries is in compliance with all applicable Laws respecting labor, employment and employment practices, terms and conditions of employment, wages and hours (including classification of employees, discrimination, harassment and equitable pay practices), and occupational safety and health. Neither Seller nor any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local Law that remains unsatisfied.
(c)None of Seller or any of its Subsidiaries is or has in the past three years been party to a settlement agreement with a current or former officer, employee or independent contractor that involves allegations relating to sexual harassment by an officer or employee of Seller or any of its Subsidiaries. In the prior three years, no allegations of sexual harassment have been made against a current or former officer or employee of Seller or any of its Subsidiaries.
3.11Compliance with Laws; Licenses. The Business has not been, and is not being, conducted in material violation of any Laws. Seller and its Subsidiaries have not received any written communication alleging any noncompliance with any such Laws that has not been cured as of the Execution Date. Each of Seller and each of its Subsidiaries has obtained and is in compliance with, and as of the Closing the Company will have obtained and will be in compliance with, all permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity necessary to conduct the Business as currently conducted except where such non-compliance, individually or in the aggregate, would not, individually or in the aggregate, reasonably be expected to be material to the Company or the Business.
3.12FCPA and Other Anti-Bribery Laws.
(a)Each of Seller, its Subsidiaries and their respective owners, directors, employees (including officers), and, to the Knowledge of Seller, agents, distributors, consultants and other intermediaries while acting in connection with the Business is in compliance with the FCPA and the Other Anti-Bribery Laws and during the previous five years has not made, authorized, solicited or received any unlawful bribe, rebate, payoff, influence payment or kickback in connection with the Business.
(b)None of Seller, any of its Subsidiaries or any of their respective owners or directors, employees (including officers), or, to the Knowledge of Seller, agents, distributors, consultants or other intermediaries while acting in connection with the Business has during the previous five years (i) established or maintained any unlawful fund of corporate monies or other properties, or (ii) paid, offered or promised to pay, or authorized or ratified the payment of, or solicited or received, directly or indirectly, any monies or anything else of value to any official or Representative (including anyone elected, nominated or appointed to be a Representative) of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity (including any official or employee of any entity directly or indirectly owned or controlled by any Governmental Entity), any royal or ruling family member or any political party, political party official or candidate for public or political office, or any officer, director, employee or Representative of any other company or organization without that company’s or organization’s knowledge and consent, in each case, for the purpose of (A) improperly influencing any act or decision of any such Governmental Entity or Person to obtain or retain business, (B) inducing the recipient to violate a lawful duty or duty of loyalty to the recipient’s employer, or (C) securing any other improper benefit or advantage, in the case of each of the foregoing clauses (A), (B) and (C), in connection with the Business.
(c)There have been no Actions against Seller or any of its Subsidiaries or any of their respective directors or officers or, to the Knowledge of Seller, threatened against Seller or any of its Subsidiaries or any of their respective directors or officers, and there are no Actions against Seller or any of its Subsidiaries or any of their respective directors or officers pending by or before any Governmental Entity or, to the Knowledge of the Seller, threatened against Seller or any of its Subsidiaries or any Indemnified Party by any Governmental Entity, in each case with respect to the FCPA and the Other Anti-Bribery Laws.
(d)Neither Seller nor any of its Subsidiaries has made a voluntary disclosure to a Governmental Entity related to the FCPA or any of the Other Anti-Bribery Laws.
3.13Trade Control and Sanctions Regulation.

(a)Seller and each of its Subsidiaries are in compliance and have during the previous five years been in compliance with the Trade Control and Sanctions Regulations.
(b)Section 3.13(b) of the Company Disclosure Letter sets forth a correct and complete list, as of the Execution Date, of active Licenses held or relied upon by the Seller or any of its Subsidiaries under the Trade Control and Sanctions Regulations, if any.
(c)Within the past five years, there have not been any Actions against Seller or any of its Subsidiaries or any Indemnified Party or, to the Knowledge of Seller, threatened against Seller or any of its Subsidiaries or any of their respective directors or officers, and there are no Actions against Seller or any of its Subsidiaries or any of their respective directors or officers pending by or before any Governmental Entity or, to the Knowledge of Seller, threatened against Seller or any of its Subsidiaries or any of their respective directors or officers by any Governmental Entity, in each case with respect to the Trade Control and Sanctions Regulations.
(d)Neither Seller nor any of its Subsidiaries has within the past five years engaged in, nor is now engaging in, any dealings or transactions (i) with any Person that at the time of the dealing or transaction is or was the subject or target of sanctions administered by OFAC, or (ii) in or with Cuba, Iran, Sudan, Syria, North Korea or the Crimea region of Ukraine, the government of any of these jurisdictions or the Government of Venezuela, or any Person who is resident in or a blocked national of any of these jurisdictions.
(e)Neither Seller nor any of its Subsidiaries has within the past five years made a disclosure to a Governmental Entity related to actual or potential noncompliance with the Trade Control and Sanctions Regulations, whether a voluntary disclosure, directed disclosure or in response to a subpoena or other request from a Governmental Entity.
3.14Development Matters.
(a)All Kv7 Compounds existing as of the Execution Date (collectively, the “Company Compounds”) are being, and at all times have been, developed, tested, processed, manufactured, stored, and shipped, as applicable, in material compliance with all applicable Laws, including all Healthcare Laws. No Company Compounds are currently in commercial distribution by or on behalf of Seller, or to the Knowledge of Seller.
(b)Seller has made available to Buyer all material facts, data and information known to Seller relating to the efficacy, toxicity, stability, synthesis and selectivity of [**].
(c)No facts, data or information materially adverse to the Kv7 Discovery Platform and known to Seller have been omitted from disclosures made to Buyer and its Affiliates prior to the Closing Date.
(d)All analyses, presentations and results that have been provided by Seller to Buyer and its Affiliates were unbiased and complete with respect to the efficacy, toxicity, stability, synthesis and selectivity of [**].

(e)Any facts, data or information materially adverse to the Kv7 Discovery Platform and known to Seller have been specifically identified and disclosed to Buyer or its Affiliates.
(f)Seller and its Subsidiaries have not received or been subject to any notice, warning, administrative proceeding, order, complaint, or other written communication of any actual or threatened Action, investigation or allegation that Seller or any of its Subsidiaries has violated any applicable Law related to the Company Compounds or Program Assets. To the Knowledge of Seller, no Person has filed or has threatened to file against Seller or any of its Subsidiaries any Action under any federal or state whistleblower statute or equivalent Law in the applicable jurisdiction. None of Seller or any of its Subsidiaries or any officer, employee, agent or clinical investigator thereof has been suspended, debarred, excluded or convicted of any crime or engaged in any conduct that would reasonably be expected to result in debarment under 21 U.S.C. Section 335a, exclusion under 42 U.S.C. Section 1320a-7 or any similar Action.
(g)All preclinical work related to the Company Compounds sponsored or conducted by Seller and its Subsidiaries have been and are being conducted in, and all Company Compounds used in connection with such investigations are and have been in, material compliance with all applicable Laws, including Good Laboratory Practices, other Healthcare Laws, applicable research protocols and corrective action plans. No clinical trials are being or have been sponsored or conducted by or on behalf of Seller, or to the Knowledge of Seller, in each case involving any Company Compound. Seller and its Subsidiaries have not received any notice from any Governmental Entity, and no Governmental Entity has issued any such notice to any other Person that any Company Compound cannot be developed, investigated, or shipped substantially in the manner presently performed or contemplated by the Company.
3.15Material Contracts.
(a)Section 3.15(a) of the Company Disclosure Letter sets forth a correct and complete list of each of the following Contracts related to the Business to which Seller or any of its Subsidiaries is a party or by which Seller or any of its Subsidiaries or any of the Program Assets is bound as of the Execution Date (each, a “Material Contract”):
(i)each Contract pursuant to which Seller or any of its Subsidiaries currently leases or subleases real property to or from any Person;
(ii)each Contract (or group of related Contracts with respect to a single transaction or series of related transactions) that involves future payments, other residual Liability, performance or services or delivery of goods or materials to or by Seller or any of its Subsidiaries of any amount or value reasonably expected to exceed [**] in any future 12-month period or [**] over the life of the Contract;
(iii)each Contract pursuant to which Seller or any of its Subsidiaries has received grant funding or any other revenues in excess of [**];
(iv)each Contract pursuant to which Seller or any of its Subsidiaries could be required to pay any royalties, earn-out payments or other deferred or contingent consideration to any Person;

(v)each Contract with any academic institution or research center (or any Person working for or on behalf of any of the foregoing);
(vi)each Contract that contains a covenant restricting any research, development, product design, manufacturing, supply, production, distribution, marketing, sale or commercialization of any Program Assets;
(vii)each Contract relating to the conduct of research and development activities or clinical trials with respect to any Program Assets, or otherwise involving the development of any material Intellectual Property Rights related to the Business on behalf or at the request of Seller or any of its Subsidiaries;
(viii)each Contract pursuant to which Seller or any of its Subsidiaries is a party, or is otherwise bound, and the ultimate contracting counterparty of which is a Governmental Entity (including any subcontract with a prime contractor or other subcontractor that is a party to any such contract);
(ix)each Contract pursuant to which Seller or any of its Subsidiaries grants or receives a license or other right under any Intellectual Property Rights that are material to the Business, other than non-exclusive licenses to commercially available Software granted to Seller or any of its Subsidiaries;
(x)each Contract concerning the establishment or operation of a partnership, strategic alliance, collaboration relationship, joint venture, limited liability company or similar agreement or arrangement;
(xi)each Contract entered into at any time within the three-year period prior to the Execution Date pursuant to which Seller or any of its Subsidiaries acquired another operating business and each other Contract entered into at any time prior to the Execution Date pursuant to which Seller or any of its Subsidiaries acquired another operating business;
(xii)each Contract that limits or purports to limit, directly or indirectly, the freedom of Seller or any of its Subsidiaries (or, after the Closing, Buyer or any of its Affiliates) to compete in any line of business or with any Person or engage in any line of business within any geographic area, or restricts, directly or indirectly, Seller’s or any of its Subsidiaries’ (or, after the Closing, Buyer’s or any of its Affiliates’) ability to solicit or hire any Person or solicit business from any Person, and each Contract that could require the disposition of any material assets or line of business of Seller or its Subsidiaries (or, after the Closing, Buyer or any of its Subsidiaries);
(xiii)each Contract obligating Seller or any of its Subsidiaries to purchase or otherwise obtain any product or service exclusively from a single third party or granting any third party the exclusive right to develop, market, sell or distribute Seller’s or any of its Subsidiaries’ products or services;

(xiv)each Contract containing a “most favored nation” or similar provision in favor of any counterparty of Seller or any of its Subsidiaries or a limitation on Seller’s or any of its Subsidiaries’ ability to increase prices;
(xv)each Contract creating Indebtedness or guaranteeing any such obligations;
(xvi)each Contract creating or granting a Lien on any Program Assets, other than purchase money security interests in connection with the acquisition of equipment in the ordinary course of business consistent with past practice;
(xvii)each Contract containing covenants requiring capital expenditures;
(xviii)each Contract related to any settlement of any Action;
(xix)each Contract that was not negotiated and entered into on an arm’s-length basis;
(xx)each Contract that would reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions; and
(xxi)each collective bargaining agreement or Contract with any union, staff association, works council or other agency or representative body certified or otherwise recognized for the purposes of bargaining collectively.
(b)Seller has previously delivered to, or made available to, Buyer current and complete copies of each written Material Contract and a detailed written description of each oral Material Contract, in each case, including all amendments and waivers thereto. Each Material Contract is valid, binding and enforceable against Seller or its Subsidiaries, as the case may be, and, to the Knowledge of Seller, each other party thereto, and is in full force and effect. Other than any consent or waiver that may be required in connection with the consummation of the Transactions, there is no breach or violation of, or default under, any such Material Contract by Seller or any of its Subsidiaries and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder by Seller or any of its Subsidiaries or would permit or cause the termination, non-renewal or modification thereof or acceleration or creation of any right or obligation thereunder. To the Knowledge of Seller, no counterparty to any Material Contract is in breach or violation thereof.
3.16Assets.
(a)Seller or its Subsidiaries have good title to, or enforceable license to use, the personal tangible properties that are the Program Assets, in each case free and clear of all Liens, except Permitted Liens. No Person other than Seller or its Subsidiaries owns, leases or operates any of the Program Assets.
(b)Following the Pre-Closing Contribution, the assets, properties and rights of the Company shall constitute all the assets, properties and rights necessary and sufficient for the Company to conduct the Business as currently conducted and, immediately after the Closing, necessary for Buyer to continue to operate and conduct the Business as currently conducted. The Company will own, lease or have the legal right to the use of such assets, properties and rights, including all of the Program Assets, free and clear of all Liens, except for Permitted Liens.
3.17Affiliate Arrangements. As of the Closing, there will be no Contracts, commitments, obligations or arrangements between the Company, on the one hand, and Seller or any of its Subsidiaries (other than the Company), or any of their Affiliates, officers, directors, stockholders, members or employees, or any family member or other related party of any of the foregoing, on the other hand.
3.18Real Property.
(a)Neither Seller nor any of its Subsidiaries owns any real property.
(b)Section 3.18(b) of the Company Disclosure Letter sets forth a correct and complete list of all real property leased or subleased to Seller or any of its Subsidiaries (collectively, the “Leased Real Property”) and a list of all leases (the “Leases”) entered into by Seller or its Subsidiaries with respect to the Leased Real Property. Seller and its Subsidiaries, as applicable, have a valid leasehold interest in all Leased Real Property, free and clear of all Liens, except Permitted Liens. To the Knowledge of the Seller, there exists no default or event of default under the Leases. There are no written or oral subleases, concessions, licenses, occupancy agreements or other Contracts or arrangement granting to any Person other than Seller or its Subsidiaries the right to use or occupy the Leased Real Property.
3.19Environmental Matters. Except for such matters that would not, individually or in the aggregate, reasonably be expected to be material to the Company or the Business, (a) Seller and its Subsidiaries have complied at all times with all applicable Environmental Laws, (b) no property currently or, to the Seller’s Knowledge, formerly owned, leased or operated by Seller or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) is contaminated with any Hazardous Substance in violation of, or as could be expected to result in liability under, any Environmental Law, (c) to the Seller’s Knowledge, neither Seller nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third-party property, (d) neither Seller nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that Seller or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law, (e) neither Seller nor any of its Subsidiaries is subject to any Order or any indemnity or other agreement with any third party relating to any Environmental Law, (f) to the Seller’s Knowledge, there are no other circumstances or conditions involving Seller or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to result in any claim, liability, investigation, cost or restriction on the ownership, use or transfer of any property pursuant to any Environmental Law, and (g) Seller has made available to Buyer copies of all material environmental reports, studies and assessments in the possession of Seller relating to Seller’s or any of its Subsidiaries’ facilities or operations.
3.20Taxes.
(a)Seller and its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed and all such filed Tax Returns are complete and accurate in all respects, (ii) have paid all Taxes that are required to be paid (whether or not shown on a Tax Return), (iii) have withheld and paid all material Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor, shareholder or other third party and (iv) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, in each case, with respect to the Company and its assets.
(b)The Company is, and has been at all times since the time of its formation, classified for U.S. federal, state and local income tax purposes as an entity disregarded as separate from its owner.
(c)Neither the Company nor the Company’s assets are subject to Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment (within the meaning of an applicable tax treaty) or other fixed place of business in such other country.
(d)There are no pending or threatened in writing audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters.
(e)No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into with or issued by any Taxing Authority with respect to the Company or the assets of the Company.
(f)The Company (i) has not been a member of an affiliated, consolidated, combined or unitary Tax group for purposes of filing any Tax Return and (ii) does not have any liability for the Taxes of any Person under Treas. Reg. Section 1.1502-6 (or any similar provision of U.S. state or local or non-U.S. income Tax law), or as a transferee or successor.
(g)There are no Liens on the Company’s assets that arose in connection with any failure (or alleged failure) to pay any Tax.
(h)The Company is not a party to, or bound by, any Tax allocation, Tax indemnity or Tax sharing agreement or any current or potential contractual obligation to indemnify any other person with respect to Taxes (other than agreements entered into in the ordinary course of business the principal purpose of which is unrelated to Taxes).
(i)The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in or use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax Law) entered into prior to the Closing; (iii) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount, advanced payment or deferred revenue received or accrued on or prior to the Closing Date; or (vi) election under Section 965 of the Code

(j)The Company has not entered into any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011 4(b)(2).
3.21Intellectual Property.
(a)Seller and its Subsidiaries solely and exclusively own, and upon completion of the Pre-Closing Contribution, the Company will solely and exclusively own, all Company Owned IP, in each case, free and clear of all Liens other than Permitted Liens.
(b)Seller and its Subsidiaries own or have the right to use, pursuant to valid and enforceable written licenses, all Company IP and such Intellectual Property Rights will be owned or available for use by the Company, following the Pre-Closing Contribution, on the same terms as they were owned or available for use by Seller and its Subsidiaries.
(c)The Company IP is subsisting, and all issued or granted items included therein are valid and, to the Knowledge of Seller, enforceable. Each item of Registered Intellectual Property included in the Company IP is currently in compliance with all formal legal requirements necessary to (i) maintain its validity and enforceability and (ii) record and perfect Seller’s or its Subsidiaries’, as applicable, interest in, and the chain of title of, such Registered Intellectual Property.
(d)There is no outstanding Order (other than standard prosecution before the United States Patent and Trademark Office or any foreign equivalent thereof) adversely affecting the validity or enforceability of Seller’s or any of its Subsidiaries’ ownership or use of, or rights in or to, any Company IP.
(e)There has been no Action against Seller or any of its Subsidiaries, and neither Seller nor any of its Subsidiaries has received any written claim (including “cease and desist” letters and written invitations to take a patent license), or to the Knowledge of Seller, been threatened with any such claim, in each case, within the prior six years, (i) contesting or challenging the use, validity, enforceability or ownership of any Company IP (other than standard prosecution before the United States Patent and Trademark Office or any foreign equivalent thereof), or (ii) alleging that (A) the conduct of the Business by Seller or any of its applicable Subsidiaries or (B) the use, sale, manufacture, import, commercialization or other exploitation of any products of the Business, in each case, has infringed, misappropriated or otherwise violated the Intellectual Property Rights of any Person, whether directly or indirectly.
(f)To the Knowledge of Seller, none of (i) the conduct of the Business as currently conducted; (ii) the conduct of the Business as proposed to be conducted pursuant to the Development Plan; or (iii) the use, sale, manufacture, import, commercialization or other exploitation of any products of the Business has, as applicable, infringed, misappropriated or otherwise violated within the prior six years, or to the Knowledge of Seller, will infringe, misappropriate or otherwise violate, any valid and enforceable Intellectual Property Rights of any Person, whether directly or indirectly.
(g)To the Knowledge of Seller, within the prior six years, no Person has infringed, misappropriated or otherwise violated any Company IP, whether directly or indirectly.

(h)During the prior six years, neither Seller nor any of its Subsidiaries has asserted or, to Seller’s knowledge, threatened, an Action (including “cease and desist” letters and written invitations to take a patent license) against any other Person alleging infringement, misappropriation or other violation of any Company IP.
(i)Seller and its applicable Subsidiaries have taken commercially reasonable measures to protect the confidentiality and value of all Know-How included in the Company IP, and no such Know-How has been disclosed to or accessed by any Person except pursuant to valid and enforceable nondisclosure agreements that, to the Knowledge of Seller, have not been breached by any such Person.
(j)All of Seller’s and its Subsidiaries’ current and former employees and contractors who have been involved in the development of material Intellectual Property Rights related to the Business for or on behalf of Seller or any of its applicable Subsidiaries have executed valid written agreements containing binding and enforceable confidentiality provisions and presently assigning all right, title and interest in and to such Intellectual Property Rights to Seller or any of its applicable Subsidiaries, and no such employee or contractor retains, or to the Knowledge of Seller, claims to retain, any right, title or interest in or to any such Intellectual Property Rights, including any entitlement to specific compensation due under applicable Law in relation to those rights.
(k)No funding, facilities or personnel of any Governmental Entity, university, college or other educational institution or research center was used in the development of any of the Company IP, except as would not result in any such Person obtaining any ownership interest license under, or other right to any such Company IP.
(l)No Software included in the Company IP is subject to any obligation or condition under any license identified as an open source license by the Open Source Initiative (www.opensource.org/) (each, an “Open Source License”) that conditions the distribution of such Software on (i) the disclosure, licensing or distribution of any source code for any portion of such Software, (ii) the granting to licensees of the right to make derivative works of, or other modifications to, such Software, (iii) the licensing under terms that allow such Software or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Law), or (iv) the redistribution of such Software at no license fee. Neither Seller nor any of its applicable Subsidiaries is in breach of any Open Source License.
(m)The IT Assets owned, used or held for use by Seller or its applicable Subsidiaries in connection with the Business (the “Program IT Assets”) (i) operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by Seller and its Subsidiaries in connection with the Business, (ii) have not materially malfunctioned or failed within the past six years in a manner that has had a material impact on the Business and (iii) are free from material bugs or other defects, and do not contain any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware” or other malicious code.
(n)In the prior six years, there has been no unauthorized access to or unauthorized use of (i) any Program IT Assets, (ii) any information stored on or processed by any Program IT Assets, or (iii) any confidential or proprietary information that is in Seller’s or any of its applicable Subsidiaries’ possession or control that relates to the Business or the Company IP, in each case, in a manner that, individually or in the aggregate, has had or is reasonably expected to result in material liability to, or material disruption of the Business.
(o)Seller and its applicable Subsidiaries have established and implemented written policies and organizational, physical, administrative and technical measures regarding privacy, cyber security and data security in connection with the Business that are commercially reasonable, and consistent in all material respects with (i) reasonable practices in the industry, (ii) any written commitments of Seller and its applicable Subsidiaries and (iii) any publicly-facing statements or policies adopted by Seller or its applicable Subsidiaries (such policies and measures, collectively, the “Privacy and Security Policies”).
(p)In the prior six years, (i) Seller and its applicable Subsidiaries have, as it relates to the Business, (A) complied in all material respects with all of their respective Privacy and Security Policies and contractual obligations, and with all applicable Laws, in each case, regarding Personal Information, including with respect to the collection, use, storage, processing, transmission, transfer (including cross-border transfers), disclosure and protection of Personal Information, and (B) used commercially reasonable measures consistent with reasonable practices in the industry to ensure the confidentiality, privacy and security of Personal Information, and (ii) no Person has gained unauthorized access to or misused any Personal Information in a manner that, individually or in the aggregate, has resulted in or is reasonably expected to result in material liability to, or material disruption of, the Business or any obligation for Seller, its applicable Subsidiaries or the Company to notify any Governmental Entity about such unauthorized access or misuse.
3.22Insurance. Seller has made available to Buyer true and correct copies of all material insurance policies or insurance binders relating to the Business that are maintained by Seller or any of its Subsidiaries (“Insurance Policies”). Each Insurance Policy is in full force and effect, subject to the Bankruptcy and Equity Exception, and all premiums due with respect to all Insurance Policies have been paid, and, to the extent applicable, to the Knowledge of Seller, neither Seller nor any of its Subsidiaries has taken any action or failed to take any action that (including with respect to the Transactions), with or without notice, lapse of time or both, would constitute or result in a breach or violation of, or default under, any of the Insurance Policies or would permit or cause the termination, non-renewal or modification thereof or acceleration or creation of any right or obligation thereunder, in each case as would not, individually or in the aggregate, reasonably be expected to be material to the Company or the Business.
3.23COVID-19 Relief Laws. Neither Seller nor any of its Affiliates has applied for or received a PPP Loan other than any PPP Loan that has been repaid or forgiven in full as of the Execution Date.
3.24Suppliers.
(a)Section 3.24(a) of the Company Disclosure Letter sets forth a complete and accurate list of the top 10 suppliers of the Business for the 12-month period ended December 31, 2021 based on payments made to each supplier during such period (each, a

“Significant Supplier”), together with the amount paid to each Significant Supplier during such period.
(b)Since December 31, 2020, and through the Execution Date, no Significant Supplier or other material supplier, vendor, collaborator or licensor of the Business has cancelled or otherwise terminated its relationship with Seller or any of its Subsidiaries or has materially altered, in a manner adverse to Seller or any of its Subsidiaries, its relationship with Seller or any of its Subsidiaries. To the Knowledge of Seller, no such Significant Supplier or other material supplier, vendor, collaborator, distributor or licensor has any plan or intention, and has not threatened, to terminate, cancel or otherwise materially modify its relationship with Seller or any of its Subsidiaries.
3.25Solvency.
(a)Seller is not entering into this Agreement or the Transactions with the intent to hinder, delay or defraud creditors.
(b)After giving effect to the Transactions, at and immediately after the Closing, (A) the sum of the fair value (on a going concern basis) of the assets, at a fair valuation, of Seller, will exceed its debts, (B) the sum of the present fair salable value of the assets (on a going concern basis) of Seller will exceed its debts, (C) Seller has not incurred and does not intend to incur, and does not believe that it will incur, debts beyond its ability to pay such debts as debts mature, and (D) Seller will have sufficient capital with which to conduct its businesses as currently conducted or proposed to be conducted.
3.26 Purchase Entirely for Own Account. Seller acknowledges that the Closing Consideration Shares and the Earn-Out Shares shall be acquired for investment for Seller’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and Seller has no present intention of selling, granting any participation or otherwise distributing such Parent Shares. Seller can bear the economic risk of an investment in such Parent Shares indefinitely and a total loss with respect to such investment. Seller does not have and will not have as of the Closing any contract, undertaking, agreement, arrangement or understanding with any Person to sell, transfer or grant participation to a Person any of such Parent Shares.
3.27Investment Experience and Accredited Investor Status. Seller is an “accredited investor” (as defined in Regulation D under the Securities Act). Seller has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Closing Consideration Shares and the Earn-Out Shares.
3.28Acquiring Person. Neither Seller nor any of its Affiliates beneficially owns (as determined pursuant to Rule 13d-3 under the Exchange Act without regard for the number of days in which a Person has the right to acquire such beneficial ownership, and without regard to Seller’s rights under this Agreement), any securities of Parent, except for securities that may be beneficially owned by either (a) employee benefit plans of Seller or any of its Affiliates or (b) any executive officer or director of Seller.

3.29No “Bad Actor” Disqualification. Seller has not taken any of the actions set forth in, and is not subject to, the disqualification provisions of Rule 506(d)(1) of the Securities Act. Seller’s responses in the questionnaire delivered to Buyer by Seller related to qualification under Rule 506(d)(1) are true and correct.
3.30Restricted Securities. Seller understands that the Closing Consideration Shares and the Earn-Out Shares, when issued, shall be “restricted securities” under the federal securities Laws inasmuch as they are being acquired from an Affiliate of Parent in a transaction not involving a public offering and that under such Laws such Parent Shares may be resold without registration under the Securities Act only in certain limited circumstances. Seller represents that it is familiar with Rule 144. Seller understands that such Parent Shares are being offered and issued to it in reliance on specific exemptions from the registration requirements of United States federal and state securities Laws and Buyer is relying in part upon the truth and accuracy of, and Seller’s compliance with, the representations, warranties, agreements, acknowledgements and understandings of Seller set forth in this Agreement in order to determine the availability of such exemptions and the eligibility of Seller to acquire such Parent Shares.
3.31Legends. Seller understands that any certificates representing the Closing Consideration Shares or the Earn-Out Shares shall bear the following legends:
(a)“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE REASONABLY SATISFACTORY TO BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.) THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF THE SECURITIES ACT.”;
(b)any legend required by applicable state securities Laws; and
(c)“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AND SHALL BE TRANSFERABLE ONLY UPON THE TERMS AND CONDITIONS OF A MEMBERSHIP INTEREST PURCHASE AGREEMENT DATED AS OF FEBRUARY 24, 2022 BY AND AMONG BIOHAVEN THERAPEUTICS LTD., KNOPP BIOSCIENCES LLC, CHANNEL BIOSCIENCES, LLC, AND, SOLELY FOR THE PURPOSES OF SECTION 9.14 THEREOF, BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD., A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.”
3.32Brokers and Finders. Neither Seller nor any of its Subsidiaries, nor any of their respective directors or officers, as applicable, has employed any investment banker, broker or finder or incurred or will incur any liability for any brokerage payments, investment banking fees, commissions, finders’ fees or other similar payments in connection with the Transactions.

3.33No Other Representations or Warranties.
(a)Seller and the Company acknowledge and agree that Buyer has relied on the representations and warranties set forth in this Article III in making the decision to enter into this Agreement. Except for the representations and warranties expressly set forth in this Article III, in the Company Disclosure Letter and in the Transaction Documents, none of the Company, Seller or any other Person makes (and each of Seller and the Company, on behalf of itself, its Subsidiaries and their respective Affiliates hereby disclaims) any other express or implied representation or warranty with respect to the Transactions, Seller, the Company or any of their respective Affiliates or to any of their respective businesses, operations, assets, Liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement or the Transactions (including any implied warranties that may otherwise be applicable because of the provisions of the Uniform Commercial Code or any other applicable Law, including the warranties of merchantability and fitness for a particular purpose).
(b)Seller and the Company acknowledge and agree that, except for the representations and warranties expressly set forth in Article IV of this Agreement and in the Transaction Documents, none of Buyer, any of its Affiliates or any other Person has made any express or implied representation or warranty with respect to the Transactions, Buyer or any of its respective Affiliates or to any of their respective businesses, operations, assets, Liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement or the Transactions (including any implied warranties that may otherwise be applicable because of the provisions of the Uniform Commercial Code or any other applicable Law, including the warranties of merchantability and fitness for a particular purpose) and Seller and the Company have not relied on any representation or warranty other than those expressly set forth in Article IV of this Agreement and in the Transaction Documents; provided, however, that notwithstanding anything to the contrary set forth in the foregoing provisions of this Section 3.33(b), nothing in this Section 3.33(b) shall limit Seller’s or the Company’s remedies with respect to claims of Fraud in connection with, arising out of or otherwise related to the express written representations and warranties made by Buyer in this Agreement and in any Transaction Document.
Article IV

REPRESENTATIONS AND WARRANTIES OF BUYER
Except as set forth in Parent’s most recent Annual Report (including all exhibits and filings incorporated therein), Buyer hereby represents and warrants to the Company and Seller as of the Execution Date and as of the Closing (or in the case of representations and warranties that speak of a specified date, as of such specified date) as follows:
4.1Organization, Good Standing and Qualification. No vote of holders of shares of Parent is necessary to approve this Agreement and the Transactions. Buyer (a) is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, (b) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (c) is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except in the case of clause (b) or (c) where the failure to be so qualified or in good standing or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions.
4.2Authority; Approval. Buyer has all requisite corporate power and authority and has taken all corporate or similar action necessary in order to execute, deliver and perform its obligations under this Agreement and each of the Transaction Documents to which it is a party. This Agreement has been, and each of the Transaction Documents to which it is a party will be at the Closing, duly executed and delivered by Buyer, and, when executed and delivered by Seller, the Company and the other parties hereto and thereto, will constitute a valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms, subject to the Bankruptcy and Equity Exception.
4.3Valid Issuance of Parent Shares. When issued and delivered at the Closing in accordance with the terms hereof, the Closing Consideration Shares and the Earn-Out Shares shall be duly authorized, validly issued, fully paid and nonassessable, free from any liens, encumbrances or restrictions on transfer, including preemptive rights, rights of first refusal or other similar rights, other than as arising pursuant to this Agreement, as a result of any action by Seller or under federal or state securities Laws.
4.4Governmental Filings; No Violations; Certain Contracts.
(a)Other than the Company Approvals, no expirations of waiting periods under applicable Laws are required and notices, reports or other filings are required to be made by Buyer with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Buyer from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement and the Transaction Documents by Buyer or the consummation of the Transactions, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions.
(b)The execution, delivery and performance by Buyer of this Agreement and the Transaction Documents to which it is a party do not, and the consummation of the Transactions will not, conflict with, or result in any breach or violation of, or default (with or without notice, lapse of time or both) under, or give rise to any right of termination, loss of rights, adverse modification of provisions, cancellation or acceleration of any obligations under, or result in the creation of a Lien on any of the assets of Buyer under any provision of (i) its Organizational Documents, (ii) any Contract binding upon Buyer or its Affiliates or (iii) assuming (solely with respect to performance of this Agreement and the Transaction Documents and consummation of the Transactions) receipt of the Company Approvals, any Law to which Buyer or its Affiliates is subject, except, in the case of clauses (ii) and (iii) above, for any such breach, violation, default, termination, loss, adverse modification, cancellation, acceleration or creation that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions.
(c)None of Buyer or any of its Affiliates or any officer, employee, agent or clinical investigator thereof has been suspended, debarred, excluded or convicted of any crime or engaged in any conduct that would reasonably be expected to result in debarment under 21 U.S.C. Section 335a, exclusion under 42 U.S.C. Section 1320a-7 or any similar Action.
4.5Litigation. There are no Actions pending or, to the Knowledge of Buyer, threatened against Buyer that would reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions. Buyer is not a party to or subject to the provisions of any Order that would, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions.
4.6Available Funds. Buyer, together with its Affiliates, has cash on hand or existing credit facilities of immediately available funds sufficient to enable it to consummate the Transactions and satisfy all of its obligations under this Agreement when required to do so pursuant to the terms hereof.
4.7Brokers and Finders. Neither Buyer nor any of its Affiliates, nor any of their respective directors or employees (including any officers) has employed any broker, finder or investment bank or has incurred or will incur any obligation or liability for any brokerage fees, commissions or finders fees in connection with the transactions contemplated by this Agreement. Buyer shall be solely responsible for the fees of any broker, finder, or agent engaged by Buyer or any of its Affiliates in connection with the Transactions or otherwise.
4.8Financing. Buyer has sufficient cash and/or available lines of credit under its existing credit facilities to make payment of all amounts to be paid by it hereunder on the Closing Date. The obligations of Buyer under this Agreement are not subject to any conditions regarding Buyer’s or any other Person’s ability to obtain any financing for the consummation of the Transactions contemplated hereby.
4.9Solvency. At the Closing, each of Buyer and its Affiliates, after taking into account consummation of the Transactions and the way the Buyer intends the Business of the Company to be operated after the Closing, (a) will be able to pay its debts, including its stated and contingent liabilities as they mature, (b) will not have unreasonably small capital for the Business of the Company, and (c) will be solvent.
4.10Independent Investigation. Buyer acknowledges that (a) it has conducted its own independent investigation, review and analysis of the Business, results of operations, prospects, condition (financial or otherwise) and the Program Assets, and (b) it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Seller and Company for such purpose. Buyer acknowledges that: (i) in making its decision to enter into this Agreement and to consummate the Transactions, Buyer has relied solely upon its own investigation and the express representations and warranties of the Seller and Company set forth in Article III of this Agreement (including the related portions of the Company Disclosure Letter); and (ii) neither the Seller nor the Company (nor any of their respective directors, officers, or employees), nor any of their respective Affiliates or representatives, nor any other Person has made any representation or warranty, either express or implied, as to the Seller or Company, this Agreement, or the accuracy or completeness of any of the information provided or made available to Buyer or its directors, officers, employees, Affiliates, controlling persons, agents, advisors or representatives, except as expressly set forth in Article III of this Agreement (including the related portions of the Company Disclosure Letter).

4.11CFIUS. Buyer is not a “foreign person” as that term is defined in Part 800 of the regulations of the Committee on Foreign Investment in the United States (31 C.F.R. § 800.224).
4.12Development Efforts. As of the date hereof, Buyer intends to use good faith efforts to purchase the equipment set forth on Schedule 4.12(a) and to fill the open positions set forth on Schedule 4.12(b).
4.13No Other Representations or Warranties.
(a)Buyer acknowledges and agrees that Seller and the Company have relied on the representations and warranties set forth in this Article IV in making the decision to enter into this Agreement. Except for the representations and warranties expressly set forth in this Article IV and in the Transaction Documents, none of Buyer, any of its Affiliates or any other Person makes (and Buyer, on behalf of itself and its Affiliates, hereby disclaims) any other express or implied representation or warranty with respect to the Transactions, Buyer or any of its respective Affiliates or to any of their respective businesses, operations, assets, Liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement or the Transactions (including any implied warranties that may otherwise be applicable because of the provisions of the Uniform Commercial Code or any other applicable Law, including the warranties of merchantability and fitness for a particular purpose).
(b)Buyer acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III of this Agreement, in the Company Disclosure Letter and in the Transaction Documents, none of the Company, Seller or any other Person has made any express or implied representation or warranty with respect to the Transactions, to Seller, the Company or any of their respective Subsidiaries or their respective Affiliates or to any of their respective businesses, operations, assets, Liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement or the Transactions (including any implied warranties that may otherwise be applicable because of the provisions of the Uniform Commercial Code or any other applicable Law, including the warranties of merchantability and fitness for a particular purpose) and Buyer has not relied on any representation or warranty other than those expressly set forth in Article III of this Agreement, in the Company Disclosure Letter and in the Transaction Documents; provided, however, that notwithstanding anything to the contrary set forth in the foregoing provisions of this Section 4.13(b), nothing in this Section 4.13(b) shall limit Buyer’s remedies with respect to claims of Fraud in connection with, arising out of or otherwise related to the express written representations and warranties made by Seller or the Company in this Agreement and in any Transaction Document.
Article V

COVENANTS
5.1Interim Operations of the Company.
(a)Except as described in Section 5.1(a) of the Company Disclosure Letter, or as otherwise expressly required or permitted by this Agreement, each of Seller and the Company covenant and agree as to itself and its Subsidiaries that, during the period from the Execution

Date until the Closing, unless Buyer shall otherwise approve in writing, and except as required by applicable Laws, the Business shall be conducted in the ordinary course consistent with past practice and, to the extent consistent therewith, each of the Seller (solely as it relates to the Business), the Company and their Affiliates shall use their respective commercially reasonable efforts to preserve their business organizations intact and maintain the Business’ existing relations with Governmental Entities, grant providers, suppliers, creditors, lessors and employees and other parties with whom the Business has a material business relationship.
(b)Without limiting the generality of, and in furtherance of, the foregoing, from the Execution Date until the Closing, except (x) as otherwise expressly required by this Agreement or as described in Section 5.1(a) of the Company Disclosure Letter or (y) as Buyer may approve in writing, Seller and the Company shall not, and shall not permit their Subsidiaries to:
(i)adopt any change in the Company’s Organizational Documents or any change in the Organizational Documents of Seller or any of its Subsidiaries that could prevent, materially delay or materially impair the consummation of the Transactions;
(ii)sell, convey, transfer, pledge or otherwise encumber or dispose of any of the Interests, except pursuant to this Agreement;
(iii)deposit any Interests held into a voting trust or enter into a voting agreement or arrangement with respect to any such Interests or grant any proxy with respect thereto;
(iv)create any Subsidiaries of the Company;
(v)enter into any agreements or arrangements imposing material changes or restrictions on the Program Assets or the Business;
(vi)obligate the Company to acquire (A) assets from any other Person or (B) any business or Person, by merger or consolidation, purchase of substantially all assets or equity interests or by any other manner, in each case, in any transaction or series of related transactions;
(vii)other than pursuant to Contracts to which Seller or any of its Subsidiaries are a party that are in effect as of the Execution Date, transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any of the Program Assets;
(viii)issue, sell, pledge, dispose of, grant, transfer, encumber or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of any Equity Interests of Seller or the Company;
(ix)except for the grant of non-exclusive licenses in the ordinary course of business and the statutory expiration of Intellectual Property Rights, sell, assign or transfer, license, subject to a Lien (other than a Permitted Lien), abandon, allow to lapse or otherwise dispose of any Company IP;
(x)reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of the Interests;
(xi)create or incur any Lien material to the Business;
(xii)incur any Indebtedness or guarantee any such Indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of Seller or any of its Subsidiaries; provided that any Indebtedness that is extinguished in full prior to, or concurrently with, the Closing shall not be deemed to be a breach of this provision;
(xiii)(A) except as set forth in the capital budget set forth in Section 5.1(b)(xiii) of the Company Disclosure Letter, make or authorize any capital expenditures in excess of [**] at the Company or otherwise related to the Business in the aggregate during any 12-month period; (B) fail to make any capital expenditures related to the Business described in the capital budget set forth in Section 5.1(b)(xiii); or (C) fail to use good faith efforts to make any additional capital expenditure otherwise required to operate the Business in substantially the same manner as presently conducted;
(xiv)enter into any Contract that would have been a Material Contract had it been entered into prior to the Execution Date;
(xv)amend, modify, fail to renew or terminate any Material Contract;
(xvi)other than in the ordinary course of business, consistent with past practice, amend, modify, cancel or waive any debts or claims held by it or waive any material rights related to the Business;
(xvii)make any changes with respect to its accounting policies or procedures, except as required by changes in Law or GAAP;
(xviii)settle any Action at the Company or otherwise related to the Business or the Program Assets or any other obligation or liability of Seller or any of its Subsidiaries related to the Business or the Program Assets;
(xix)(A) make, change or revoke any material Tax election, (B) change any material method of Tax accounting, (C) adopt or change any material Taxable year or period, (D) enter into any material closing agreement with respect to Taxes, (E) file any material amended Tax Return, (F) settle or compromise any material Tax claim or assessment or (G) surrender any material claim for a refund of Taxes;
(xx)except as required pursuant to the terms of any Benefit Plan in effect as of the date of this Agreement and set forth in Section 5.1(b)(xx) of the Company Disclosure Letter, or as otherwise required by applicable Law, (A) increase in any manner the compensation or consulting fees, bonus, pension, welfare, fringe or other benefits, severance or termination pay of any Employee, except for the payment of annual bonuses for completed periods based on actual performance in the ordinary course of business consistent with past practice, (B) cause or permit the Company to become a party to, establish, adopt, amend, commence participation in or terminate any Benefit Plan or any arrangement that would have been a Benefit Plan had it been entered into prior to this Agreement, (C) cause or permit the Company to grant any new awards, or amend or modify the terms of any outstanding awards, under any Benefit Plan, (D) forgive any loans or issue any loans (other than routine travel advances issued in the ordinary course of business) to any Employee, (E) cause or permit the Company to hire any employee or engage any independent contractor (who is a natural person) or (F) terminate the employment of any Employee other than for cause;
(xxi)become a party to, establish, adopt or enter into any collective bargaining or other labor union Contract;
(xxii)fail to pay or satisfy when due any material account payable or other material liability related to the Business or the Program Assets, other than any such liability that is being contested in good faith by the Company or any of its Subsidiaries;
(xxiii)fail to keep current and in full force and effect, or to apply for or renew, any material permit, approval, authorization, consent, license, registration or certificate issued by any Governmental Entity related to the Business or the Program Assets;
(xxiv)subject the Company or any of its Subsidiaries to any bankruptcy, receivership, insolvency or similar proceeding;
(xxv)take any actions or omit to take any actions that would, individually or in the aggregate, reasonably be expected to result in any of the conditions set forth in Article VI not being satisfied; or
(xxvi)agree, authorize or commit to do any of the foregoing.
(c)Nothing contained in this Agreement is intended to give Buyer, directly or indirectly, the right to control or direct the Company or the operations of the Business prior to the Closing Date. Prior to the Closing Date, Seller shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the operations of the Company and the Business.
5.2Member Consent. In accordance with applicable Laws and the Seller Operating Agreement, promptly following the execution of this Agreement, Seller shall seek and shall use its commercially reasonable efforts (a) as promptly as practicable, and in any event within 24 hours following the execution of this Agreement (the “Member Consent Delivery Period”), to obtain the Member Consent and to deliver to Buyer a copy thereof certified as correct and complete by Seller and (b) as promptly as practicable, and in any event prior to the Closing, to obtain Support Agreements executed and delivered by the remaining members of Seller. In connection with its solicitation of Support Agreements from the members of Seller,

Seller shall prepare and deliver to each member of Seller an information statement regarding the Transactions, which shall be in a form reasonably acceptable to Buyer.
5.3Cooperation and Efforts to Consummate Transactions; Status Updates.
(a)Cooperation and Efforts. Upon the terms and subject to the conditions set forth in this Agreement, Seller and Buyer shall cooperate with each other and use (and shall cause their respective controlled Affiliates to use) their respective commercially reasonable efforts to take or cause to be taken all actions reasonably necessary or advisable on their part under this Agreement to consummate the Transactions as promptly as reasonably practicable and not to take any action after the Execution Date that would reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions.
(b)Status Updates. Subject to applicable Laws and as required by any Governmental Entity, Seller and Buyer shall each keep the other apprised of the status of matters relating to the consummation of the Transactions, including promptly furnishing the other with copies of notices or other communications (or where no such copies are available, a reasonably detailed written description thereof) received by Seller or Buyer, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Transactions. Each of the Parties shall give prompt notice to the other Party of any change, occurrence, fact or condition with respect to which such other Party may terminate this Agreement pursuant to Section 7.1.
5.4Regulatory Filings/Approvals.
(a)Submission of Filings and Notices.
(i)Exchanging Information. Seller and Buyer shall each, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and members and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Seller, Buyer or any of their respective Subsidiaries to any Governmental Entity in connection with the Transactions.
(ii)Initial Submissions. Seller and Buyer shall prepare and file as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, clearances, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any Governmental Entity in order to consummate the Transactions.
(iii)Subsequent Submissions. Buyer and Seller shall promptly provide all documents requested by any Governmental Entity to the extent reasonably necessary or advisable to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from such Governmental Entity in order to consummate the Transactions.
(iv)Conduct of Interactions with Government Entities. Subject to applicable Laws relating to the exchange of information, Buyer shall have the right to direct the strategy with respect to all matters with any Governmental Entity; provided, that Seller shall have the right to review in advance, and, to the extent reasonably practicable, Buyer will consult with Seller on and consider in good faith the views of Seller in connection with, the strategy and in connection with all statements in any filing made with, or written materials submitted to, any Governmental Entity in connection with the Transactions. In exercising the foregoing rights, Seller and Buyer shall act reasonably and as promptly as practicable. Neither Buyer nor Seller shall permit any of its officers or any other representatives or agents to participate in any meeting with any Governmental Entity in respect of any filing, investigation or other inquiry relating to the Transactions unless it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend and participate thereat. Nevertheless, each Party and each representative thereof shall respond to all inquiries in a manner which he, she or it considers true and correct. Seller and its Subsidiaries shall not agree to any actions, restrictions or conditions with respect to obtaining any consents, registrations, approvals, permits, expirations of waiting periods or authorizations in connection with the Transactions without the prior written consent of Buyer.
(b)Remedies. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement, including Section 5.3(a), shall require Buyer or any of its Affiliates to:
(i)proffer to, agree to, or sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate, before or after the Closing, any assets of Buyer, the Company or any of their respective Affiliates (or consent thereto);
(ii)proffer to, agree to or implement any changes in (including through a licensing arrangement), or any restrictions on or other impairment of, Buyer’s ability to use, own, operate or take any other actions with respect to any assets of Buyer, the Company or any of their respective Affiliates or Buyer’s ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the Equity Interests of the Company and equity and debt securities held directly or indirectly by the Company; or
(iii)take any action to overturn, defend against or oppose any action by any Governmental Entity to prohibit the Transactions or prevent consummation of the Transactions prior to the Outside Date.
5.5Third-Party Consents. Upon the terms and subject to the conditions set forth in this Agreement, Seller shall use (and shall cause its controlled Affiliates to use) its commercially reasonable efforts to obtain at or prior to the Closing any consents required from third parties in connection with the consummation of the Transactions in order for the continued operation of the Business as currently conducted and as proposed to be conducted following the Closing. For the avoidance of doubt, such “commercially reasonable efforts” shall not require the Seller or any of its Affiliates to (a) make any payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments) or concede anything of value, (b) amend, supplement or otherwise modify any Contract or (c) agree or commit to do any of the foregoing.
5.6Pre-Closing Contribution. Prior to the Closing, Seller shall contribute to the Company all of the Program Assets, free and clear of all Liens (other than Permitted Liens), but shall retain all Liabilities attributable to the Program Assets or the ownership thereof prior to the Closing (the “Pre-Closing Contribution”) pursuant to a contribution agreement in the form attached hereto as Exhibit B (the “Contribution Agreement”). To the extent that any other Contracts or other instruments are required in connection with the Pre-Closing Contribution, Seller shall provide Buyer with copies thereof at least three Business Days prior to execution, and Seller and its Affiliates shall not enter into any Contract or execute any other instrument without the consent of Buyer (not to be unreasonably withheld, conditioned or delayed). Seller shall deliver, or cause to be delivered, to Buyer at or prior to Closing reasonably satisfactory evidence that the Pre-Closing Contribution has been completed, including a duly executed copy of the Contribution Agreement. Seller and Company shall populate Schedule 2.1(e) (Transferred Contracts) and Schedule 2.2(h) (Excluded Assets) of the Contribution Agreement prior to the Closing to include the items corresponding to the respective descriptions therein, it being understood that no Contract shall be scheduled as a “Transferred Contract” without the consent of Buyer and no Program Asset shall be scheduled as an “Excluded Asset” without the consent of Buyer.
5.7Company Indebtedness. On or prior to the Closing Date, Seller shall (a) deliver (or cause to be delivered) notices of the payoff, discharge and termination of any outstanding Indebtedness and other obligations under (i) each document listed on Schedule 5.7 or other Contracts governing such Indebtedness and (ii) each other Contract or instrument evidencing Indebtedness pursuant to which a Lien or other security interest encumbers the Interests or any assets or properties of the Company (such Indebtedness and other obligations in clauses (i) and (ii), the “Pay-Off Debt”), in each case in accordance with and within the time periods required by the applicable document governing such Pay-Off Debt in order that such Pay-Off Debt may be fully paid-off, discharged or terminated on or prior to the Closing Date, (b) take all actions required, necessary or advisable to facilitate the repayment of all the obligations with respect to, and termination of the commitments under, such Pay-Off Debt and the release of any Liens or other security interests and termination of all guarantees granted in connection with such Pay-Off Debt, (c) at least two Business Days prior to the Closing, deliver to Buyer drafts of customary debt pay-off and lien release letters providing for the termination of such Pay-Off Debt, the termination of any guarantees provided by the Company in connection with such Pay-Off Debt and for the release of all Liens and other security interests encumbering the Interests or any assets or properties of the Company in respect of such Pay-Off Debt, which shall specify the aggregate amount required to be paid to fully satisfy all amounts outstanding as of the Closing with respect to such Pay-Off Debt and be in form and substance reasonably satisfactory to Buyer (each such letter, a “Debt Pay-Off Letter”) and (d) on the Closing Date, deliver to Buyer executed Debt Pay-Off Letters and evidence of releases of Liens and other security interests encumbering the Interests or any assets or properties of the Company (or the authorization of Buyer by the holders of such Liens and other security interests to file UCC financing statement terminations) and termination of all guarantees granted in respect of such Pay-Off Debt.
5.8Access and Reports; Retention of Books and Records.

(a)Pre-Closing Access. Subject to applicable Law, upon reasonable advance notice, Seller shall, and shall cause its Subsidiaries to, afford Buyer’s officers and other authorized representatives reasonable access, during normal business hours throughout the period prior to the Closing, to its employees, properties, books, contracts and records, in each case to the extent relating to the Business and Program Assets, and, during such period, Seller shall, and shall cause its Subsidiaries to, furnish promptly to Buyer all information concerning the Business as Buyer may reasonably request; provided, that no investigation pursuant to this Section 5.8(a) shall affect or be deemed to modify any Seller Representation; provided, further, that the foregoing shall not require Seller (a) to permit any inspection, or to disclose any information, that in the reasonable judgment of Seller would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if Seller shall have used commercially reasonable efforts to obtain the consent of such third party to such inspection or disclosure or if any Law applicable to the Company requires the Company to restrict or prohibit access to such information or (b) to disclose any privileged information of Seller or any of its Subsidiaries. All requests for information made pursuant to this Section 5.8(a) shall be directed to Persons designated by Seller. All such information shall be governed by the terms of the Confidentiality Agreement.
(b)Post-Closing Access. Subject to applicable Law, from and after the Closing, Buyer shall cause the Company to, and the Company shall, (a) retain all books, ledgers, files, reports, plans, operating records and any other material documents pertaining to the Company and its Subsidiaries in existence at the Closing that are required to be retained under current retention policies (collectively, the “Records”) for a period of five years from the Closing Date, and (b) provide Seller or its representatives at Seller’s expense with reasonable access without hindering the normal operations of the Company and its Subsidiaries (solely for the purpose of inspection and copying), during normal business hours, and upon reasonable advance notice and under the supervision of Buyer’s or the Company’s personnel, to the Records with respect to periods or occurrences prior to the Closing Date. Notwithstanding the foregoing provisions of this Section 5.8(b), Buyer and the Company may withhold access, documents or information that in the reasonable judgment of Buyer or the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used commercially reasonable efforts to obtain the consent of such third party to such inspection or disclosure or if any Law applicable to the Company requires the Company to restrict or prohibit access to such information.
5.9Publicity.
(a)The initial press release regarding the Transactions shall be a joint press release, and thereafter, until the Closing, none of the Parties or their respective Affiliates shall make any press release or other public announcement, or public statement or comment in response to any inquiry relating to the Transactions without the consent of the other Parties (such consent not to be unreasonably withheld, conditioned or delayed), except for any public announcements or filings that may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity or for statements that are consistent with prior statements made by such Party that were permitted by this Section 5.9.

(b)Following the Closing, neither Seller nor its Affiliates shall make any press release or other public announcement, or public statement or comment in response to any inquiry relating to the Transactions without the consent of Buyer, except for any public announcements or filings that may be required by Law.
5.10Exclusive Dealing.
(a)From the Execution Date until the Closing, neither Seller nor the Company shall, and each shall cause its respective Representatives not to, directly or indirectly, initiate, negotiate, facilitate, engage in any discussions or negotiations with or solicit any offers from any Person (other than Buyer and its Affiliates) concerning the acquisition, license or lease of Seller, the Company, any Program Assets or the Interests (an “Acquisition Proposal”), or discuss or provide any non-public information regarding the Program Assets in contemplation of any such Acquisition Proposal with or to any Person (other than Buyer and its Representatives); provided, that this Section 5.10(a) shall not prohibit Seller from initiating, negotiating, facilitating, engaging in discussions or negotiations with or soliciting any offers from any Person solely regarding the financing, acquisition or licensing of dexpramipexole or pramipexole.
(b)Notwithstanding anything to the contrary in this Agreement (including Section 5.10(a)), prior to the time, but not after, the Member Consent is obtained, in response to an unsolicited, bona fide written Acquisition Proposal, which was first made on or after the date of this Agreement (and has not been withdrawn) and did not arise from or in connection with any breach of Section 5.10(a), Seller and the Company may: (i) provide information (including non-public information) regarding Seller and the Company or any of their respective Affiliates by the Person who made such Acquisition Proposal in response to a request from such Person, if Seller receives from such Person an executed non-disclosure agreement enforceable by the Company with terms no less restrictive to the other party than those contained in the Confidentiality Agreement; and (ii) participate in any discussions or negotiations with any such Person regarding such Acquisition Proposal; in each case, if, and only if, prior to taking any action described in clause (i) or (ii) above, the Board of Managers of Seller determines in good faith after consultation with outside legal counsel that (A) based on the information then available and after consultation with its legal advisor that such Acquisition Proposal either constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal and (B) failure to take such action would be inconsistent with the managers’ fiduciary duties under Seller’s Organizational Documents or applicable Law. Seller shall promptly notify Buyer in writing upon receipt of an Acquisition Proposal and upon determination that an Acquisition Proposal is a Superior Proposal. Seller agrees (x) that it shall not enter into any definitive agreement with respect to an Acquisition Proposal or terminate this Agreement pursuant to Section 7.1(c)(ii) until at least the fifth Business Day after it has provided Buyer with written notice of its intention to enter into such agreement or terminate this Agreement and (y) during such five-Business-Day period, to negotiate in good faith with Buyer with respect to any revisions to the terms of the Transactions proposed by Buyer in response to such Superior Proposal.
5.11Employee Benefits.
(a)Buyer (or one of its Affiliates) shall make offers of employment to each of the employees listed in Section 5.11(a) of the Company Disclosure Letter at or prior to the Closing (collectively, the “Employment Offer Letters”) containing a base salary or base wage that is at least as favorable as the base salary or base wage provided by Seller and its Subsidiaries to such employees immediately prior to the Closing and other employment terms substantially comparable in the aggregate as those provided to similarly situated employees of Buyer, and which shall be in a form reasonably acceptable to Buyer (each such person that executes an Employment Offer Letter, a “Continuing Employee”). For the avoidance of doubt, Buyer shall be solely responsible for payments to be made in connection with (i) the hiring by Buyer or the Company or their respective Affiliates of each of any Continuing Employees, including under any Employment Offer Letters, (ii) the future retention of any Continuing Employee after the Closing and (iii) any severance payments owed to any Continuing Employee who is terminated after the Closing. In addition, Buyer (or one of its Affiliates) may make offers of employment on or after the Closing to employees of the Company who are not listed in Section 5.11(a) of the Company Disclosure Letter and any employee who receives and accepts such an offer will become a Continuing Employee at such time.
(b)Buyer agrees that the Continuing Employees shall, during the period commencing on the Closing Date and ending on December 31 of the year in which the Closing occurs, be provided with (i) base salary or base wage that is no less than that provided by Seller and its Subsidiaries to such employees immediately prior to the Closing and (ii) other compensation and benefits entitlements (including 2022 cash bonus opportunity and equity sign-on grants) that are substantially comparable to what Buyer provides to its similarly situated employees; provided, however, that the requirements of this sentence shall not apply to Continuing Employees who are covered by a collective bargaining agreement.
(c)Effective as of the Closing, the Continuing Employees shall cease participation in all Benefit Plans, other than those Benefit Plans listed on Schedule 5.11(c). Effective as of the Closing Date, Buyer shall provide, for the benefit of the Continuing Employees, a tax-qualified defined contribution savings plan that permits the rollover of assets (including promissory notes and other documentation associated with any participant loan) from accounts of the Continuing Employees held under the Knopp Biosciences LLC 401(k) Plan.
(d)Buyer shall use commercially reasonable efforts to (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Buyer or its Affiliates to be waived with respect to the Continuing Employees and their eligible dependents, (ii) give each Continuing Employee credit for the plan year in which the Closing occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the Closing for which payment has been made and (iii) give each Continuing Employee service credit for such Continuing Employee’s employment with Seller and its Subsidiaries for purposes of vesting, benefit accrual and eligibility to participate under each applicable benefit plan of Buyer, as if such service had been performed with Buyer, except for benefit accrual under defined benefit pension plans, for purposes of qualifying for subsidized early retirement benefits or to the extent it would result in a duplication of benefits.
(e)Prior to making any written or oral communications to employees who are not directors or officers of Seller or any of its Subsidiaries pertaining to compensation or benefit matters that are both (i) affected by the Transactions and (ii) will be in effect following the Closing, Seller shall provide Buyer with a copy of the intended communication, Buyer shall have a reasonable period of time to review and comment on the communication, and Seller shall consider any such comments in good faith.

(f)Seller agrees that (i) the Closing of the transaction provided for in this Agreement is a “Change in Control” and “Significant Transaction” that results in vesting of awards in Knopp Profits Interests Incentive Plan and Knopp Employee Incentive Plan, respectively, (ii) Seller will retain all Liabilities for awards under these plans and (iii) Seller will pay out awards under these plans per their current terms.
(g)Seller agrees that it remains solely liable for all Benefit Plans other than any Benefit Plans that are listed as “Company Benefit Plans” in Section 3.9(a) of the Company Disclosure Letter.
(h)If requested by Buyer after the Closing, Seller agrees to use commercially reasonable efforts to enforce the existing Seller restrictive covenants (as related to the Program Assets) against persons who are current or former employees of Seller as of the Closing. If so requested, Buyer will be responsible for any reasonable out-of-pocket expenses Seller incurs in connection with such enforcement effort.
(i)Nothing contained in this Agreement is intended to (i) be treated as an amendment of any particular Benefit Plan or the adoption of a new Benefit Plan, (ii) prevent Buyer or any of its Affiliates from amending or terminating any of their benefit plans or, after the Closing, any Benefit Plan in accordance their terms, (iii) prevent Buyer, the Company or any of their Affiliates, after the Closing, from terminating the employment of any Continuing Employee or (iv) create any third-party beneficiary rights in any employee of Seller or any of its Subsidiaries, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Continuing Employee by Buyer, the Company or any of their Affiliates or under any benefit plan which Buyer, the Company or any of their Affiliates may maintain.
(j)Prior to the Closing, Buyer or one of its Affiliates shall extend Employment Agreements to the Key Employees.
5.12Seller Release. Effective as of the Closing, Seller, on behalf of itself and its successors, assigns, representatives, members and agents (collectively, the “Seller Releasing Parties”) and their Affiliates, hereby unconditionally and irrevocably waives, releases, remises and forever discharges any and all rights, claims and Losses of any type that it or any of its Affiliates has had, now has or might now or hereafter have against Buyer and the Company, and each of their respective individual, joint or mutual, past, present and future representatives, Affiliates, stockholders, Subsidiaries, successors and assigns (each, a “Releasee”) in respect of, relating to or arising in connection with the Company contemporaneously with or prior to the Closing, except for rights, claims and Losses arising from and after the date hereof pursuant to the terms of this Agreement or any other Transaction Document. Seller, for itself and its Affiliates (i) acknowledges that it is aware that it or such Affiliate may hereafter discover facts different from or in addition to the facts which it or such Affiliate now knows or believes to be true with respect to the subject matter of this Agreement, but that it or such Affiliate intends that the general releases herein given shall be and remain in full force and effect, notwithstanding the discovery of any such different or additional facts and (ii) acknowledges that it has been informed of, and that it or such Affiliate is familiar with, Section 1542 of the Civil Code of the State of California, which provides as follows: “A GENERAL RELEASE DOES NOT

EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.” Seller, for itself and its Affiliates, hereby waives and relinquishes (x) all rights and benefits such Person has or may have under Section 1542 of the Civil Code of the State of California, to the full extent that such Person may lawfully waive all such rights and benefits pertaining to the subject matters of this Agreement and (y) any similar or comparable protections afforded by any case law or statutes of similar import, whether such laws are in the United States or elsewhere in the world. Seller, for itself and its Affiliates, hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced or voluntarily aiding any proceeding of any kind against any Releasee, based upon any matter purported to be released hereby, including, without limitation, any Actions, executions, judgments, duties, debts, dues, accounts, bonds, Contracts and covenants (whether express or implied), and claims and demands whatsoever whether in law or in equity (whether based upon contract, tort or otherwise) which the Seller Releasing Parties may have against each of the Releasees, now or in the future, in each case solely in respect of any cause, matter or thing relating to the Company or any actions taken or failed to be taken by any of the Releasees in any capacity related to the Company occurring or arising prior to the Closing. The Parties acknowledge that this Section 5.12 is not an admission of liability or of the accuracy of any alleged fact or claim. The Parties expressly agree that this Section 5.12 shall not be construed as an admission in any proceeding as evidence of or an admission by any party of any violation or wrongdoing.
5.13Confidentiality.
(a)The terms of the Confidentiality Agreement are hereby incorporated by reference, mutatis mutandis, and, notwithstanding anything contained in the Confidentiality Agreement to the contrary, shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement and all obligations thereunder shall terminate. Notwithstanding the termination of the Confidentiality Agreement at the Closing, Buyer shall, and shall cause its Affiliates and their respective Representatives to, keep confidential any information concerning Seller furnished in connection with the Transactions.
(b)From and following the Closing, Seller hereby agrees with Buyer that Seller will not, and that such Seller will cause its Affiliates, stockholders, partners, members, directors, managers, officers, agents and representatives not to, directly or indirectly, without the prior written consent of Buyer, disclose or use any Confidential Information; provided, that the provisions of this Section 5.13 will not prohibit any (i) retention of copies of records or (ii) disclosure or use of any Confidential Information (A) in accordance with the provisions of Section 2.4(m) or Section 5.10(b), (B) required by applicable Law so long as, to the extent practicable, reasonable prior notice is given of such disclosure and a reasonable opportunity is afforded to contest the same or (C) made in connection with the enforcement of any right or remedy relating to this Agreement. Seller agrees that it will be responsible for any breach or violation of the provisions of this Section 5.13 by any of its Affiliates, stockholders, partners, members, directors, managers, officers, agents or representatives.

5.14Tax Matters.
(a)Transfer Taxes. Any transfer, excise, sales, use, value added, stamp, documentary, filing, recordation taxes and other similar Taxes, fees and charges (including real property transfer taxes) incurred in connection with this Agreement or the consummation of the Transactions, together with any inflation adjustment, interest, penalties or additions with respect thereto (“Transfer Taxes”), shall be borne equally by Buyer and Seller to the extent such Transfer Taxes, in the aggregate, do not exceed $100,000. Any Transfer Taxes in excess of $100,000, in the aggregate, shall be borne by Seller. The parties agree to cooperate in the filing of any returns with respect to Transfer Taxes, including by promptly supplying any information in its possession that is reasonably necessary to complete such returns. Transfer Taxes shall be timely paid, and all applicable filings, reports and returns shall be filed, as provided by applicable Law. If the Party that pays such Transfer Taxes is not the Party that is intended to bear such Transfer Taxes under this Section 5.14(a), then the paying Party shall be entitled to reimbursement from the Party that bears such Transfer Taxes.
(b)Tax Returns.
(i)Seller shall timely file (or cause to be timely filed) all Tax Returns of the Company that are required to be filed on or before the Closing Date (taking into account any available extensions). All such Tax Returns shall be prepared in a manner consistent with past practice, except as required by a change in applicable Law.
(ii)Seller shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company for Pre-Closing Tax Periods (other than any Straddle Period) that have not been filed as of the Closing Date, and all such Tax Returns shall be prepared in a manner consistent with past practice with respect to the Company unless otherwise required by applicable Law or this Agreement.  Seller shall provide drafts of each such Tax Return to Buyer for Buyer’s review and comment at least thirty (30) days prior to the due date for filing such Tax Return (or as soon as reasonably practicable if such Tax Return is due (taking into account all extensions properly obtained) within 30 days after the Closing Date).  Seller shall consider in good faith all reasonable comments made in writing by Buyer at least 15 days prior to the due date for filing such Tax Return (or as soon as reasonably practicable if such Tax Return is due (taking into account all extensions properly obtained) within 15 days after the Closing Date).

(iii) Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company for any Straddle Period.  Buyer shall provide drafts of each such Tax Return to Seller for Seller’s review and comment at least 30 days prior to the due date for filing such Tax Return (or as soon as reasonably practicable if such Tax Return is due (taking into account all extensions properly obtained) within 30 days after the Closing Date).  Buyer shall consider in good faith all reasonable comments made in writing by Seller at least 15 days prior to the due date for filing such Tax Return (or as soon as reasonably practicable if such Tax Return is due (taking into account all extensions properly obtained) within 15 days after the Closing Date).

(c)Tax Sharing Arrangements. Effective as of the Closing Date, any and all Tax sharing agreements entered into by the Company shall be terminated and shall have no further effect, and thereafter the Company shall not be bound thereby or have any liability thereunder.
(d)Allocation of Transaction Consideration. Buyer shall prepare an allocation of the Transaction Consideration (as adjusted pursuant to this Agreement) and all other items required to be treated as consideration under the Code in accordance with Section 1060 of the Code.  Buyer shall deliver a schedule to Seller setting forth such allocation (the “Transaction Consideration Allocation”) within 30 days after the Closing Date. If Seller notifies Buyer within 30 days after receipt of the draft Transaction Consideration Allocation that Seller objects to one or more items reflected in such Transaction Consideration Allocation, Buyer shall incorporate in the Transaction Consideration Allocation any reasonable comments that form the basis of Seller’s objection(s) to the draft Transaction Consideration Allocation. If the Transaction Consideration is further adjusted pursuant to the terms of this Agreement, then any binding Transaction Consideration Allocation shall be adjusted as appropriate and Buyer and Seller shall cooperate in good faith in making such adjustments.
(e)Tax Contests. If a claim with respect to Taxes shall be made by any Governmental Entity, which, if successful, would reasonably be expected to result in any indemnity payment by Seller pursuant to Section 8.2 (a “Tax Claim”), then the Company shall promptly, and in any event no more than 30 days following the Company’s receipt of notice of a Tax Claim, give written notice to Seller of such claim; provided, that the failure of the Company to give such notice shall only relieve Seller from its indemnification obligations hereunder to the extent it is actually and materially prejudiced by such failure. With respect to any Tax Claim, Seller shall control all proceedings and may make all decisions in connection with such Tax Claim at its own expense; provided, that (i) Seller shall keep Buyer reasonably informed with respect to any such Tax Claim and shall provide copies of all material communications regarding such Tax Claim to Buyer, (ii) Seller shall consult with Buyer before taking any significant or material action in connection with such Tax Claim, (iii) the Company and Buyer shall be entitled to participate in any such Tax Claim at their own expense and (iv) to the extent the outcome of any such Tax Claim could reasonably be expected to affect the Taxes in respect of the Company for which Seller would not be liable for under this Agreement, no such Tax Claim can be settled without the written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.
(f)Straddle Periods. In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Taxes that are allocable to the Pre-Closing Tax Period for purposes of this Agreement shall be (i) in the case of Taxes based upon, or related to, income, payroll, receipts or similar items, deemed equal to the amount which would be payable if the taxable year ended on the Closing Date, and (ii) in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.
5.15Non-Solicitation. Seller agrees that, for the period commencing on the Closing Date and expiring on the second anniversary of the Closing Date, neither it nor any of its Subsidiaries will, directly or indirectly, hire or solicit for employment or any similar arrangement any Continuing Employee; provided, however, that this Section 5.15 (a) shall not apply to Continuing Employees who have ceased to be employed by Buyer or any of its Affiliates for at least 90 days before the commencement of any activities otherwise prohibited by this Section 5.15, and (b) shall not prohibit general solicitations for employment through advertisements or other means not specifically directed toward employees of Buyer or its Affiliates.
5.16Non-Competition. Seller agrees that for the period commencing on the Closing Date and expiring on the fifth anniversary of the Closing Date, neither it nor any of its Subsidiaries shall, either directly or indirectly, alone or with others engage in, continue in, carry on, control, operate, manage or have any ownership or financial interest in any business that, directly or indirectly, competes with the Business, including, for the avoidance of doubt, any activities relating to the research, development or commercialization of neurological pharmaceutical products or compounds targeting the Kv7 channel or mutations of the KCNQ2 gene. Notwithstanding the foregoing, (a) nothing in this Agreement will prohibit Seller or its Subsidiaries from engaging in, continuing in, carrying on, controlling, operating, managing or having any ownership or financial interest in any business related to the Excluded Assets or Excluded Liabilities (including, for the avoidance of doubt, any business relating to dexpramipexole or pramipexole), regardless of whether such activities may be directly or indirectly competitive with the Business in any respect, and (b) each of Seller and its Subsidiaries may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller or such Subsidiary, as applicable, is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own two percent (2%) or more of any class of securities of such Person.
5.17Payments to and from Third Parties. Seller shall, or shall cause its applicable Affiliate to, (a) promptly pay or deliver to Buyer (or Buyer’s designated Affiliate) any monies or checks owed to the Company or the Business that have been delivered to Seller or any of its Affiliates after the Closing, but solely to the extent that such monies or checks are owed to the Company, and (b) promptly reimburse Buyer (or its designated Affiliates) for any amounts paid by Buyer (or its designated Affiliates) to third parties to the extent such payments are required to be paid by Buyer (or its designated Affiliates) in respect of any Excluded Asset or Excluded Liability (the “Excluded Payments”), provided that Buyer obtains Seller’s written consent with respect to any Excluded Payment prior to any payment being made with respect to such Excluded Payment.
5.18Wrong Pockets.
(a)If at any time within two years after the Closing, either Party discovers that any Program Asset is held by Seller or any of its Affiliates, Seller and its Affiliates shall promptly transfer such Program Asset to the Company or its designated Affiliate for no additional consideration and at Seller’s expense; provided, that none of Seller, Buyer, the Company or any of their respective Affiliates shall be required to commence any litigation or offer or pay any money or otherwise grant any accommodation (financial or otherwise) to any third party in consideration therewith.
(b)If at any time within two years after the Closing, any Party discovers that any Excluded Asset is held by Buyer or the Company or any of their respective Affiliates or that any Excluded Liability has been erroneously assumed by Buyer or the Company or any of their respective Affiliates, Seller, Buyer, the Company, and their respective Affiliates shall promptly transfer such Excluded Asset to Seller or its designated Affiliate or cause such Excluded Liability to be assumed by Seller or its designated Affiliate in each case for no additional consideration and at Buyer’s expense; provided, that none of Seller, Buyer, the Company or any of their respective Affiliates shall be required to commence any litigation or offer or pay any money or otherwise grant any accommodation (financial or otherwise) to any third party in consideration therewith.
5.19Insurance Policies.
(a)At the reasonable request of Buyer prior to the sixth anniversary of the Closing, and at Buyer’s sole cost and expense, Seller agrees to use commercially reasonable efforts to pursue any reasonable claims (the “Business Claims”) under any insurance policy providing coverage with respect to the Business and covering periods through the Closing Date provided by third-party insurers and maintained by Seller or any of its Affiliates (the “Business Insurance Policies”) with respect to any events, occurrences, omissions, Losses, injuries or illnesses that occurred on or prior to the Closing Date that remain insured losses thereunder, subject, in each case, to the deductibles, limits and terms of such policies. Seller shall notify Buyer prior to filing any claims related to the Business or the Program Assets under any Business Insurance Policy.
(b)Seller shall remit to Buyer a pro rata portion (based on the amount of Losses incurred, suffered or sustained by Seller and its Affiliates, on the one hand, and the Company and its Affiliates, on the other hand, with respect to the same facts, circumstances and events giving rise to such Business Claim) of any net recoveries with respect thereto under such Business Insurance Policies (which recovery shall be calculated net of any and all (i) unreimbursed reasonable and documented out-of-pocket costs and expenses incurred in pursuing and recovering such claims and (ii) contribution payments made in connection therewith, and taking into account any retention or deductible thereunder).
5.20Mail and Other Communications.
(a)Following the Closing, Seller and its Affiliates may receive mail, packages and other communications (including electronic communications) properly belonging to the Company. Accordingly, at all times following the Closing, (a) the Company authorizes Seller and its Affiliates to receive and open all mail, packages and other communications received by it and not clearly intended for the Company or its Affiliates or any of the Company’s or its Affiliates’ officers or directors, and to retain the same to the extent that they are not related to the Business or the Program Assets, and (b) to the extent such mail, packages and other communications are related to the Business or the Program Assets, Seller shall promptly after becoming aware thereof refer, forward or otherwise deliver such mail, packages or other communications to the Company (or, in case the same relate to both the Business or the Program Assets and any Excluded Assets or any Excluded Liabilities, copies thereof). The provisions of this Section 5.20(a) are not intended to, and shall not be deemed to, constitute an authorization by the Company or its Affiliates to permit Seller to accept service of process on its behalf, and Seller is not and shall not be deemed to be the agent of the Company for service of process purposes.

(b)Following the Closing, Buyer and the Company and their respective Affiliates may receive mail, packages and other communications (including electronic communications) properly belonging to Seller. Accordingly, at all times following the Closing, (a) Seller authorizes Buyer and the Company and their respective Affiliates to receive and open all mail, packages and other communications received by it and not clearly intended for the Seller or its Affiliates or any of Seller’s or its Affiliates’ officers or directors, and to retain the same to the extent that they are related to the Business or the Program Assets, and (b) to the extent such mail, packages and other communications are not related to the Business or the Program Assets, Buyer and the Company and their respective Affiliates shall promptly after becoming aware thereof refer, forward or otherwise deliver such mail, packages or other communications to Seller (or, in case the same relate to both the Business or the Program Assets and any Excluded Assets or any Excluded Liabilities, copies thereof). The provisions of this Section 5.20(b) are not intended to, and shall not be deemed to, constitute an authorization by Seller or its Affiliates to permit Buyer or the Company or their respective Affiliates to accept service of process on its behalf, and Buyer and the Company and their respective Affiliates are not and shall not be deemed to be the agent of Seller for service of process purposes.
5.21Shared Contracts. Prior to the Closing and for a period of [**] after the Closing, Seller shall, and shall cause each of its Affiliates to, use its commercially reasonable efforts to assist Buyer, as Buyer reasonably requests in writing, either (a) to establish replacement contracts, contract rights or other agreements with respect to the Business with any third party which is a counterparty to a Shared Contract or (b) to assign the rights and obligations under such Shared Contract to the extent related to the Business to the Company; provided, that none of Seller, Buyer, the Company or any of their respective Affiliates shall be required to commence any litigation or offer or pay any money or otherwise grant any accommodation (financial or otherwise) to any third party in consideration therewith.
5.22Omitted Data. Following the Closing, (a) Buyer may notify Seller, in writing, that Buyer did not receive from Seller in connection with the Closing copies of certain data that were used in the Business prior to the Closing, or otherwise related to the Company Compounds, including [**], and (b) Seller may notify Buyer, in writing, that Buyer has not retained copies of certain data that were transferred to Buyer but were used in the retained business of Seller and its Subsidiaries prior to the Closing. Within 10 Business Days following receipt of such notice, the receiving Party (the “Responding Party”) shall confirm to the Party that provided the notice (the “Requesting Party”) as to whether the Responding Party has copies of the requested data. If the Responding Party so confirms, the Responding Party shall transfer, to the extent permitted by Law, within 10 Business Days of the confirmation, to the Requesting Party, without further payment or consideration, one copy of the data requested by the Requesting Party in the format in which it exists in the Responding Party’s databases, and the Parties shall reasonably and in good faith cooperate with respect to such transfer. The Requesting Party shall own all right, title and interest in and to such copy of the data transferred by the Responding Party, with full rights to use and exploit such copy of the data without the Responding Party’s consent.
5.23Registration Rights. So long as Parent’s existing Form S-3 registration statement under the Securities Act or a replacement thereto (the “Registration Statement”) remains in effect, Parent shall file (at Parent’s sole cost and expense) a prospectus supplement to register (a) the resale of Closing Consideration Shares that are Registrable Shares eligible for registration on the Registration Statement within 30 days following a written request by Seller (which may be provided by Seller as early as the 31st day following the Closing Date) at any time after the date that is 60 days following the Closing Date or (b) the resale of Earn-Out Shares that are Registrable Shares eligible for registration on the Registration Statement within 30 days following a written request by Seller (which may be provided by Seller as early as the date of the issuance of such Earn-Out Shares) at any time after the date that is 30 days following the date of the issuance of such Earn-Out Shares; provided, in each case, that if Seller determines in its reasonable good faith judgment that the filing of such prospectus supplement would (i) materially interfere with a significant acquisition, corporate organization, financing, securities offering or other similar transaction involving Parent or any of its Affiliates; (ii) require premature disclosure of material information that Parent has a bona fide business purpose for preserving as confidential; or (iii) render Parent unable to comply with requirements under the Securities Act or the Exchange Act, Buyer may delay the filing of such prospectus supplement until such time as the foregoing conditions no longer exist. Buyer shall use reasonable best efforts to maintain the effectiveness of such Registration Statement for a period ending on the date the Seller no longer holds more than 10,000 Registrable Shares.
5.24Stock Exchange Listing. Buyer shall use its best efforts (a) to cause the Closing Consideration Shares to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date and (b) to cause the Earn-Out Shares to be approved for listing on the NYSE, subject to official notice of issuance, prior to the date of issuance.
5.25Restrictions on Dispositions. Seller shall not sell or agree to sell, directly or indirectly, through swap or hedging transactions or otherwise, any Parent Shares to any third party that either (a) has filed a Schedule 13D with respect to Parent or any of its Affiliates or (b) has run (or publicly announced an intention to run) a proxy contest, an unsolicited tender offer or consent solicitation with respect to any company in the prior three years.
5.26Further Assurances. The Parties shall execute and deliver, or shall cause to be executed and delivered, such documents and other instruments and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out the provisions of this Agreement and give effect to the Transactions.
5.27Shared Space & Services Agreement. The Parties shall negotiate in good faith to negotiate an agreement to be effective upon the Closing (a) pursuant to which Buyer and the Company shall grant Seller the right to occupy a portion of the Leased Real Property and (b) which will provide for certain Key Employees and Continuing Employees to provide services to Seller, in each case of the foregoing under commercially reasonable terms and conditions to be agreed and it being understood that the entry into any such agreement shall not be a condition to the consummation of the Transactions.
Article VI

CONDITIONS
6.1Conditions to Each Party’s Obligation to Consummate the Transactions. The obligation of each Party to consummate the Transactions is subject to the satisfaction or waiver in writing by Buyer and Seller at or prior to the Closing of each of the following conditions:
(a)Orders and Litigation. No court, arbitrator, mediator or other Governmental Entity of competent jurisdiction shall have enacted, enforced, entered, issued or promulgated any Order or Law (whether temporary, preliminary or permanent) that is in effect and has the effect of (i) making the Transactions illegal or otherwise restraining or prohibiting consummation of the Transactions or (ii) causing the Transactions to be rescinded following their consummation, and no Action brought by any Governmental Entity or any other Person (provided that such Person is not a Party or an Affiliate of a Party) challenging or seeking to restrain or prohibit the consummation of the Transactions shall be pending or threatened.
6.2Conditions to Obligation of Buyer. The obligations of Buyer to consummate the Transactions is also subject to the satisfaction or waiver in writing by Buyer at or prior to the Closing of the following conditions:
(a)Representations and Warranties of Seller and the Company.
(i)The Seller Fundamental Representations shall be true and correct in all respects as of the Execution Date and as of the Closing as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).
(ii)The other representations and warranties of Seller set forth in Article III and any certificates delivered pursuant to this Agreement shall be true and correct as of the Execution Date and as of the Closing as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of any such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to be material to the Company or the Business or prevent, materially delay or materially impair the consummation of the Transactions.
(b)Performance of Obligations of Seller and the Company. Seller and the Company shall have performed and complied in all material respects with all covenants required to be performed by it under this Agreement on or prior to the Closing Date, other than the obligations set forth in Section 5.1(b)(viii), which shall be performed and complied with in all respects.
(c)Closing Certificate. Buyer shall have received at the Closing a certificate signed on behalf of Seller and the Company by the a duly authorized officer of Seller and the Company (solely in his or her capacity as such and not in his or her personal capacity, and without personal liability), certifying that the conditions set forth in Section 6.2(a)(i) and Section 6.2(a)(ii) have been satisfied.
(d)Receipt of Approvals; Deliverables; No Post-Closing Restraints. If a premerger notification is required under the HSR Act and the regulations thereunder, the waiting period under the HSR Act shall have expired, been terminated or been obtained without the imposition of any term, condition or consequence the acceptance of which would require Buyer, the Company or any of their respective Affiliates to take any of the actions listed in Section 5.4(b)(i) or Section 5.4(b)(ii). Buyer shall have received all items required to be delivered to Buyer pursuant to Section 2.3(a) at or prior to the Closing. There shall not be threatened, instituted or pending any statute, rule, regulation, injunction, suit, action or proceeding in which a Governmental Entity of competent jurisdiction or any other competent adjudicating body, including, without limitation, any arbitral tribunal, is seeking (i) an Order or (ii) to (A) prohibit, limit, restrain or impair Buyer’s or any of its Affiliates’ ability to own or operate or to retain or change all or a portion of the assets, licenses, operations, rights, product lines, businesses or interest therein with respect to the Company from and after the Closing or any of the assets, licenses, operations, rights, product lines, businesses or interest therein of Buyer or its Affiliates (including by requiring any sale, divestiture, transfer, license, lease, disposition of or encumbrance or hold separate arrangement with respect to any such assets, licenses, operations, rights, product lines, businesses or interest therein) or (B) prohibit or limit Buyer’s ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the Interests, and no Governmental Entity of competent jurisdiction or any other competent adjudicating body shall have enacted, issued, promulgated, enforced or entered any Law deemed applicable to the Transaction resulting in, or that would, individually or in the aggregate, reasonably be expected to result in any of the foregoing. A letter from the Federal Trade Commission stating that it has not been able to complete its investigation of the Transaction and that the parties proceed to close at their peril shall not constitute such an Order, action or proceeding.
(e)No Material Adverse Effect. Since the Execution Date, there shall not have occurred any change, effect, event, occurrence, circumstance or development that has had, or would, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect.
(f)Consents Under Agreements. Seller shall have obtained the consent or approval of each Person whose consent or approval shall be required under any of the Contracts set forth on Section 6.2(f) of the Company Disclosure Letter.
(g)Employment Agreements. Each of the Employment Agreements shall have been executed by the applicable Key Employee and be in full force and effect, and each Key Employee shall remain employed by Seller or one of its Subsidiaries.
(h)Pre-Closing Contribution. The Pre-Closing Contribution shall have been completed in a manner reasonably satisfactory to Buyer.
(i)Member Consent. Seller shall have obtained and delivered to Buyer the Member Consent.
6.3Conditions to Obligations of the Company and Seller. The obligation of the Company and Seller to consummate the Transactions is also subject to the satisfaction or waiver in writing by Seller at or prior to the Closing of the following conditions:

(a)Representations and Warranties.
(i)The Buyer Fundamental Representations shall be true and correct in all respects as of the Execution Date and as of the Closing as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).
(ii)The other representations and warranties of Buyer contained in Article IV and any certificates delivered pursuant to this Agreement shall be true and correct as of the Execution Date and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of any such representation and warranty to be so true and correct would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Buyer to consummate the Transactions.
(b)Performance of Obligations of Buyer. Buyer shall have performed and complied with each of the covenants required to be performed by it under this Agreement on or prior to the Closing Date in all material respects.
(c)Closing Certificate. Seller and the Company shall have received at the Closing a certificate signed on behalf of Buyer by a duly authorized officer of Buyer (solely in his or her capacity as such and not in his or her personal capacity, and without personal liability), certifying that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.
Article VII

TERMINATION
7.1Termination. This Agreement may be terminated at any time prior to the Closing:
(a)by written agreement of Buyer and Seller;
(b)by either Buyer or Seller, by giving written notice of such termination to the other Party, if:
(i)the Closing shall not have occurred on or prior to the Outside Date; provided, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any Party if such Party or any of its Subsidiaries has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure of the Closing to have occurred on or prior to the Outside Date; or
(ii)any Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions shall become final and non-appealable;

provided, that the right to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall not be available to any Party if such Party or any of its Subsidiaries has breached in any material respect its obligations under this Agreement in any manner that proximately contributed to such Order becoming final and non-appealable;
(c)by Seller, if:
(i)Buyer shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, or any of its representations and warranties shall have become untrue after the Execution Date, which breach or failure to perform or be true (A) would give rise to the failure of a condition set forth in Section 6.1 or Section 6.3 and (B) is not curable or, if curable, is not cured within the earlier of (A) 30 days after written notice thereof is given by Seller to Buyer and (C) the Outside Date; provided, that Seller shall not have the right to terminate this Agreement pursuant to this Section 7.1(c) if either Seller or the Company is then in material breach of any of its representations, warranties, covenants or other agreements hereunder such that it would give rise to the failure of a condition set forth in Section 6.1 or Section 6.2; or
(ii)at any time (A) Seller or the Company has received a Superior Proposal, (B) Seller and the Company have complied with their obligations under Section 5.10(b) in order to accept such Superior Proposal and (C) Seller and/or the Company accept or intend to accept such Superior Proposal (with such changes, if any, as may be negotiated with respect to such Superior Proposal);
(d)by Buyer, if:
(i)the Company or Seller shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, or any of its representations and warranties shall have become untrue after the Execution Date, which breach or failure to perform or be true (i) would give rise to the failure of a condition set forth in Section 6.1 or Section 6.2, respectively and (ii) is not curable or, if curable, is not cured within the earlier of (A) 30 days after written notice thereof is given by Buyer to Seller and (B) the Outside Date; provided, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 7.1(d) if Buyer is then in material breach of any of its representations, warranties, covenants or other agreements hereunder such that it would give rise to the failure of a condition set forth in Section 6.1 or Section 6.3; or
(ii)if the Member Consent has not been obtained, delivered to Buyer and certified by an executive officer of Seller prior to the end of the Member Consent Delivery Period.
7.2Effect of Termination and Abandonment.
(a)In the event of termination of this Agreement pursuant to this Article VII, this Agreement shall become void and of no effect with no liability to any Person on the part of any Party (or of any of its representatives or Affiliates); provided, however, that

(i)no such termination shall relieve any Party of any liability or damages to any other Party resulting from Fraud; and
(ii)the provisions set forth in this Section 7.2, Article IX and the Confidentiality Agreement shall survive the termination of this Agreement.
(b)In the event this Agreement is terminated by Seller pursuant to Section 7.1(c)(ii) then Seller shall promptly, but in no event later than two days after the date of such termination, pay Buyer a termination fee of [**] and shall promptly, but in no event later than two days after being notified of such by Buyer, pay all of the documented out-of-pocket expenses incurred by Buyer or its Affiliates in connection with this Agreement and the Transactions, in each case payable by wire transfer of same day funds.
Article VIII

INDEMNIFICATION
8.1Survival.
(a)Each representation, warranty, covenant and other obligation contained in this Agreement shall survive the Closing, but only until the applicable survival date specified in this Section 8.1(a), whereupon it shall terminate; provided that if a claim with respect thereto shall be made prior to such survival date, then such survival date shall be extended, and such provision shall survive, but only with respect to such claim and only until the Final Determination thereof, whereupon such provision shall terminate. The parties acknowledge that the survival periods set forth below are contractual statute of limitations.
(i)The survival date applicable to the Fundamental Representations (other than the Business Fundamental Representations) shall be the 10th anniversary of the Closing Date.
(ii)The survival date applicable to the Business Fundamental Representations shall be the sixth anniversary of the Closing Date.
(iii)The representations and warranties set forth in Section 3.33 (No Other Representations or Warranties) and Section 4.13 (No Other Representations or Warranties) shall survive the Closing forever.
(iv)The survival date applicable to the other representations and warranties contained in this Agreement shall be the date that is 18 months after the Closing Date.
(v)The survival date applicable to the covenants and agreements contained in this Agreement shall be (i) with respect to covenants and agreements that require performance in full prior to the Closing, the date that is 18 months after the Closing Date, and (ii) with respect to covenants and agreements that by their terms are required to be performed, in whole or in part, after the Closing, the date on which such covenants and agreements have been fully performed or otherwise satisfied in accordance herewith.
(vi)The provisions contained in this Article VIII and in Article IX shall survive forever.
(b)No Party shall have any liability to any Person with respect to any provision of this Agreement or the subject matter thereof following the applicable survival date specified in Section 8.1(a), which supersedes any statute of limitations that would otherwise apply, and no Party shall thereafter assert any claim, cause of action, right or remedy, or any Action, with respect to such provision or the subject matter thereof. No provision of this Article VIII shall apply to or limit any claim that a Party committed Fraud in making any representation or warranty, which may be brought at any time until lapse of the applicable statute of limitations.
8.2Indemnification by Seller.
(a)Following the Closing and subject to the terms of this Agreement, Seller shall indemnify, defend, hold harmless and reimburse Buyer and its Affiliates and their respective successors and permitted assigns, in their capacity as such (collectively, the “Buyer Indemnified Parties”), for, from and against all Losses imposed on, incurred or suffered by or asserted against any Buyer Indemnified Party in connection with or arising out of:
(i)any inaccuracy in or breach of any Non-Fundamental Seller Representation; it being understood that for purposes of this Section 8.2(a)(i) any qualifications relating to materiality (such as the terms “material” and “Material Adverse Effect”) contained in such representation or warranty (other than the representation and warranty set forth in Section 3.6(b) (Absence of Certain Changes)) shall be disregarded for purposes of determining whether such representation or warranty was inaccurate or breached as well as for purposes of calculating the quantity of such Losses;
(ii)any inaccuracy in or breach of any Seller Fundamental Representation; it being understood that for purposes of this Section 8.2(a)(ii) any qualifications relating to materiality (such as the terms “material” and “Material Adverse Effect”) contained in such representation or warranty shall be disregarded for purposes of determining whether such representation or warranty was inaccurate or breached as well as for purposes of calculating the quantity of such Losses;
(iii)any breach of or failure of Seller or the Company to fully perform any covenant or obligation of Seller or the Company contained in this Agreement;
(iv)any Indemnified Taxes;
(v)any claim, cause of action, right or remedy, or any Action, asserted at any time by any actual or alleged member or securityholder of Seller, the Company or any of their respective Affiliates (other than any claims, cause of action, right or remedy or Action asserted by Seller in accordance with the terms of this Agreement) relating to Buyer’s obligations under this Agreement, including the obligation to pay any Contingent Payments or use Commercially Reasonable Efforts to develop, commercialize, market or sell the Kv7 Products, or the allocation or entitlement to a portion of the consideration paid or to be paid in connection with the Transactions, including any assertion of contractual, employment or other rights and any assertion of rights to own or acquire any security;
(vi)any Excluded Asset or Excluded Liability;
(vii)any inaccuracies in the Funds Flow Memorandum; or
(viii)any Seller Transaction Expenses that are not paid in full at or prior to the Closing.
(b)Seller shall not have any liability pursuant to this Article VIII in respect of any Losses of the type described in Section 8.2(a)(i) (i) to the extent that the aggregate amount of such Losses (excluding any Losses counted towards the Deductible described in clause (ii) below) exceeds [**] (the “Cap Amount”), (ii) unless and until the aggregate amount of such Losses (together with all losses of the type described in Section 8.2(a)(ii)) exceeds [**] (the “Deductible”), in which event Seller shall be liable for all such Losses in excess of the Deductible, and (iii) with respect to any individual item or series of related items where the Loss relating thereto is less than [**] (the “De Minimis Claim Threshold”).
(c)Seller shall not have any liability pursuant to this Article VIII in respect of any Losses of the type described in Section 8.2(a)(ii) arising in connection with any inaccuracy or breach of any of the Business Fundamental Representations (i) unless and until the aggregate amount of such Losses (together with all losses of the type described in Section 8.2(a)(i)) exceeds the Deductible, in which event Seller shall be liable for all such Losses in excess of the Deductible, (ii) with respect to any individual item or series of related items where the Loss relating thereto is less than the De Minimis Claim Threshold and (iii) to the extent that the aggregate amount of such Losses (excluding any Losses counted towards the Deductible) exceeds [**]; provided, that Seller’s sole liability for such Losses in excess of the Cap Amount shall be offsets pursuant to Section 2.4(h)(i) and effecting deposits into escrow in respect of Open Claim Amounts pursuant to Section 2.4(h)(ii), and collection thereof to the extent applicable.
(d)Seller shall not have any liability pursuant to this Article VIII in respect of any Losses of the type described in Section 8.2(a)(ii) to the extent that the aggregate amount of such Losses exceeds the Transaction Consideration actually paid by or on behalf of Buyer or that is or subsequently becomes payable pursuant to this Agreement.
(e)Notwithstanding anything to the contrary herein, Seller shall have no liability pursuant to this Article VIII for any punitive damages, except to the extent actually awarded to a third party in connection with a Third-Party Claim.
(f)Any Loss for which a Buyer Indemnified Party is determined pursuant to a Final Determination to be entitled to indemnification pursuant to this Section 8.2 shall be satisfied, at the election of Buyer:

(i)effecting one or more offsets pursuant to Section 2.4(h)(i) and/or effecting one or more deposits into escrow in respect of Open Claim Amounts pursuant to Section 2.4(h)(ii);
(ii)by payment by wire transfer of immediately available funds from Seller to an account specified by the Buyer Indemnified Party no later than five Business Days following such Final Determination; or
(iii)any combination of the foregoing.
(g)For the avoidance of doubt, any amount that is being offset pursuant to Section 2.4(h) shall be subject to and taken into account in the computation of the Cap Amount and subject to the Deductible and De Minimis Claim Threshold.
8.3Indemnification by Buyer.
(a)Following the Closing and subject to the terms of this Agreement, Buyer shall indemnify, defend, hold harmless and reimburse Seller and each of Seller’s Affiliates (except to the extent acting in their capacity as a Representative of Buyer or any of its affiliates, if applicable) and their respective successors and permitted assigns, in their capacity as such (collectively, the “Seller Indemnified Parties”), for, from and against all Losses imposed on, incurred, suffered or asserted in connection with or arising out of:
(i)any inaccuracy in or breach of any Non-Fundamental Buyer Representation; it being understood that for purposes of this Section 8.3(a)(i) any qualifications relating to materiality (such as the terms “material”) contained in such representation or warranty shall be disregarded for purposes of determining whether such representation or warranty was inaccurate or breached as well as for purposes of calculating the quantity of such Losses;
(ii)any inaccuracy in or breach of any Buyer Fundamental Representation; it being understood that for purposes of this Section 8.3(a)(ii) any qualifications relating to materiality (such as the terms “material”) contained in such representation or warranty shall be disregarded for purposes of determining whether such representation or warranty was inaccurate or breached as well as for purposes of calculating the quantity of such Losses;
(iii)any breach of or failure of Buyer or the Company (following the Closing) to fully perform any covenant or obligation of Buyer or the Company (following the Closing) contained in this Agreement;
(iv)any of the Program Assets with respect to actions arising following the Closing; or
(v)the operation of the Company following the Closing.
(b)Buyer shall not have any liability pursuant to this Article VIII in respect of any Losses of the type described in Section 8.3(a)(i) to the extent that the aggregate amount of such Losses exceeds the Cap Amount, (ii) unless and until the aggregate amount of such Losses exceeds the Deductible, in which event Buyer shall be liable for all such Losses in excess of the Deductible, and (iii) with respect to any individual item where the Loss relating thereto is less than the De Minimis Claim Threshold.
(c)Buyer shall have no liability pursuant to this Article VIII for any punitive damages, except to the extent actually awarded to a third party in a Third Party Claim.
(d)Buyer shall not have any liability pursuant to this Article VIII in respect of any Losses of the type described in Section 8.3(a)(ii) to the extent that the aggregate amount of such Losses exceeds the Transaction Consideration payable by Buyer hereunder (as such amount may increase from time to time when Contingent Payments are earned).
(e)Any Loss for which a Seller Indemnified Party is determined pursuant to a Final Determination to be entitled to indemnification pursuant to this Section 8.3 shall be satisfied by payment by wire transfer of immediately available funds from Buyer to an account specified by the Seller Indemnified Party no later than five Business Days following such Final Determination.
8.4Claim Procedures.
(a)Except as set forth in Section 5.14 with respect to Tax Claims, in order for a Buyer Indemnified Party or a Seller Indemnified Party (any of them, an “Indemnified Party”) to duly make a valid claim under Section 8.2 or Section 8.3, the Indemnified Party must (promptly following the first date following the Closing Date on which such Indemnified Party has knowledge of facts, matters or circumstances from which it is reasonably apparent that such an occurrence is likely to have occurred) provide written notice to Seller (for claims made by Buyer Indemnified Parties) or to Buyer (for claims made by Seller Indemnified Parties) (the recipient of such notice, the “Indemnifying Party”), which notice shall set forth a description in reasonable detail of the occurrence(s) specified in Section 8.2 or Section 8.3 which the Indemnified Party alleges to have occurred, a description of the facts and circumstances giving rise to such occurrences, the estimated amount of Losses imposed, incurred, suffered or asserted in connection therewith or arising therefrom (to the extent then ascertainable), and a description of any other remedy sought in connection therewith, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto (a “Claim Notice”). The Indemnified Party shall cooperate with and provide to the Indemnifying Party such information under the Indemnified Party’s control as the Indemnifying Party may reasonably request for the purposes of determining the validity of the allegations made in the Claim Notice and shall keep the Indemnifying Party reasonably and promptly informed of factual and procedural developments (including additional information which may come under the Indemnified Party’s control) in connection therewith. The Indemnifying Party and the Indemnified Party shall use commercially reasonable efforts to avoid production of confidential information (consistent with applicable Law) to third parties and to cause all communications among employees, counsel and others representing any party to a Third-Party Claim to be made so as to preserve any applicable attorney-client or work product privileges.
(b)In the event the Claim Notice results from any Action asserted or threatened against the Indemnified Party by a third party (a “Third-Party Claim”):

(i)The Indemnified Party shall provide the Claim Notice to the Indemnifying Party not later than the fifth calendar day following the Indemnified Party’s receipt of the Third-Party Claim, and in any event not later than the 10th Business Day preceding the date by which an appearance is required to be made before a court, arbitrator or other tribunal or an answer or similar pleading is required to be filed in a litigation or other proceeding; provided that the failure to timely provide a Claim Notice shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that such failure has a material prejudicial effect on the defense or resolution of the Third-Party Claim.
(ii)During the period ending on the earlier of the 30th calendar day following the Indemnifying Party’s receipt of the Claim Notice and the 10th calendar day preceding the date on which an appearance is required to be made before a court, arbitrator or other tribunal or an answer or similar pleading is required to be filed in a litigation or other proceeding, the Indemnifying Party shall be entitled to notify the Indemnified Party of its election to assume and control the defense of the Third-Party Claim, unless the Claim Notice states that the Indemnified Party has determined in good faith that (A) the Third-Party Claim involves a criminal proceeding, Action, indictment, allegation or investigation; (B) the Third-Party Claim seeks an injunction or other equitable or non-monetary relief against the Indemnified Party or an Affiliate of the Indemnified Party; (C) the Losses sought in connection with such Third-Party Claim are claimed in good faith or are otherwise reasonably expected by Buyer to exceed the Cap Amount (or the unused portion thereof); (D) any insurer requires, as a condition to an Indemnified Party’s eligibility to recover insurance proceeds on account of such Third-Party Claim, that such insurer control the matter; (E) the Third-Party Claim involves any Significant Supplier which is also a current supplier of the Company at the time that such Third-Party Claim is asserted or threatened against the Indemnified Party; (F) a court of competent jurisdiction has ruled that the Indemnifying Party is not reasonably, diligently or in good faith conducting a defense of such Third-Party Claim; (G) the Third-Party Claim relates to Intellectual Property Rights held or used by the Indemnified Party; or (H) there is a reasonable probability that the Third-Party Claim may adversely affect the Indemnified Party or its Affiliates other than as a result of monetary damages.
(A)In the event that the Indemnifying Party is entitled to and duly and timely makes such election, such election shall constitute the Indemnifying Party’s conclusive acknowledgment that the Indemnified Party is entitled to be indemnified, defended, held harmless and reimbursed in accordance with this Article VIII for, from and against the Third-Party Claim, the Indemnifying Party shall defend the Indemnified Party by appropriate proceedings and shall have the sole power (as between the Indemnifying Party and the Indemnified Party and their respective Affiliates) to direct and control such defense and the settlement, arbitration, litigation and appellate strategy relating to the Third-Party Claim. The Indemnified Party shall be entitled but not obligated to participate in any such defense and to employ separate counsel of its choosing for such purpose; provided, that, if the Indemnified Party assumes the defense of a Third-Party Claim in accordance with the conditions and requirements of Section 8.4(b)(ii)(B) after the

Indemnifying Party has failed diligently to pursue a Third-Party Claim it has assumed, as provided in the first sentence of this Section 8.4(b)(ii)(A), the Indemnifying Party shall bear the reasonable and documented out-of-pocket costs and expenses of one additional counsel (in addition to, but only to the extent necessary, one local counsel) which shall represent all Indemnified Parties arising out of the same or similar set of circumstances in connection with such defense. If the Indemnifying Party shall control the defense of any such claim, the Indemnifying Party shall be entitled to settle such claims; provided, that the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle, compromise or cease to defend such Third-Party Claim if such settlement, compromise or cessation would result in: (I) any monetary liability of the Indemnified Party that will not be paid or reimbursed by the Indemnifying Party; (II) the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party or any of its Affiliates; (III) a finding or admission of a violation of Law or violation of the rights of any Person by the Indemnified Party or any of its Affiliates; (IV) a finding or admission that would have an adverse effect on other claims made or threatened against the Indemnified Party or any of its Affiliates; (V) any change to Intellectual Property Rights held or used by the Indemnified Party; or (VI) any non-monetary condition or obligation being imposed on any Indemnified Party or any of its Affiliates.
(B)If the Indemnifying Party (I) is not entitled to or does not duly and timely make such election, or (II) after timely making such election, fails to take reasonable steps to defend diligently the Third-Party Claim within 10 Business Days after its receipt of written notice from the Indemnified Party to the effect that the Indemnifying Party has so failed, the Indemnified Party shall be entitled but not obligated to assume and control such defense from the Indemnifying Party upon provision of written notice informing the Indemnifying Party of such election, whereupon the Indemnified Party and not the Indemnifying Party shall have the powers described in the first sentence of Section 8.4(b)(ii)(A); provided that the Indemnified Party’s right to be indemnified, defended, held harmless and reimbursed in respect of the Third-Party Claim shall not otherwise be affected by such election. Notwithstanding anything in the foregoing to the contrary, the Indemnifying Party shall have no liability with respect to a Third-Party Claim settled without its prior written consent (which shall not unreasonably be withheld, conditioned or delayed).
(iii)The Indemnified Party and the Indemnifying Party shall cooperate in order to ensure the proper and adequate investigation and defense of all Third-Party Claims, including by providing reasonable access to each other’s relevant business records, documents and employees, for purposes of investigation, document production, testimony and otherwise. The Indemnified Party and the Indemnifying Party shall keep each other fully and promptly informed with respect to the status of all Third-Party

Claims and shall deliver to each other copies of all material written notices and documents (including court papers) received by the other that relate to any Third-Party Claims. The Person controlling the defense of a Third-Party Claim shall in good faith allow the Indemnifying Party or Indemnified Party, as the case may be, to make comments to the materials filed or submitted in such defense, and shall consider such comments in good faith.
8.5Knowledge and Investigation. The right of any Indemnified Party to indemnification pursuant to this Article VIII shall not be affected by any investigation conducted or knowledge acquired (or capable of being acquired) at any time, whether before or after the Execution Date or the Closing, with respect to the accuracy of any representations or warranty, or performance of or compliance with any covenant or agreement hereunder. The waiver of any condition contained in this Agreement or in any other Transaction Document based on the breach of any such representation or warranty, or on the performance of or compliance with any such covenant or agreement, shall not affect the right of any Indemnified Party to indemnification pursuant to this Article VIII based on such representation, warranty, covenant or agreement.
8.6No Subrogation. Seller shall not make any claim for indemnification against the Company based on the fact that Seller was a controlling person, director, employee or agent of the Company (whether such claim is for Losses of any kind or otherwise and whether such claim is pursuant to Law, an Organizational Document, a Contract or otherwise) with respect to any claim for indemnification duly brought by a Buyer Indemnified Party under this Article VIII. Solely with respect to any claim for indemnification brought by a Buyer Indemnified Party under this Article VIII, Seller expressly waives any right of subrogation, contribution, advancement, indemnification or other claim against the Company with respect to such indemnification obligation to which Seller may become subject under or in connection with this Agreement.
8.7Fraud and Related Claims. Notwithstanding any provision of this Agreement to the contrary, nothing contained in this Agreement shall in any way limit, any Indemnified Party’s remedies with respect to, nor shall any of the limitations set forth in this Article VIII apply with respect to, claims of Fraud or intentional breach.
8.8Mitigation. Each Indemnified Party shall use commercially reasonable efforts to mitigate any Loss upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach which gives rise to the Loss.
8.9No Double Recovery. No Indemnified Party shall be entitled to recover more than once in respect of the same Loss (notwithstanding that such Loss may result from more than one of the occurrences specified in Section 8.2 or Section 8.3, as the case may be).
8.10Effect of Waiver of Condition. No Party’s right to indemnification pursuant to this Article VIII shall be adversely affected by its waiver of a condition to the Closing set forth in Article VI unless such Party makes clear by the terms of its waiver that it is foreclosing its right to indemnification with respect to all Losses in connection with or arising out of the facts and circumstances that are the subject of the waiver.

8.11Third Party Recovery, Insurance Recovery and Tax Benefits. Any calculation of Losses hereunder (i) shall be reduced by any amounts recovered by the Indemnified Party as a result of indemnification by third parties, and any insurance proceeds made available or actually received regarding such Losses, and (ii) shall be reduced by an amount equal to any Tax benefit to the Indemnified Party actually realized in the taxable year of the Loss as a result of such Loss, less reasonable expenses incurred to obtain such benefit. The Indemnified Party shall use commercially reasonable efforts to (y) seek recovery under all insurance policies and third-party payments covering any Losses (including seeking recovery to the same extent as it would if such Losses were not subject to indemnification hereunder). Subject to the preceding sentence, in the event that an insurance or other recovery is made or a Tax benefit is realized by any Indemnified Party with respect to any Loss for which such Indemnified Party has been already indemnified hereunder, then the Indemnified Party shall refund promptly to the Indemnifying Party the aggregate amount of the recovery or Tax benefit for which indemnification was previously paid (less reasonable expenses incurred to obtain such benefit).
8.12Characterization of Payments. All payments made by an Indemnifying Party to an Indemnified Party in respect of any claim pursuant to Section 8.2 or Section 8.3 shall be treated as adjustments to the consideration paid pursuant to the Transactions for Tax purposes.
8.13Remedies Cumulative. Subject to the limitations contained in this Article VIII and without limiting Section 8.14, the rights of each Indemnified Party under this Article VIII are cumulative, and each Indemnified Party shall have the right in any particular circumstance, in its sole discretion, to enforce any provision of this Article VIII without regard to the availability of a remedy under any other provision of this Article VIII.
8.14Exclusive Remedies and No Rights Against Nonparties.
(a)Following the Closing, no Party shall assert against any other Party any claim, cause of action, right or remedy, or any Action, relating to this Agreement, the Transactions or any document or instrument delivered in connection herewith or therewith, other than  as set forth in Section 2.4(f),  claims pursuant to this Article VIII,  claims that a Party committed Fraud in making any representation or warranty contained in Article III or Article IV, claims pursuant to Section 9.4(d) and  claims pursuant to the terms of any Transaction Document (other than this Agreement). Following the Closing, the claims and remedies specified in clauses (i) through (v) of the previous sentence shall constitute the Parties’ sole and exclusive rights and remedies available to the Indemnified Parties for any and all Losses or other claims relating to or arising out of this Agreement, the Transactions and any document or instrument delivered in connection herewith or therewith, and shall supersede all other rights and remedies available at law or in equity (including any right of rescission). Accordingly, effective as of the Closing, each Party hereby irrevocably waives and discharges, and releases each other Party, to the fullest extent permitted under applicable Law, from, all other claims, causes of action and Actions relating thereto. The obligations of the Parties set forth in Section 8.2 and Section 8.3 shall be conditioned upon the Closing having occurred.
(b)In addition to Section 8.14(a), this Agreement may only be enforced against, and any Action, right or remedy that may be based upon, arise out of or relate to this Agreement, any other Transaction Document or the Transactions, or the negotiation, execution or performance of this Agreement, may only be made against the Persons that are expressly identified as Parties in their capacities as parties to this Agreement, and no Party shall at any time assert against any Person (other than a Party) which is a director, officer, employee, shareholder, general or limited partner, member, manager, agent or Affiliate or Representative of another Party (each, a “Nonparty”), any claim, cause of action, right or remedy, or any Action, relating to this Agreement, any other Transaction Document, the Transactions or any document or instrument delivered in connection herewith or therewith. Each Party hereby waives and discharges any such claim, cause of action, right, remedy and Action, and releases (and agrees to execute and deliver any instrument necessary to effectuate the release of) each Nonparty therefrom. The provisions of this Section 8.14(b) are for the benefit of and shall be enforceable by each Nonparty, which is an intended third-party beneficiary of this Section 8.14(b) and Section 5.26 (Further Assurances) in connection herewith.
Article IX

MISCELLANEOUS AND GENERAL
9.1Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Buyer, Seller and the Company, or in the case of a waiver, by the Party granting the waiver. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law except as provided in Article VIII.
9.2Expenses. Except as otherwise provided in this Agreement and the Transaction Documents and whether or not the transactions contemplated by this Agreement and the Transaction Documents are consummated, all costs and expenses (including fees and expenses of counsel and financial advisors, if any) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses. For the avoidance of doubt, any Seller Transaction Expenses not included in the Funds Flow Memorandum shall remain the obligations of Seller after the Closing and shall constitute Excluded Liabilities.
9.3Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement. Counterparts may be delivered via electronic mail, including Portable Document Format (PDF) or any electronic signature complying with the U.S. Federal ESIGN Act of 2000, and any counterpart so delivered shall be deemed to be original signatures, shall be valid and binding upon the Parties, and, upon delivery, shall constitute due execution of this Agreement.
9.4GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE.
(a)This Agreement, and all Actions (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and enforced in accordance with, the Laws of the State of Delaware, including its statutes of limitations, without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction (whether of the State of Delaware or any other jurisdiction) would be required thereby.
(b)Each Party (i) agrees that it shall bring any Action in respect of any claim based upon, arising out of or relating to this Agreement or any Transaction Document or the transactions contemplated by this Agreement or any Transaction Document exclusively in the United Stated District Court for the District of Delaware or in the Chancery Court (the “Chosen Courts”) and solely in connection with claims arising under or relating to this Agreement or any of the Transaction Documents, (ii) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (iii) waives any objection to the laying of venue in any such Action in the Chosen Courts, (iv) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party hereto and (v) agrees that mailing of process or other papers in connection with any such Action in any manner as may be permitted by Law shall be valid and sufficient service thereof.
(c)EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HEREBY ACKNOWLEDGES AND CERTIFIES THAT(I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) IT MAKES THIS WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTION DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 9.4(C).
(d)Irreparable damage would occur in the event that any covenant herein were not to be performed in accordance with its terms. Accordingly, each Party shall be entitled to seek one or more injunctions to prevent any breach of covenant and to enforce specifically this Agreement in the Chosen Courts, in addition to any other remedy to which such Party may be entitled at law or in equity.
9.5Notices. All notices and other communications to be given or made hereunder shall be in writing and shall be deemed to have been duly given or made on the date of delivery to the recipient thereof if received prior to 5:00 p.m. in the place of delivery and such day is a Business Day (or otherwise on the next succeeding Business Day) if (a) served by personal delivery or by an internationally recognized overnight courier to the Person or entity for whom it is intended, (b) delivered by registered or certified mail, return receipt requested, or

(c) sent by email, as provided in this Section 9.5; provided that the email is confirmed orally or in writing by the recipient thereof (excluding out-of-office replies or other automatically generated responses) or is followed up within one Business Day after email by dispatch pursuant to one of the other methods described herein:
To Parent, Buyer or, after the Closing, the Company:
Biohaven Therapeutics Ltd.
215 Church Street
New Haven, CT  06510
Attention:    Warren Volles
Email:    warren.volles@biohavenpharma.com
With a copy to:
Sullivan & Cromwell LLP
1125 Broad Street
New York, NY  10004
Attention:    Scott B. Crofton
Email:    croftons@sullcrom.com
To Seller or, prior to the Closing, the Company:
Knopp Biosciences LLC
2100 Wharton Street, Suite 615
Pittsburgh, PA  15203
Attention:    Michael Bozik
Email:    michael.bozik@knoppbio.com
With a copy to:
K&L Gates LLP
210 Sixth Avenue
Pittsburgh, PA  15222
Attention:    David Lehman
    Oded Green
Email:    david.lehman@klgates.com
    oded.green@klgates.com
or to such other Person or addressees as may be designated in writing by the Party to receive such notice as provided above; provided, however, that copies shall be provided to outside counsel for convenience only, such copies shall not, in and of themselves, constitute notice and the failure to provide any such copy shall not alter the effectiveness of any notice or other communication otherwise duly made or given.
9.6Entire Agreement. This Agreement (including any exhibits or schedules hereto), the Transaction Documents and the Confidentiality Agreement constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the Parties, with respect to the subject matter hereof; provided, however, that each Party acknowledges and agrees that the Confidentiality Agreement shall automatically terminate and be of no further force or effect at and as of the Closing and this Agreement supersedes any provision to the contrary in the Confidentiality Agreement.
9.7No Third-Party Beneficiaries. Except as provided in Section 5.12 (Seller Release), Section 8.14 (Exclusive Remedies and No Rights Against Nonparties), and Section 9.13 (Conflicts; Privilege) only, there shall be no third-party beneficiaries of this Agreement, any Transaction Document or any exhibit, annex or schedule hereto or thereto, and none of them shall confer on any Person other than the parties hereto and thereto any claim, cause of action, right or remedy. For the avoidance of doubt, no member or securityholder of Seller shall have the right to enforce any obligations of Seller under this Agreement.
9.8Obligations of Buyer and the Company. Whenever this Agreement requires a Subsidiary of Buyer to take any action, such requirement shall be deemed to include an undertaking on the part of Buyer to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of Seller to take any action, such requirement shall be deemed to include an undertaking on the part of Seller to cause such Subsidiary to take such action.
9.9Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority of competent jurisdiction to be invalid, void or unenforceable, or the application of such provision, covenant or restriction to any Person or any circumstance is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision, covenant or restriction to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction and the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
9.10Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, legal representatives and permitted assigns. No Party to this Agreement may assign or transfer any of its rights or obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other Party, except that (a) Seller may transfer its rights to receive Net Sales Payments pursuant to Section 2.4(g)(ii) and (b) Buyer may assign any and all of its rights or obligations under this Agreement (i) in connection with a Qualified Transaction; (ii) to one or more wholly-owned Subsidiaries of Buyer; or (iii) by way of collateral assignment, its rights, benefits and remedies under this Agreement and the other Transaction Documents to any of its or its Affiliates’ senior creditors and/or other financing sources; provided, that in the case of clauses (ii) and (iii), no such assignment shall relieve Buyer of any of its obligations hereunder. Any permitted successor or assignee of rights or obligations hereunder (other than an assignee of Buyer pursuant to clause (b)(iii) above) shall, in a writing to the other Party, expressly assume such rights or obligations.

Any permitted assignment shall be binding on the successors of the assigning Party. Any purported assignment in violation of this Agreement is void.
9.11Fulfillment of Obligations. Any obligation of any Party to any other Party under this Agreement, or any Party under any of the Transaction Documents, which obligation is performed, satisfied or fulfilled completely by an Affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.
9.12Company Disclosure Letter. Any item disclosed in any particular part of the Company Disclosure Letter will be subject to the following terms and conditions: (a) no disclosure of any matter will create an implication that such matter meets any standard of materiality and (b) headings and introductory language have been inserted on the sections of the Company Disclosure Letter for convenience of reference only and will to no extent have the effect of amending or changing the express description of the sections as set forth in this Agreement. No modifications, qualifications, or exceptions to any representations or warranties disclosed on one section of the Company Disclosure Letter shall constitute a modification, qualification or exception to any other representations or warranties made in this Agreement unless it is reasonably apparent on its face or based on the facts of such disclosure that the disclosures on such section of the Company Disclosure Letter apply to such other representations and warranties. For convenience of reference, a section of the Company Disclosure Letter may include a cross reference to other sections of the Company Disclosure Letter, but such cross reference does not mean that where a cross reference is not included, such deemed disclosure is inapplicable, as long as such disclosure would, on its face, be reasonably applicable to such other sections. All exhibits attached to the Company Disclosure Letter shall be incorporated by reference. Any terms in this Agreement shall have the same meaning when used in the Company Disclosure Letter as when used in this Agreement, unless the context otherwise requires.
9.13Conflicts; Privilege. It is acknowledged by all of the Parties (including the Buyer) that the Seller and Company have retained K&L Gates LLP, DLA Piper, and Morgan, Lewis & Bockius LLP to act as their counsel in connection with the Transactions and that K&L Gates LLP, DLA Piper, and Morgan, Lewis & Bockius LLP have not acted as counsel for any other Person in connection with the Transactions and that no other party or Person has the status of a client of K&L Gates LLP, DLA Piper, and Morgan, Lewis & Bockius LLP for conflict of interest or any other purposes as a result thereof. The Buyer (on behalf of itself, as well as its Affiliates) hereby agrees that, in the event that a dispute arises between the Buyer or any of its Affiliates (including the Company after the Closing) and the Seller, or any of its respective Affiliates, DLA Piper and Morgan, Lewis & Bockius LLP may represent Seller or any such Affiliate in such dispute even though the interests of the Seller or such Affiliate may be directly adverse to the Buyer, the Company (after the Closing) or any of their respective Affiliates and even though DLA Piper and Morgan, Lewis & Bockius LLP may have represented the Seller and the Company in a matter substantially related to such dispute, and the Buyer hereby waives, on behalf of itself and each of its Affiliates (including the Company following the Closing), any conflict of interest in connection with such representation by DLA Piper and Morgan, Lewis & Bockius LLP. The Buyer (on behalf of itself and the Company (following the Closing)) agrees that, as to all communications, whether written or electronic, among K&L Gates LLP, DLA Piper, and Morgan, Lewis & Bockius LLP and the Seller or the Company, and all files, attorney notes, drafts or other documents, that relate in any way to the Transactions, this Agreement or the Transaction Documents, and that predate the Closing, the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege belong to the Seller and may be controlled by the Seller and shall not pass to or be claimed by the Buyer or the Company following the Closing. The Buyer agrees to take, and to cause its Affiliates (including the Company following the Closing), successors and assigns to take, all steps necessary to implement the intent of this Section 9.13.
9.14Parent Guaranty.
(a)Parent is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Parent has all requisite corporate power and authority and has taken all corporate or similar action necessary in order to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by Parent, and, when executed and delivered by Seller, the Company and the other parties hereto, will constitute a valid and binding agreement of Parent enforceable against Parent in accordance with its terms, subject to the Bankruptcy and Equity Exception.
(b)Parent hereby absolutely and unconditionally guarantees to the Seller and the Seller Indemnified Parties, as and to the extent due, the payment and performance of all obligations of Buyer to deliver the Transaction Consideration (including by issuing the Closing Consideration Shares and the Earn-Out Shares, if applicable) under this Agreement and the performance of the obligations set forth in Section 2.4(i)(iii) (collectively, the “Buyer Obligations”); provided, that this guarantee shall terminate automatically without any further action by any Person and be of no further force and effect upon the first to occur of (i) the closing of such Qualified Transaction, (ii) the consummation of a spin-off transaction by Parent or a sale of Buyer where such spun-off entity or Buyer, as applicable is a Qualified Purchaser (or the purchaser of Buyer is a Qualified Purchaser, subject such purchaser delivering a guarantee replacing the guarantee set forth in this Section 9.14(b)), or (iii) in the event of a Sale Transaction that does not constitute a Qualified Transaction or a transaction described in clause (ii) not involving a Qualified Purchaser, such time as the spun-off entity or transferee becomes a “Qualified Purchaser.”
(c)None of the Seller or any of the Seller Indemnified Parties shall be obligated to file any claim relating to the Buyer Obligations in the event that Buyer becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Seller or any of the Seller Indemnified Parties to so file shall not affect Parent’s obligations hereunder. In the event that any payment by or on behalf of Buyer to the Seller or any of the Seller Indemnified Parties in respect of any Buyer Obligations is rescinded or must otherwise be returned for any reason whatsoever, Parent shall remain liable hereunder with respect to such Buyer Obligations as if such payment had not been made. With respect to payment-related Buyer Obligations, this is an absolute, unconditional, present, primary and continuing guarantee of payment as and when due and not only of collectability. In accordance with this Section 9.14, one or more Actions may be brought and prosecuted by the Seller or any of the Seller Indemnified Parties in its sole discretion against Parent to enforce the provisions of this Section 9.14 for the full payment and/or performance of the Buyer Obligations, irrespective of whether any Action is brought against Buyer or any other Person or whether Buyer or any other Person is joined in any such Action.
(d)Notwithstanding anything to the contrary herein, in the event Parent or any of its successors or assigns (i) consolidates with or merges with any other Person and is not the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its assets to any Person, then, and in each such case, the Seller or any of the Seller Indemnified Parties may seek recourse, whether by the enforcement of any judgment or assessment by any legal or equitable proceeding or by virtue of any statute, regulation or other applicable Law, against such surviving entity or such Person (in either case, a “Parent Successor Entity”), as the case may be, but only to the extent of the unpaid or unperformed obligation or liability hereunder. As used herein, unless otherwise specified, the term “Parent” shall include Parent’s Parent Successor Entity.
(e)Parent agrees to perform the obligations of Parent set forth in Section 2.3(b), 2.4(e)(iii), 2.4(i)(iii) and 5.23.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

BIOHAVEN THERAPEUTICS LTD.

By:	/s/ Vlad Coric
Name: Vlad Coric
Title: President & CEO

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD., solely for the purpose of Section 9.14

By:	/s/ Vlad Coric
Name: Vlad Coric
Title: President & CEO

KNOPP BIOSCIENCES LLC

By:	/s/ Michael Bozik
Name: Michael Bozik
Title: President and CEO

CHANNEL BIOSCIENCES, LLC

By:	Knopp Biosciences LLC, its sole member

By:	/s/ Michael Bozik
Name: Michael Bozik
Title: President and CEO

[Signature Page to Membership Interest Purchase Agreement]